Exhibit 10.46

EXECUTION VERSION

JOINT OPERATING AGREEMENT

AMONG

GNPC EXPLORATION AND PRODUCTION COMPANY LIMITED

AND

CAMAC ENERGY GHANA LIMITED

AND

BASE ENERGY GHANA LIMITED

EFFECTIVE DATE

January 23, 2015

COVERING

THE EXPANDED SHALLOW WATER TANO BLOCK

(i)

ARTICLE 7 ‑ OPERATIONS BY FEWER THAN ALL PARTIES		28
7.1	Limitation on Applicability	28
7.2	Procedure to Propose Exclusive Operations	28
7.3	Responsibility for Exclusive Operations	29
7.4	Consequences of Exclusive Operations	29
7.5	Premium to Participate in Exclusive Operations	31
7.6	Order of Preference of Operations	32
7.7	Stand‑By Costs	33
7.8	Special Considerations Regarding Deepening and Sidetracking	33
7.9	Use of Property	33
7.10	Lost Production during Tie‑In of Exclusive Operation Facilities	34
7.11	Conduct of Exclusive Operations	34
ARTICLE 8 – DEFAULT		35
8.1	Default and Notice	35
8.2	Operating Committee Meetings, Data, and Entitlements	35
8.3	Allocation of Defaulted Amounts	36
8.4	Remedies	37
8.5	Survival	41
8.6	No Right of Set Off	42
ARTICLE 9 ‑ DISPOSITION OF PRODUCTION		42
9.1	Right and Obligation to Take in Kind	42
9.2	Disposition of Crude Oil	42
9.3	Disposition of Natural Gas	42
9.4	Production Forecasts	42
ARTICLE 10 ‑ DECOMMISSIONING AND ABANDONMENT		43
10.1	Decommissioning of Joint Facilities	43
10.2	Abandonment of Wells Drilled as Joint Operations	43
10.3	Decommissioning and Abandonment of Exclusive Operations	44
10.4	Provision for and Conduct of Decommissioning and Abandonment	44
ARTICLE 11 ‑ SURRENDER, EXTENSIONS AND RENEWALS		44
11.1	Surrender	44
11.2	Extension of the Term	44
ARTICLE 12 ‑ TRANSFER OF WORKING INTERESTS		45
12.1	Obligations	45
12.2	Transfer	45
12.3	Change in Control	47
ARTICLE 13 ‑ WITHDRAWAL FROM AGREEMENT		48
13.1	Right of Withdrawal	48
13.2	Partial or Complete Withdrawal	48
13.3	Rights of a Withdrawing Party	49
13.4	Obligations and Liabilities of a Withdrawing Party	49
13.5	Emergency	49
13.6	Assignment	49
13.7	Approvals	50
13.8	Security	50
13.9	Withdrawal or Abandonment by All Parties	50
ARTICLE 14 ‑ RELATIONSHIP OF PARTIES AND TAX		50
14.1	Relationship of Parties	50
14.2	Tax	50
14.3	United States Tax Election	50

(ii)

ARTICLE 15 ‑ VENTURE INFORMATION ‑ CONFIDENTIALITY ‑ INTELLECTUAL PROPERTY		51
15.1	Venture Information	51
15.2	Confidentiality	51
15.3	Intellectual Property	52
15.4	Continuing Obligations	52
15.5	Trades	52
ARTICLE 16 ‑ FORCE MAJEURE		53
ARTICLE 17 ‑ NOTICES		53
17.1	Form of Notices	53
17.2	Delivery of Notices	54
17.3	Change of Address	54
ARTICLE 18 ‑ APPLICABLE LAW ‑ DISPUTE RESOLUTION ‑ WAIVER OF SOVEREIGN IMMUNITY		54
18.1	Applicable Law	54
18.2	Dispute Resolution	54
18.3	Expert Determination	56
18.4	Waiver of Sovereign Immunity	56
ARTICLE 19 ‑ ALLOCATION OF COST AND PROFIT HYDROCARBONS		57
19.1	Allocation of Total Production	57
19.2	Allocation of Petroleum to Parties	57
19.3	Use of Estimates	57
19.4	Principles	57
ARTICLE 20 ‑ GENERAL PROVISIONS		57
20.1	Conduct of the Parties	57
20.2	Conflicts of Interest	58
20.3	Public Announcements	58
20.4	Successors and Assignees	59
20.5	Waiver	59
20.6	No Third Party Beneficiaries	59
20.7	Joint Preparation	59
20.8	Severance of Invalid Provisions	59
20.9	Counterpart Execution	59
20.10	Expenses	59
20.11	Entirety	59

EXHIBITS

Exhibit A	‑	Accounting Procedure

Exhibit B	‑	Decommissioning Procedures

Exhibit C	‑	Form of Certificate of Anti‑Bribery Compliance

(iii)

JOINT OPERATING AGREEMENT

THIS AGREEMENT is made as of the Effective Date by and among:

1.

GNPC Exploration and Production Company Limited, a limited liability company organized and existing under the laws of Ghana, and having its registered office at Petroleum House, Harbour Road, Tema, Ghana (“Explorco”);

2.

Camac Energy Ghana Limited, a limited liability company organized and existing under the laws of Ghana, and having its registered office at Oxford & Beaumont Nominees Limited, 54 Independence Avenue, 1st Floor Physicians & Surgeons Building, Near Ridge Roundabout, Accra (“Camac”); and

3.	Base Energy Ghana Limited, a limited liability company organized and existing under the laws of Ghana, and having its offices at No. 1 Alema Avenue, Airport Residential Area, Accra, Ghana (“Base”).

Explorco, Camac, Base and their respective successors and assignees (except as set forth herein) may sometimes individually be referred to as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Explorco, Camac and Base have entered into a Petroleum Agreement ratified by Parliament on 21st March 2014, with the Ghana National Petroleum Corporation and the Government of the Republic of Ghana covering a specified area commonly called the Expanded Shallow Water Tano (hereinafter called the “Contract”);

WHEREAS, the Parties desire to define their respective rights and obligations concerning operations and activities under the Contract;

WHEREAS, the Parties have decided to appoint Camac as the Operator in respect of the Joint Operations and Exclusive Operations as set out in this Agreement; and

WHEREAS, the Parties desire to define the rights and obligations of the Operator.

NOW, THEREFORE, in consideration of the premises set out above and the mutual covenants, agreements, and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1 ‑ DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

As used in this Agreement, the following capitalized terms shall have the meaning ascribed to them below:

Accounting Procedure means the rules, provisions, and conditions contained in Exhibit A.

Acquired Party means the Party subject to a Change in Control.

Acquirer means the Party or third party proposing to acquire Control in a Change in Control.

AFE means an authorization for expenditure under Article 6.8.

Affiliate shall have the meaning ascribed in the Contract.

Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal, or amendment agreed to in writing by the Parties.

Anti‑Bribery Laws and Obligations means:  (i) for all Parties the Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; and (ii) for each Party the laws relating to combating bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

Appraisal shall have the meaning ascribed in the Contract.

Appraisal Plan means the Appraisal Programme as such term is defined in the Contract.

Appraisal Well shall have the meaning ascribed in the Contract.

Business Day means a Day on which the banks in Accra, Ghana, New York (NY, U.S.A.) and London, England are customarily open for business (excluding Saturdays, Sundays and bank holidays).

Calendar Month means one of the twelve (12) calendar months of the Gregorian calendar commencing on the first Day of each calendar month.

Calendar Quarter means a period of three (3) consecutive Calendar Months commencing January 1 and ending March 31, commencing April 1 and ending June 30, commencing July 1 and ending September 30, or commencing October 1 and ending December 31.

Calendar Year means a period of twelve (12) consecutive Calendar Months, commencing January 1 and ending December 31.

Cash Call means any request for the Parties in accordance with this Agreement to advance their respective Working Interest shares of estimated cash requirements for the next Calendar Month’s Joint Operations in accordance with an approved Work Program and Budget.

Cash Transfer means a Transfer where the sole consideration, other than the assumption of obligations relating to the transferred Working Interest, is cash, cash equivalents, promissory notes, or retained interests (e.g., production payments) in the Working Interest being transferred.

Cash Value means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non‑cash deal) that reasonably should be allocated to the Working Interest subject to the proposed Transfer or Change in Control, based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

Change in Control means a direct or indirect change of Control of a Party (whether through merger, spin‑off, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Working Interest represents more than thirty‑five (35) percent of the aggregate market value of the assets of the Party and its Affiliates that are subject to the change in Control, excluding:

(a)	any change of Control of a Party solely and directly on account of a listing of the shares of such Party on a recognised stock exchange;
(b)

any change of Control of a Party solely on account of a change in ownership of a publicly listed direct or indirect parent company, if after such change in ownership, the original controlling shareholder retains twenty percent (20%) or more of the shareholding in such parent company;

(c)

any change of Control of a Party, if after such change, its original controlling parent company continues to retain, directly or indirectly, twenty percent (20%) or more of the shareholding in such Party;

(d)

any change of Control of a Party solely on account of a transfer of ownership from (i) one natural person to another natural person who is related within the fourth degree of consanguinity or within the second degree of affinity; or (ii) from a trust to any of its beneficiaries; and

(e)	any change of Control of a Party in which the majority of the members of the board of directors of the ultimate parent company does not change;

For the purposes of this definition, market value will be determined based upon the cash a willing buyer would pay a willing seller in an arm’s length transaction.

Code shall have the meaning ascribed in Article 14.3.A.

Commercial Discovery shall have the meaning ascribed in the Contract.

Completion means operations intended to complete a well through the Christmas tree as a producer of Petroleum in one or more Zones, including the setting of Production casing, perforating, stimulating the well and Production Testing conducted in such operation.  Complete and other derivatives shall be construed accordingly.

Consenting Party means a Party that agrees to participate in and pay its share of the cost of an Exclusive Operation.

Consequential Loss means any losses, damages, costs, or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations and/or activities carried out under this Agreement:  (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Petroleum; (iii) loss or deferment of income; (iv) punitive damages; or (v) indirect damages or losses whether or not similar to the foregoing.

Contract shall have the meaning ascribed in the Recitals to this Agreement.

Contract Area shall have the meaning ascribed in the Contract.

Contractor shall have the meaning ascribed in the Contract.

Control means the direct or indirect ownership of an aggregate fifty percent (50%) or more of voting capital or voting rights of or the entitlement (directly or indirectly) to appoint a majority of the directors or equivalent management body of, or the ability to direct the policies or operations of the other entity.

Cost Petroleum means the portion of the Total Available Production that is equal to the costs incurred by the Parties that are recoverable in accordance with the Accounting Procedure.

Crude Oil shall have the meaning ascribed in the Contract.

Day means a Gregorian calendar day unless otherwise specifically provided.

Decommissioning means all work required for the abandonment of Joint Property (or, as provided under Article 10.3, property of Exclusive Operations) in accordance with generally accepted practices of the international petroleum industry and applicable legal obligations, including, where required, plugging of wells, abandonment, disposal, demolition, removal and/or cleanup of facilities, and any necessary site remediation and restoration.

Decommissioning Costs means the costs of Decommissioning.

Decommissioning Response Deadline means as to each Party the thirtieth (30th) Day after receipt of Operator’s notice of Decommissioning under Article 10.1.A.

Deepening means an operation to drill a well to an objective Zone below the deepest Zone in which such well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper.  Deepen and other derivatives shall be construed accordingly.

Default Amount means the amount of the Defaulting Party’s share of Joint Account charges that the Defaulting Party has failed to pay when due under this Agreement.

Defaulting Party shall have the meaning ascribed in Article 8.1.A.

Default Notice means the notice of default given to a Defaulting Party.

Default Period means the period beginning on the fifth (5th) Business Day after the date that the Default Notice is received under Article 8.1 and ending when the Defaulting Party has remedied its default in full by paying the Total Amount in Default.

Default Rate means interest compounded on a monthly basis, at LIBOR plus four (4) percentage points, applicable on the first Business Day before the due date of payment and afterwards on the first Business Day of each succeeding Calendar Month.  If the resulting rate is contrary to applicable usury law, then the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

Delivery Point shall have the meaning ascribed in the Contract.

Development or Development Operations shall have the meaning ascribed in the Contract.

Development and Production Area shall have the meaning ascribed in the Contract.

Development Plan shall have the meaning ascribed in the Contract.

Development Well shall have the meaning ascribed in the Contract.

Disagreeing Party shall have the meaning ascribed in Article 12.2.E.4.

Discovery shall have the meaning ascribed in the Contract.

Dispute means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability, breach, or termination of this Agreement.

Effective Date means the date this Agreement comes into effect as stated in Article 2.

Encumbrance means with respect to any interest or asset, a mortgage, lien, pledge, charge, or other burden.

Entitlement means that quantity of Petroleum (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to own, take in kind, and dispose of under this Agreement and the Contract, as such right and obligation may be modified by any lifting, balancing, sales and other agreements entered into under Article 9.

Environmental Loss means any losses, damages, costs, or liabilities (other than Consequential Loss) caused by a discharge of Petroleum, pollutants, or other contaminants into or onto any medium (including land, surface water, ground water and/or air) relating to this Agreement or the operations carried out under this Agreement, including:  (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties, or other assessments.

Exclusive Operation means those operations and activities carried out under this Agreement, the costs of which are chargeable to the account of fewer than all the Parties.

Exclusive Well means a well drilled as an Exclusive Operation.

Exploration Costs shall have the meaning ascribed in the Contract.

Exploration or Exploration Operations shall have the meaning ascribed in the Contract.

Exploration Period shall have the meaning ascribed in the Contract.

Exploration Well shall have the meaning ascribed in the Contract.

Force Majeure shall have the meaning ascribed in the Contract.

G & G Data means only geological, geophysical, geochemical and, other similar data and information that is not obtained through a well bore.

Ghana shall have the meaning ascribed in the Contract.

GNPC shall mean the Ghana National Petroleum Corporation and any of its successors as party to the Contract.

Government means the government of the Republic of Ghana and any political subdivision, agency or instrumentality of such government and specifically excluding GNPC and Explorco.

Gross Negligence shall have the meaning ascribed in the Contract.

HSE means Health, Safety, and the Environment.

HSE Plan means policies and processes (including a plan of environmental works) for management of HSE matters implemented for the purpose of complying with applicable HSE Laws and the provisions of the Contract, including article 17 thereof, in a manner consistent with standards and procedures generally accepted in the international petroleum industry.

IMT shall have the meaning ascribed in Article 4.2.B.

Joint Account means the accounts maintained by Operator under this Agreement and the Accounting Procedure to record costs, receipts, and credits of Joint Operations.

Joint Management Committee shall have the meaning ascribed in the Contract.

Joint Operations means the operations and activities within the scope of the Contract and this Agreement (or whose purpose at the time undertaken was within the scope of the Contract and this Agreement) conducted by Operator on behalf of the Parties.

Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds, and property (other than Petroleum) held for use in Joint Operations.

Laws mean those laws, statutes, rules, and regulations of the Republic of Ghana as in effect from time to time and governing the Contract.

LIBOR means the one month London interbank offered rate for US dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal.

Lien Holder shall have the meaning ascribed in Article 12.2.D.

Minimum Work Obligations mean those work and/or expenditure obligations specified in the Contract that must be performed in the then current period or phase of the Contract in order to satisfy the obligations of the Contract.

Minister means the Minister for Energy and Petroleum.

Natural Gas shall have the meaning ascribed in the Contract.

Non‑Consenting Party means each Party who elects not to participate in an Exclusive Operation.

Non‑Operator means each Party to this Agreement other than Operator.

Notice of Dispute shall have the meaning ascribed in Article 18.2.A.

Operating Committee means the committee established under Article 5.

Operator means the Party designated in Article 4.1 with respect to Joint Operations and Exclusive Operations or in Article 7.11.F with respect to Exclusive Obligations.

Operator Indemnitee means any of the Operator, its Affiliates, or their respective directors, officers, employees and Secondees.  Operator Indemnitees means all of them.

Original Party means any of the original signatories to this Agreement.  Original Parties means all of them.

Participating Interest shall have the meaning ascribed in the Contract.

Party and Parties shall have the meaning ascribed in the preamble to this Agreement.

Petroleum shall have the meaning ascribed in the Contract.

Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

Production or Production Operations shall have the meaning ascribed in the Contract.

Production Forecast shall have the meaning ascribed in Article 9.4.A.

Production Period means any periods during which the Production and removal of Petroleum is permitted under the Contract.

Profit Petroleum means the Total Available Production less the Cost Petroleum.

Public Official means (i) any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise); (ii) any person acting in an official capacity for or on behalf of (a) any government, ministry, body, department, agency, instrumentality or part of any of them, or (b) any public international organization, or (c) any political party or political party official or candidate for office.

Recompletion means an operation whereby a Completion in a Zone (or part of a Zone) is abandoned in order to attempt a Completion in a different Zone (or different part of a Zone) within the existing wellbore. Recomplete and other derivatives shall be construed accordingly.

Reserve Fund shall have the meaning ascribed in Article 8.4.C.

Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve Production in a Zone (or part of a Zone) that is currently open to Production in the wellbore.  Such operations include well stimulation operations, but exclude any routine repair or maintenance work, drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.  Rework and other derivatives shall be construed accordingly.

Rules shall have the meaning ascribed in Article 18.2.C.1.

Secondee means an employee of a Party or its Affiliate who is seconded to the Operator to work in the Operator’s organisational structure under a Secondment agreement between the Operator and the Party or its Affiliate supplying the secondee(s).

Secondment means the placement, under Article 4.12 of an employee of a Non‑Operator or its Affiliate in Operator’s organization to provide services under a Secondment agreement between Operator and such Non‑Operator or its Affiliates.

Security means (i) an irrevocable standby letter of credit or irrevocable commercial bank guarantee issued by a bank; (ii) an on‑demand bond issued by a surety corporation; (iii) an irrevocable guarantee issued by a corporation or government; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided that the bank, surety, corporation or government issuing the guarantee, standby letter of credit, bond, or other security (as applicable) has a credit rating of BBB/Baa2 or above.

Senior Executive shall have the meaning ascribed in Article 18.2.B.

Senior Supervisory Personnel means with respect to a Party, any director or officer of such Party, and any individual who functions for such Party or one of its Affiliates at a management level equivalent or superior to any individual functioning as such Party’s senior manager(s) who has authority over the Party’s conduct of Joint Operation or Exclusive Operations sufficient to direct the manner in which such operations and activities are conducted, but excluding all individuals functioning at a level below such functional manager.

Sidetracking means the directional control and intentional deviation of a well bore to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.

Testing means an operation conducted in the well bore that is intended to evaluate the capacity of a Zone to produce Petroleum. Test and other derivatives shall be construed accordingly.

Total Amount in Default means the sum of:  (i) the Default Amount and (ii) the third‑party costs of obtaining and maintaining a Security in respect of the Default Amount held by the non‑defaulting Parties, or the funds paid by the Parties to allow Operator to obtain or maintain Security in respect of the Default Amount, under Article 8; plus (iii) interest at the Default Rate accrued on the amount calculated under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount calculated under (ii) from the date this amount is incurred by the non‑defaulting Parties until paid in full by the Defaulting Party.

Total Available Production has the meaning such term is given in Article 19.1.A.

Transfer means any sale, assignment, novation, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Working Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement (excluding any direct or indirect Change in Control of a Party).

Urgent Operational Matters means decisions on matters involving the use of a drilling rig, vessel or other equipment (not normally maintained in the Contract Area) that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination.

Venture Information shall have the meaning ascribed in Article 15.1.A.

Wholly Owned Affiliate means, with respect to an Affiliate of any Party, ownership directly or indirectly of one hundred percent (100%) of the equity interest or voting rights in such Affiliate by such Party.

Work Programme means the Work Programme as such term is defined in the Contract.

Work Programme and Budget means the Work Programme and corresponding Budget as described and approved under Article 6.

Working Interest means each Party’s undivided share as set out in Article 3.2.A (expressed as a percentage to two (2) decimal places of the total shares of all Parties) in:  (a) the rights, interests, obligations, and liabilities of the Parties derived from this Agreement; and (b) the Contractor’s Participating Interest under the Contract.

Zone means a stratum of earth containing or thought to contain an accumulation of Petroleum separately producible from any other accumulation of Petroleum.

1.2	Interpretation
1.2.A

Title and Headings.  The title and topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

1.2.B	Derivatives. A capitalized derivative or other variation of a defined term will have a corresponding meaning and be construed accordingly.
1.2.C	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.
1.2.D	Gender. Reference to any gender includes a reference to all other genders.

1.2.E	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.
1.2.F	Conflicts. If the provisions in the body of this Agreement conflict with the provisions in any Exhibit, the provisions in the body of this Agreement shall prevail.
1.2.G

Include.  The terms “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

1.2.H

Changes. A reference to an agreement, law, statute, decree, regulation or other legal instrument, shall be construed as a reference to such agreement, law, statute, decree, regulation or other legal instrument, as the same may be amended, varied, supplemented, novated, assigned or re-enacted from time to time.

ARTICLE 2 ‑ TERM AND TERMINATION

2.1	Term
2.1.A	This Agreement shall be effective as of the Effective Date of the Contract and shall continue in effect until:
2.1.A.1	the Contract terminates or expires;
2.1.A.2	all materials, equipment and property acquired for or used in connection with Joint Operations or Exclusive Operations (if any) have been disposed of or removed; and
2.1.A.3	final settlement (including settlement of any financial audit carried out under the Accounting Procedure) has been made.
2.1.B	Despite Article 2.1.A:
2.1.B.1	Article 10 shall remain in effect until all Decommissioning obligations under the Contract and applicable Laws have been satisfied;
2.1.B.2

the liability and payment obligations under Articles 3.3.B and 3.3.C, Article 4.4, Article 8, Article 15.2, Article 18, and the indemnity obligations under Article 4.5.B, 7.3.A, 7.9.E, 10.1.C, 10.2.E.2, 14.2 and 20.1.C shall remain in effect until all obligations have been extinguished and all Disputes have been resolved; and

2.1.B.3	Article 1, Article 4.5.A, Article 8, Article 15.2, Article 16, Article 17, Article 18 and Article 20 shall survive and remain in effect after termination or expiration of this Agreement.
2.1.C

Termination or expiration of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement that have vested, matured, or accrued before such termination.

ARTICLE 3 ‑ SCOPE

3.1	Scope
3.1.A

The purpose of this Agreement is to establish the respective rights and obligations of the Parties concerning operations and activities under the Contract, including the joint exploration, appraisal, development and Production of Petroleum from the Contract Area (including treatment, storage, and handling of produced Petroleum upstream of the Delivery Point), the determination of Entitlements at the Delivery Point, Decommissioning, the rights and obligations of the Parties concerning operations of the Operator, the designation of Camac as the Operator subject to the terms of the Agreement, to conduct Joint Operations and Exclusive Operations in implementing the Contract on behalf of the Parties in accordance with this Agreement and the Contract, and the rights and obligations of the Operator and such other matters as are set forth herein.

3.1.B

Without limiting the generality of Article 3.1.A, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement:

3.1.B.1	Construction, operation, ownership, maintenance, repair, and removal of facilities downstream from the Delivery Point;
3.1.B.2	Transportation of the Parties’ Entitlements downstream from the Delivery Point;
3.1.B.3	Marketing and sales of Petroleum, except as expressly provided in Article 7.11.E, Article 8.4 and Article 9;

3.1.B.4

Acquisition of rights to explore for, appraise, develop or produce Petroleum outside of the Contract Area (other than through unitization with an adjoining contract area under the Contract or Laws); and

3.1.B.5	Exploration, appraisal, development, or Production of minerals other than Petroleum, whether inside or outside the Contract Area.
3.2	Working Interest
3.2.A	The Working Interests of the Parties as of the Effective Date are:

Parties	Working Interest
Camac	Sixty Percent (60%)
Explorco	Twenty five Percent (25%)
Base	Fifteen Percent (15%)

If a Party Transfers all or part of its Working Interest under the provisions of this Agreement, (a) the Working Interests of the Parties shall be revised accordingly and (b) the Transferee shall execute a deed of adherence to the terms of this Agreement (agreeing to adhere to the terms of this Agreement as a Party) in respect of the Working Interest transferred.

3.2.B

The Parties recognize the rights of GNPC under articles 2.4 and 2.5 of the Contract, pursuant to which GNPC has an Initial Interest (as defined in the Contract) and an option to acquire an Additional Interest (as defined in the Contract) in respect of each Development and Production Area, which Initial Interest shall define and any such Additional Interest shall proportionately reduce the Contractor’s Participating Interest under the Contract.

3.3	Ownership, Obligations and Liabilities
3.3.A

Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, to all Joint Property, and any Petroleum produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in proportion to their respective Working Interests.

3.3.B

Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all costs and liabilities incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits (to the Joint Account or otherwise) shall be shared by the Parties, as among themselves in proportion to their respective Working Interests.  For this purpose, credits shall include all amounts due or received from GNPC pursuant to the Contract (including Article 2).

3.3.C

Unless otherwise provided under this Agreement each Party shall pay when due, in accordance with the Accounting Procedure, its Working Interest share of Joint Account charges, including Cash Calls and interest, accrued under this Agreement; provided, however, that a Party’s payment of any charge under this Agreement shall not prejudice its right to later contest the charge.

ARTICLE 4 ‑ OPERATOR

4.1	Designation of Operator
4.1.A

Subject to the terms of this Agreement, the Parties hereby designate Camac as Operator in respect of all activities relating to the Contract Area and Camac, accepts the rights, duties, and obligations of Operator, and agrees to act as such in accordance with this Agreement.

4.2	Rights and Duties of Operator
4.2.A

Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions, and duties of Operator under the Contract and this Agreement, shall have exclusive charge of Joint Operations, and shall conduct all Joint Operations.  Subject to the terms and conditions of this Agreement, Operator may employ independent contractors and agents, including Affiliates of Operator, Parties, or Affiliates of Parties, in such Joint Operations.

4.2.B

Without prejudice to the forgoing, the Operator shall, within 30 Days of the date on which the Contractor informs the Minister that a Discovery in the opinion of Contractor is a Commercial Discovery, establish an Integrated Management Team (“IMT”) with respect to Development Operations carried out in connection with that Commercial Discovery.  Without prejudice to the rights and obligations of Operator hereunder, the IMT shall oversee and supervise the day to day management of Development Operations and Operator shall be responsible as lead in the functioning of the IMT.  Each of Explorco, Camac and Base shall have the right to nominate qualified personnel to fill positions in the IMT.  Positions allocated to Explorco and Base shall be of appropriate influence and seniority to reflect their role in the conduct of the Development Operations.

4.2.C	In the conduct of Joint Operations, Operator shall:
4.2.C.1

Perform Joint Operations in accordance with the Contract, the Laws, and this Agreement, and consistent with approved Work Programs and Budgets (and if applicable approved AFEs), and the decisions of the Operating Committee not in conflict with this Agreement;

4.2.C.2

Conduct Joint Operations in a diligent, safe, and efficient manner in accordance with good and prudent petroleum industry practices, the Contract, the HSE Plan and field conservation principles generally followed by the international petroleum industry under similar circumstances;

4.2.C.3

Employ, engage or second sufficient personnel at all times to ensure performance and completion of the Joint Operations in accordance with good and prudent practices generally followed by the international petroleum industry under similar circumstances;

4.2.C.4

Ensure all personnel involved in operations arising under this Agreement shall be competent, properly skilled, qualified and experienced for the work they are required to perform in accordance with good and prudent practices generally followed by the international petroleum industry;

4.2.C.5	Verify the qualifications of all personnel involved in operations arising under this Agreement for the purposes of its undertaking in Article 4.2.C.4 above;
4.2.C.6

Exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices generally followed by the international petroleum industry under similar circumstances;

4.2.C.7	Charge to the Joint Account in accordance with this Agreement and the Accounting Procedure any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations;
4.2.C.8

Subject to Article 4.5 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator; provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

4.2.C.9

Perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee in a timely manner proposed Work Programmes and Budget (and, if applicable, AFEs), as provided in Article 6;

4.2.C.10	Acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;
4.2.C.11

Upon receipt of reasonable advance notice, permit representatives of any Party to have at all reasonable times during normal business hours and at such Party’s own risk and cost reasonable access to Joint Operations, to observe Joint Operations, to inspect Joint Property, to conduct HSE audits, and to conduct financial audits and to observe taking of inventory as provided in the Accounting Procedure;

4.2.C.12

Maintain the Contract in full force and effect consistent with good and prudent petroleum industry practices generally followed by the international petroleum industry under similar circumstances.  Operator shall timely pay and discharge all costs and liabilities incurred in connection with Joint Operations and use its reasonable endeavours to keep the Joint Property free from all liens, charges, and Encumbrances arising out of Joint Operations;

4.2.C.13

Pay in cash, and/or make available in kind, to the Government from the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws, all periodic payments, royalties, any domestic supply obligations, taxes, fees and other payments relating to Joint Operations but excluding any taxes measured by the incomes of the Parties;

4.2.C.14

Carry out the obligations of Operator under the Contract, including preparing and furnishing such reports, records and information as may be required under the Contract, subject to obtaining any approvals required by the Operating Committee hereunder;

4.2.C.15

Have, in accordance with the decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. Operator shall promptly notify the Parties of the time, place, and agenda of such meetings.  Subject to the Contract and any necessary Government approvals, the Parties shall have the right to attend any meetings with the Government with respect to such matters, but only as observers.  Nothing contained in this Agreement shall restrict any Party from discussing with the Government with respect to any matter peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the other Parties, if possible before, and in any event promptly after, such discussions; provided that such Party has no duty to divulge to the other Parties any proprietary information involved in such discussions or any matters not affecting the other Parties;

4.2.C.16	Subject to article 9.3 and article 14 of the Contract and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;
4.2.C.17

In case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel):  (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) promptly report to the Parties the details of such event and any measures Operator has taken or plans to take in response thereto;

4.2.C.18

Establish and implement under Article 6.6 an HSE Plan, which complies with the Contract, Laws relating to HSE, this Agreement, generally accepted practices of the international petroleum industry and decisions of the Operating Committee;

4.2.C.19	Establish and implement anti‑bribery and anti‑corruption policies and procedures consistent with Article 20.1;
4.2.C.20	Timely notify the Parties of any delay which may result in an inability to comply with the timing of activities set forth in the Contract and/or this Agreement;
4.2.C.21	Timely notify the Parties of any event or series of events which may materially affect the rights and/or obligations of the Parties, including any event of Force Majeure;
4.2.C.22	Provide the Parties with economic projections and statements (based upon assumptions proposed to and approved by the Operating Committee);
4.2.C.23	Prepare training and development plans for Ghanaian personnel and provide any such plans to the Operating Committee for approval;
4.2.C.24

Prior to appointing or engaging any independent contractor conduct appropriate and proportionate due diligence concerning relevant criteria, including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements; and

4.2.C.25	Include in its contracts with independent contractors and Affiliates of Operator, and to the extent practical and lawful, provisions that:
(a)	Establish that such contractors can only enforce their contracts only against Operator;
(b)

Permit Operator, on behalf of itself and the Parties, to enforce contractual warranties and indemnities against such contractors and their sub‑contractors, and to recover from such contractors and sub‑contractors losses and damages suffered by the Parties that are recoverable under their contracts;

(c)	Require such contractors to obtain and maintain insurance required by Article 4.6.F;
(d)

Require such contractors to comply with applicable Laws, including registration to do business, immigration, import/export, local preference, national content, tax withholding and payment, and the HSE Plan; and

(e)	Require such contractors to establish and implement reasonable and proportionate anti‑bribery and anti‑corruption programs consistent with the undertakings contemplated by Article 20.1.

4.3	Information Supplied by Operator
4.3.A

Subject to Article 15.3, Operator shall provide the Government in a timely manner with such data and reports as are required to be provided to the Government under the Laws and as are required to be provided to the Government and GNPC under the Contract, and provide the Parties in a timely manner with copies of the following information, data and reports relating to Joint Operations (to the extent to be charged to the Joint Account) in digitized format and if not available then in hard‑copy as they are currently produced or compiled from Joint Operations:

4.3.A.1	All logs, and surveys;
4.3.A.2	Proposed well design and any revisions for each well;
4.3.A.3	Daily drilling reports;
4.3.A.4	All Tests and core data and analysis reports;
4.3.A.5	Final well recap report;
4.3.A.6	Plugging reports;
4.3.A.7	Seismic sections and if applicable shot point location maps;
4.3.A.8	Final, and if requested by any Party intermediate, geological and geophysical maps, interpretations and reports;
4.3.A.9

Engineering studies, and quarterly and annual progress reports on Development Operations, which progress reports shall at least set out the then current development schedule, the status of each such Development Operation from inception to date, its cumulative costs to date and the cumulative commitments undertaken;

4.3.A.10	Weekly Production summary and production activity reports, and monthly reports on well, reservoir, field and infrastructure performance;
4.3.A.11

Reservoir studies, annual reserve estimates, and annual forecasts of production capability, infrastructure capacity, and scheduled outages, provided that Operator makes no representations about the accuracy of its identification of reserves and that each Non-Operator retains full responsibility for making its own assessment of reserves for internal and reporting purposes;

4.3.A.12

Before filing with the Government, copies of all material reports relating to Joint Operations or the Contract required, or anticipated, to be furnished by Operator to the Government, and copies of such reports as filed;

4.3.A.13	As reasonably requested by a Party, other material studies and reports relating to Joint Operations;
4.3.A.14	Data, reports, forecasts and schedules under agreements provided for in Article 9;
4.3.A.15	Copies of accounting information and reports to be furnished under Article 6.8 and the Accounting Procedure;
4.3.A.16	Monthly and annual HSE key performance data and reports;
4.3.A.17

Such additional information as a Party may reasonably request; provided that the preparation of such information will not unduly burden Operator’s administrative and technical personnel, that the requesting Party pay the costs of preparation of such information, and that only the Party who pay such costs will receive such additional information; and

4.3.A.18	Other reports as directed by the Operating Committee.
4.3.B

Operator shall give each Party access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Parties under Article 4.3.A) acquired in the conduct of Joint Operations and for which a Party may reasonably request.  Any Party may make copies of such other data at its sole expense.

4.4	Settlement of Claims and Lawsuits
4.4.A

Operator shall promptly notify the Parties of any material claims asserted against the Operator and/or any of the other Parties that relate in any way to Joint Operations or suits instituted against the Operator and/or any of the other Parties that relate in any way to Joint Operations.  Operator shall represent the Parties and defend or oppose the claim or suit.  Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of five hundred thousand U.S. dollars ($500,000) exclusive of legal fees.  Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above‑stated amount.  Without prejudice to the foregoing, each Party shall have the right to be represented by its own counsel at its own expense in the settlement, compromise, or defense of such claims or suits.

4.4.B

Any Party shall promptly notify the other Parties of any claim made against such Party by a third party that arises out of or may affect the Joint Operations, and (except in the case of a claim by the Republic of Ghana against any of the Parties with respect to the obligations of a Party that are solely several (and not joint or “joint and several”) under the Contract) such Party shall take account of any opinions given by the Operating Committee in defending or settling the same.  Those costs, expenses and damages that are incurred under such defense or settlement, and that are attributable to Joint Operations shall be reimbursed by the Operator to such Party and charged to the Joint Account.  Costs, expenses and damages arising in respect of a claim by the Republic of Ghana against any of the Parties with respect to the several obligations of a Party under the Contract, including article 26.5(b) of the Contract shall not be for the Joint Account.

4.4.C

Operator shall promptly notify the Parties if Operator considers that a claim or suit (including any arbitral action) should be instituted or made by Operator against any third Person if such claim or suit relates in any way to the Joint Operations where the total amount of any such claim or suit or any related series of claims or suits are estimated to exceed the equivalent of five hundred thousand U.S. dollars ($500,000) exclusive of legal fees.  Subject to Article 4.4.D below, Operator alone (absent a decision of the Operating Committee to the contrary) shall have the authority to prosecute or settle any claim or suit relating in any way to the Joint Operations (other than as between the Parties); provided that the prior approval of the Operating Committee shall be required where such claims exceed the equivalent of five hundred thousand U.S. dollars ($500,000) exclusive of legal fees and prior to the institution of any lawsuit or arbitration.  Those costs, expenses and damages, incurred pursuant to such an initiated claim or suit shall be for the Joint Account.

4.4.D

Despite Article 4.5.A, Article 4.5.B and Article 4.5.C, each Party shall have the right to participate in any such suit, prosecution, defense, or settlement conducted under Article 4.5.A, Article 4.5.B and 4.5.C, at its sole cost and expense; provided that no Party may settle its Working Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.5	Limitation on Liability of Operator
4.5.A

Except as set out in Articles 4.5.D, neither Operator nor any other Operator Indemnitee shall bear (except as a Party to the extent of its Working Interest share) any damage, loss, cost, or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Operator Indemnitees are hereby released from liability to Non‑Operators for any and all damages, losses, costs, and liabilities arising out of, incident to, or resulting from such performance or failure to perform, even though caused in whole or in part by a pre‑existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence, willful misconduct, strict liability or other legal fault of Operator (or any other Operator Indemnitee).

4.5.B

Except as set out in Articles 4.5.D, the Parties shall (in proportion to their Working Interests) defend and indemnify Operator Indemnitees from any damages, losses, costs (including reasonable legal costs and attorneys’ fees), and liabilities incident to claims, demands, or causes of action brought by or for any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre‑existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence, willful misconduct, strict liability or other legal fault of Operator (or any other Operator Indemnitee).

4.5.C

Nothing in this Article 4.5 shall be deemed to relieve Operator from its obligation to perform its duties and functions under this Agreement, or from its Working Interest share of any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations.

4.5.D

Despite Article 4.5.A, 4.5.B or 4.5.C, if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence that proximately causes the Parties to incur damage, loss, cost, or liability for claims, demands or causes of action referred to in Article 4.5.A or 4.5.B, then, in addition to its Working Interest share, Operator shall bear only the actual damage, loss, cost, and liability to repair, replace and/or remove Joint Property so damaged or lost, if any.

Despite the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Working Interest) or any other Operator Indemnitee bear any Consequential Loss or Environmental Loss.

4.6	Insurance Obtained by Operator
4.6.A

Operator shall procure and maintain, or shall cause to be procured and maintained, for itself and the Parties the types and amounts of insurance required by the Contract or the Laws with respect to Joint Operations.

4.6.B

Operator shall procure and maintain, or shall cause to be procured and maintained, any additional insurance, at reasonable rates, as the Operating Committee may require.  If such additional insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Operating Committee so that the Operating Committee may reconsider such requirement for additional insurance.

4.6.C	Subject to the Contract and the Laws, any Party may elect not to participate in the insurance to be procured under Article 4.6.B; provided such Party:
4.6.C.1	Promptly notifies Operator to that effect;
4.6.C.2	Does not interfere with Operator’s negotiations for such insurance;
4.6.C.3

Provides to Operator before the relevant operations begin (and at least annually during the continuance of such operations) a current certificate of adequate coverage, or other evidence of financial responsibility that fully covers such Party’s Working Interest share of the risks that would be covered by the insurance to be procured under Article 4.6.B, as applicable, and that the Operating Committee determines to be acceptable.  No such determination of acceptability shall in any way absolve a Party from its obligation to meet each Cash Call or billing (except, under Article 4.6.D, regarding the costs of the insurance policy in which such Party has elected not to participate) including any Cash Call or billing with respect to damages and losses and/or the costs of remedying the same under this Agreement, the Contract and the Laws.  If such non‑participating Party obtains other insurance, such insurance shall (i) contain a waiver of subrogation in favor of all the other Parties, Operator and their insurers but only with respect to their interests under this Agreement; (ii) provide that thirty (30) Days written notice be given to Operator before any material change in, or cancellation of, such insurance policy; (iii) be primary to, and receive no contribution from, any other insurance maintained by, or for, or benefiting Operator or the other Parties; and (iv) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

4.6.C.4	Is responsible for all deductibles, coinsurance payments, self‑insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.
4.6.D

The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which fewer than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Working Interests.  Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

4.6.E	Operator shall, with respect to all insurance obtained under this Article 4.6:
4.6.E.1

Use reasonable endeavors to procure or cause to be procured, such insurance before the relevant operations begin, and maintain or cause to be maintained, such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws;

4.6.E.2	Promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when issued;
4.6.E.3

Arrange for the participating Parties, according to their respective Working Interests, to be named as co‑insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only to the extent of their interests under this Agreement;

4.6.E.4

Use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

4.6.E.5	Duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Working Interests.
4.6.F	Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:
4.6.F.1	Obtain and maintain any insurance in the types and amounts required by the Contract, the Laws or any decision of the Operating Committee;

4.6.F.2	Name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against the Parties and their insurers; and
4.6.F.3	Provide Operator with certificates evidencing such insurance before the commencement of their services.
4.7	Commingling of Funds
4.7.A

Operator may not commingle with Operator’s own funds, if any, the monies that Operator receives from or for the Joint Account under this Agreement.  However, Operator reserves the right to make future proposals to the Operating Committee concerning the commingling of funds to achieve financial efficiency.  In any event, Operator shall account to the Parties for the monies of each Party advanced or paid to Operator, whether for the conduct of Joint Operations or as proceeds from the sale of Petroleum as permitted by this Agreement or Joint Property under this Agreement.  Such monies shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator.

4.7.B

The Operating Committee may require Operator to deposit monies received for the Joint Account in an interest‑bearing account at any time.  Operator shall allocate interest earned among the Parties on an equitable basis taking into account the amounts received from each Party and the date of receipt.  Operator shall apply each Party’s allocation of earned interest to such Operating Company’s next succeeding Cash Call or, if directed by the Operating Committee, pay it to each such Operating Company.

4.8	Resignation of Operator

Subject to Article 4.10, Operator may resign as Operator by so notifying the Parties at least one hundred and twenty (120) Days before the effective date of such resignation.

4.9	Removal of Operator
4.9.A	Subject to Article 4.10, Operator shall be removed upon receipt of notice from any Non‑Operator if:
4.9.A.1	Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;
4.9.A.2	A court order is made or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;
4.9.A.3	A receiver is appointed for a substantial part of Operator’s assets;
4.9.A.4	Operator dissolves, liquidates, winds up, or otherwise terminates its existence;
4.9.A.5

Operator has admitted allegations made by a Governmental authority concerning operations and/or activities under this Agreement that Operator or its Affiliates or their directors, officers, employees and personnel have violated Anti‑Bribery Laws and Obligations applicable to Operator;

4.9.A.6

Operator has been finally adjudicated concerning operations and/or activities under this Agreement that Operator or its Affiliates or their directors, officers, employees and personnel have violated Anti‑Bribery Laws and Obligations applicable to Operator; or

4.9.A.7

Operator has been finally determined in arbitration to have materially breached its warranties and/or covenants set out in Article 20.1.A, based on Operator’s settlement of claims (without admission of allegations) made by a Governmental authority concerning operations and/or activities under this Agreement that Operator or its Affiliates or their directors, officers, employees and personnel have violated Anti‑Bribery Laws and Obligations applicable to Operator, and, in respect to 4.9.A.5 to 4.9.A.7, the Non‑Operators determine such admission, adjudication or breach was a material breach of this Agreement.

4.9.B

Subject to Article 4.10, Operator may be removed by the decision of the Non‑Operators, as set out below, if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from the Non‑Operators detailing the alleged breach or failed to diligently pursue the cure to completion.  Any decision of the Non‑Operators to give notice of breach to Operator or to remove Operator under this Article 4.9.B shall be made by an affirmative vote of Non‑Operators, excluding any Affiliates of the Operator, holding a combined Working Interest of at least seventy‑five percent (75%) of the Working Interest held by all of the Non‑Operators.  However, if Operator disputes such alleged commission of or failure to cure a material breach and Dispute resolution proceedings are initiated under Article 18.2 concerning such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

4.9.C

Subject to Article 4.10, Operator may be removed at any time without cause by the unanimous vote of the Non‑Operators (excluding any Affiliates of the Operator) provided that the Non‑Operators hold a combined Working Interest of at least seventy‑five percent (75%) of the Working Interest held by all of the Parties.

4.10	Appointment of Successor

When the resignation or a removal of Operator occurs under Articles 4.8 or 4.9, as applicable:

4.10.A	The Operating Committee shall meet as soon as possible to appoint a successor Operator under the voting procedure of Article 5.3. No Party may be appointed successor Operator against its will.
4.10.B	If Operator is removed, neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.
4.10.C

The resigning or removed Operator shall, subject to its duty to use reasonable efforts to mitigate the costs related to its resignation or removal, be compensated out of the Joint Account for its reasonable costs directly related to its resignation or removal except for removal under Article 4.9.B.

4.10.D

The resigning or removed Operator and the successor Operator shall arrange to take an inventory of all Joint Property and Petroleum, and to audit the books and records of the removed Operator.  Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee.  The costs and liabilities of such inventory and audit shall be charged to the Joint Account.

4.10.E	The resignation or removal of Operator and its replacement by the successor Operator shall not become effective before receipt of any necessary Government approvals.
4.10.F

Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator.  The former Operator shall transfer to the successor Operator all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations, and shall endeavour to transfer rights, warranties, indemnities and duties under contracts and licenses entered into for Joint Operations.  Upon the effective date of its resignation or removal the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after the date the former Operator transfers all contracts and data to the successor Operator.

4.11	Assignment of Operatorship to a Wholly Owned Affiliate

The Party designated as Operator may not assign its rights or obligations as Operator, except that such Party may assign all (but not part) of its rights and obligations as Operator to a Wholly Owned Affiliate of Operator, subject to any necessary consent of the Government and to the following conditions and provisions:

4.11.A

either (i) such Wholly Owned Affiliate shall have sufficient technical competence and financial resources to perform the duties of the Operator, or (ii) the assigning Party or another Wholly Owned Affiliate of the assigning Party or the parent of the assigning Party having such technical competence and financial resources shall have guaranteed in writing for the benefit of the other Parties that it shall be responsible, and remain responsible, for such Wholly Owned Affiliate’s performance of such duties;

4.11.B	such Wholly Owned Affiliate shall have entered into a written instrument whereby it accepts and assumes all of the obligations of the Operator and is granted all of the rights of the Operator;
4.11.C

if such Wholly Owned Affiliate should cease to be the Wholly Owned Affiliate of the assigning Operator, then such Wholly Owned Affiliate shall be removed as the Operator and, in accordance with Article 12.2.B, the rights and obligations of Operator shall be reassigned by such former Wholly Owned Affiliate to the entity that was formerly Operator, provided that such entity remains a Party, or to another Party that is a Wholly Owned Affiliate of the former Operator; and

4.11.D	if a Party ceases to Control either the Party that was formerly Operator or the relevant Wholly Owned Affiliate, such Wholly Owned Affiliate shall be deemed to have resigned under Article 4.8.
4.12	Operator Personnel

Operator shall engage and/or retain only such employees, Secondees, contractors, consultants, and agents as are reasonably necessary to conduct Joint Operations.  Subject to the Contract and this Agreement, Operator shall determine the number of such employees, Secondees, contractors, consultants, and agents, the selection of such persons, their hours of work, and (except for Secondees) their compensation.

4.12.A	Operator shall engage and/or retain only such employees, Secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.

4.12.B

Subject to the Contract and this Agreement, Operator shall determine the number of such employees, Secondees, contractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) their compensation.

4.12.C

No Secondment may be implemented except (i) in situations requiring particular expertise or involving projects of a technical, operational or economically challenging nature; and (ii) in the manner set out in Articles 4.12.C.1 to 4.12.C.7.

4.12.C.1	Any Party may propose Secondment for a designated purpose related to Joint Operations. Any proposal for Secondment must include the:
(a)	Designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;
(b)	Duration of the Secondment;
(c)	Number of Secondees and minimum expertise, qualifications, and experience required;
(d)	Work location and position within Operator’s organization of each Secondee; and
(e)	Estimated costs of the Secondment.
4.12.C.2

If a proposed Secondment meets the requirements of Article 4.12.C.1, Operator shall as soon as reasonably practicable approve or reject any Secondment proposed by a Non‑Operator, in Operator’s sole discretion.

4.12.C.3

Any proposal for one or more Secondment positions approved by Operator is subject to:  (i) the Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) Non‑Operators continuing to make available to Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

4.12.C.4

As to each approved and authorized Secondment position, Operator shall request Non‑Operators to nominate, by a specified date, qualified personnel to be the Secondee for such position.  Each Non‑Operator may nominate for each Secondment position one or more proposed Secondees, whom such Non‑Operator considers reasonably qualified to fulfill the designated purpose and scope of such position.

4.12.C.5

Following the deadline for submitting nominations, Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall select the most qualified nominee for the respective position or reject any nominee who, in the reasonable opinion of Operator, is not qualified for the position for which he was nominated.

4.12.C.6	Operator shall have the right to terminate the Secondment for cause under the Secondment agreement provided for under Article 4.12.D.
4.12.C.7	Although each Secondee shall report to and be directed by Operator, each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee.
4.12.D	Operator and the Non‑Operator that employs, or whose Affiliate employs, the Secondee shall enter into a separate agreement relating to such Secondment consistent with this Article 4.12.
4.12.E	Operator shall charge to the Joint Account the costs related to Secondment and Secondees that are within the approved Work Program and Budget.
4.12.F

If a Secondee acting as a Senior Supervisory Personnel of Operator or its Affiliates engages in Gross Negligence that proximately causes the Parties to incur damage, loss, cost, or liability for claims, demands or causes of action referred to in Article 4.5.A or 4.5.B, then all such damages, losses, costs, and liabilities shall be allocated to the Non‑Operator that employs or whose Affiliate employs such Secondee, in an equivalent manner and to the same extent liability for Gross Negligence is allocated to Operator under Article 4.5.

ARTICLE 5 ‑ OPERATING COMMITTEE

5.1	Establishment of Operating Committee
5.1.A	The Parties establish an Operating Committee which shall be responsible for the overall supervision and direction of Joint Operations.

5.1.B	Each Party holding a Working Interest shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee.
5.1.C

Each Party shall within five (5) Business Days after the Effective Date give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee.

5.1.D	Each Party shall have the right to change its representative and alternate representative at any time by giving notice of such change to the other Parties.
5.2	Powers and Duties of Operating Committee

The Operating Committee shall have the power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area under this Agreement and the Contract, and in accordance with the Laws and generally accepted practices of the international petroleum industry under similar circumstances; provided that Operating Committee may not compel any Party to exercise, make, or take, or prevent any Party from exercising, making, or taking, any right, decision, or action concerning any matter or proposal under this Agreement, which right, decision or action is reserved or delegated to a Party or the Parties.  Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or required under the Laws, the powers and duties of the Operating Committee shall include:

5.2.A	the review and approval of all proposed Work Programmes and Budgets;
5.2.B	the approval of a successor Operator pursuant to Article 4.10;
5.2.C	decisions to request an extension of the Exploration Period;
5.2.D	the determination of the commerciality of any Discovery in the Contract Area on behalf of the Parties;
5.2.E	the declaration of Commercial Discovery under the Contract;
5.2.F

the approval of any proposed mandatory or voluntary relinquishment or surrender of all or part of the Contract Area, or any rights for the Contract Area or the approval of any proposed voluntary unitization of the Contract Area;

5.2.G	the approval of the timing and location of all wells to be drilled and any change in the use or status of a well, and any suspension of drilling pursuant to the Contract;
5.2.H	the review and approval of any proposal to unitize or share facilities with a third party;
5.2.I	the review of the responsibilities, number of, and candidates for Secondments;
5.2.J	consider and approve each IMT as recommended by the Operator;
5.2.K	the approval of the prosecution or settlement of legal proceedings or claims for which Operating Committee approval is required pursuant to Article 4.4;
5.2.L

the defence and settlement of claims or suits, including arbitration claims, arising under this Agreement against the Operator raised by any Party (provided that such matters are considered without participation of the member of the Operating Committee representing such Party in the portion of any meeting of the Operating Committee in which such claims or suits are considered);

5.2.M

the institution and settlement of claims or suits, including arbitration claims, arising under this Agreement by the Operator against any Party (provided that such matters are considered without participation of the member of the Operating Committee representing such Party in the portion of any meeting of the Operating Committee in which such claims or suits are considered);

5.2.N	the approval of any public announcement or statement regarding the Contract, this Agreement or the Joint Operations for which Operating Committee approval is required pursuant to Article 20.3;
5.2.O	consideration of matters and decisions as to whether the Operator will accept proposed amendments to any proposal submitted to a Government authority; and
5.2.P

the consideration and, if so required, the determination of any other matter relating to Joint Operations that may be referred to the Operating Committee by any Party and which is designated under this Agreement for reference to the Operating Committee.

5.3	Authority to Vote and Voting
5.3.A

The representative of a Party, or in the representative’s absence the alternate representative, shall be authorized to represent and bind such Party with respect to any matter that is within the powers and duties of the Operating Committee and is properly brought before the Operating Committee.

5.3.B

Except as otherwise set forth herein, each such representative or alternate representative that is a member of the Operating Committee shall have a vote equal to the Working Interest of the Party such person represents.

5.3.C

The alternate representative of each Party may attend any Operating Committee meetings, but shall have no vote at such meetings, unless such Party’s representative is absent (in which case it shall have the right to vote in place of such representative).

5.3.D	In addition to the representative and alternate representative, each Party may send technical and other advisors to any Operating Committee meetings.
5.3.E

Decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by an affirmative vote of two or more Parties collectively holding at least a sixty one per cent (61%)  Working Interest, provided, however, that any decision requiring a unanimous vote of the Operating Committee under this Agreement, shall, unless expressly otherwise provided in this Agreement, be decided by the unanimous vote of the Operating Committee representatives of each Party having:  (a) in the case of the Original Parties, at least five percent (5%) of the Working Interests; and (b) in the case of Parties who are not Original Parties, at least fifteen percent (15%) of the Working Interests.  Notwithstanding the above, subject always to the rights contained in Article 7 for operations by less than all the Parties, agreement to any amendment or to termination of the Contract shall require the unanimous affirmative vote of all Parties.

5.4	Subcommittees

The Operating Committee may establish subcommittees for any purposes that the Operating Committee may deem appropriate.  Each subcommittee shall function in an advisory capacity to the Operating Committee or as otherwise determined unanimously by the Parties.  Each Party shall have the right to appoint a representative to each subcommittee.

5.5	Notice of Meeting
5.5.A	Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.
5.5.B

Any Non‑Operator may request a meeting of the Operating Committee by giving notice to all the other Parties.  Upon receiving such request, Operator shall call such meeting for a date not fewer than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

5.5.C	The notice periods above may only be waived with the unanimous consent of the Parties.
5.6	Contents of Meeting Notice
5.6.A	Each notice of a meeting of the Operating Committee as provided by Operator shall contain:
5.6.A.1	The date, time, and location of the meeting;
5.6.A.2	An agenda of the matters and proposals to be considered and/or voted upon at such meeting; and
5.6.A.3

Information about each matter and proposal to be considered and/or voted on at the meeting (including all appropriate supporting information not previously distributed to the Parties) sufficient to enable the Parties to be well informed about such matters and proposals before such meeting.

5.6.B	A Party may add additional matters and proposals to the agenda for any meeting, by giving notice to the other Parties not fewer than seven (7) Days before such meeting.
5.6.C	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a matter and/or proposal not in the agenda for such meeting.
5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Accra, Ghana, or elsewhere as the Operating Committee may decide provided that such meetings may be attended by telephone or by video‑conference if such facilities are made available.

5.8	Operator’s Duties for Meetings
5.8.A	Operator’s duties, concerning meetings of the Operating Committee and any subcommittee, shall include:
5.8.A.1	Timely preparation and distribution of the agenda;
5.8.A.2	Organization and conduct of the meeting; and
5.8.A.3	Preparation of a written record or minutes of each meeting.
5.8.B	Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9	Voting Procedure

Unless otherwise expressly provided in this Agreement, all voting levels contemplated in this Agreement shall refer to voting levels of the aggregate Working Interests of all of the Parties and not to voting levels of the Working Interests of the Parties present and voting at a meeting of the Operating Committee.

5.10	Record of Votes

The Operating Committee shall appoint a secretary from within Operator’s organizational structure who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting.  Each representative shall sign and be provided a copy of such record of votes at the end of such meeting.  Such signed record shall be considered the final record of the decisions of the Operating Committee.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting.  Each Party shall notify the secretary within fifteen (15) Days after receipt of such minutes specifying any objections and corrections to the minutes.  A failure to give notice specifying objections and corrections to such minutes within such fifteen (15) Day period shall be deemed to be approval of such minutes.  In any event, the record of votes under Article 5.10 shall take precedence over the minutes described above.

5.12	Voting by Notice
5.12.A

In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice.  A proposing Party shall notify the Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such proposal to require urgent determination.  Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to decide such matter.  Each member of the Operating Committee shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

5.12.A.1	twenty‑four (24) hours in the case of Urgent Operational Matters and such other operational matters reasonably considered by Operator to require by their nature urgent determination; and
5.12.A.2	fifteen (15) Days in the case of all other proposals.
5.12.B

Except in the case of Article 5.12.A.1, any Party may, by notice delivered to all Parties within seven (7) Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice.  In such event, that proposal shall be decided at a meeting duly called for that purpose.

5.12.C	Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.
5.12.D	If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.
5.13	Effect of Vote

All decisions taken by the Operating Committee under this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

5.13.A

If under this Article 5, a Joint Operation, other than an operation that may not be conducted as an Exclusive Operation under Article 7 or any other operation that has previously been approved and included in a Work Program and Budget, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted for such proposal shall have the right for the appropriate period specified below to propose, under Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

5.13.A.1

For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty‑four (24) hours after the time specified in Article 5.12.A.1 has expired or after receipt of Operator’s notice given to the Parties under Article 5.13.D, as applicable.

5.13.A.2	For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal under Article 5.6 or Article 5.12.
5.13.A.3	For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal under Article 5.6 or Article 5.12.

5.13.B

If a Party voted against any proposal that was approved by the Operating Committee and is of a type that could be conducted as an Exclusive Operation under Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval.  Any such Party wishing to exercise its right of non‑consent must give notice of non‑consent to all other Parties within five (5) Days (or twenty‑four (24) hours for Urgent Operational Matters) after Operating Committee approval of such proposal.  If a Party exercises its right of non‑consent, the Parties who were not entitled to give or did not give notice of non‑consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non‑consent may, by notice provided to the other Parties within five (5) Days (or twenty‑four (24) hours for Urgent Operational Matters) after the notice of non‑consent given by any Non‑Consenting Party, require that the Operating Committee vote again on the proposal in question.  Only the Parties that were not entitled to or have not exercised their right of non‑consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Working Interest.  If the Operating Committee approves again the contemplated operation, any Party that voted against the contemplated operation in such second vote may elect to be a Non‑Consenting Party with respect to such operation, by notice of non‑consent provided to all other Parties within five (5) Days (or twenty‑four (24) hours for Urgent Operational Matters) after the Operating Committee’s second approval of such contemplated operation.

5.13.C

If the Consenting Parties to an Exclusive Operation under Article 5.13.A or Article 5.13.B concur, then the Operating Committee may, at any time, under this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

5.13.D

Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be stopped without the consent of the Operating Committee; provided, however, that such operation may be stopped if:

5.13.D.1	An impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or
5.13.D.2

Other circumstances occur that in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12.A.1 after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being stopped, and any Party shall have the right to propose under Article 7 an Exclusive Operation to continue such operation.

5.14	Joint Management Committee Participation
5.14.A

Subject to the following provisions of this Article 5.14, each Original Party shall appoint one representative to serve as a member of the Joint Management Committee and designate a substitute or alternate for each such member in accordance with article 6.2 of the Contract.  Each Original Party shall have the right to assign its right of appointment to any party to whom that Original Party Transfers some or all of its Working Interest pursuant to this Agreement.

5.14.B

Notwithstanding Article 5.14.A, in the event that there are only two Parties to this Agreement, the Party with the largest Working Interest shall appoint two representatives, and the other Party shall appoint one representative, to serve on the Joint Management Committee in accordance with article 6.2 of the Contract.

5.14.C

The Joint Management Committee representatives appointed under this Article shall have the sole right to exercise all voting rights of the Contractors on the Joint Management Committee under article 6 of the Contract and the Parties shall procure that, as far as possible, their respective Joint Management Committee representative(s) shall exercise such voting rights in accordance with the prior decisions of the Operating Committee and neither approve nor seek nor request any decision of the Joint Management Committee which is contrary to any prior decision of the Operating Committee.

5.14.D	Any Party that does not appoint a representative to serve on the Joint Management Committee may appoint an observer to attend meetings of the Joint Management Committee.

ARTICLE 6 ‑ WORK PROGRAMS AND BUDGETS

6.1	Preparation and Approval
6.1.A

As soon as reasonably practicable after the Effective Date, Operator shall deliver to the Operating Committee a proposed annual Work Programme and Budget detailing the Joint Operations proposed to be performed and estimated costs forecast to be charged to the Joint Account in respect to such Work Programme during the remainder of the Calendar Year in which the Effective Date took place and, if appropriate, for the next Calendar Year.  Thereafter, not less than thirty (30) days prior to each date on which a Work Program and Budget is required to be submitted to the Joint Management Committee pursuant to articles 6.4 and 6.5 of the Contract, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the relevant Calendar Year.

6.1.B

During the preparation of the proposed Work Programmes and Budget, Appraisal Plans and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programmes and Budget, Appraisal Plans, and Development Plans.

6.1.C	Each annual Work Programme and Budget shall with respect to the applicable Calendar Year contain inter alia:
6.1.C.1

An itemized list of the operations and activities to be conducted, described in sufficient detail to afford ready identification of the nature, scope, location, timing, and duration of each such operation and activity, including:

(a)

designating whether such line item is intended to satisfy the Minimum Work Obligations of the Contract, the commitments of a previously approved appraisal Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

(b)	specifying whether such line item is firm or contingent and the conditions under which the Operating Committee may decide to make a contingent line item firm;
6.1.C.2	An estimate of the costs corresponding to each such line item enumerated in sufficient detail to be readily tracked and charged under the Accounting Procedure and consistent with the Contract;
6.1.C.3	During the Exploration Period, a forecast of annual operations and activities and corresponding estimated costs through the end of the Exploration Period;
6.1.C.4	Information with respect to Operator’s estimated manpower requirements and costs and Operator’s allocation procedures under the Accounting Procedure;
6.1.C.5	Reasonable and necessary supporting information; and
6.1.C.6	Any additional information and detail as the Operating Committee may deem suitable.
6.1.D

Before the earlier of (i) thirty (30) Days of such delivery and (ii) any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and either approve or reject the proposed Work Program and Budget (including any agreed modifications) under Article 5.3; provided that no Work Program and Budget may provide for Appraisals that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs, and budgets are amended at or before the adoption of the annual Work Program and Budget.

6.1.E

Any Joint Operations that cannot be efficiently completed within a single Calendar Year may be proposed in a multi‑year Work Programme and Budget.  Upon approval by the Operating Committee, such multi‑year Work Programme and Budget shall, subject only to revisions approved by the Operating Committee afterwards:  (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro rata obligation of each Party) through the completion of such Joint Operations; and (ii) be reflected in each annual Work Program and Budget.  If the Contract requires that Work Programs and Budget be submitted to the Joint Management Committee for approval, such multi‑year Work Program and Budget shall be submitted to the Joint Management Committee either in a single request for a multi‑year approval or as part of the annual approval process, under the Contract.

6.1.F

Approval of a Work Programme and Budget by the Operating Committee shall authorize Operator to submit such Work Programme and Budget to the Joint Management Committee for review under the Contract.  If the Joint Management Committee review suggests changes to such Work Programme and Budget, Operator shall promptly notify the Parties and the Operating Committee of the Joint Management Committee’s proposed changes and shall submit a revised Work Programme and Budget to the Operating Committee for further consideration.

6.1.G

If a Work Programme and Budget is not approved by the Operating Committee before the last date for Joint Management Committee review under the Contract, Operator may submit to the Joint Management Committee a Work Programme and Budget for the applicable Calendar Year, setting out those Joint Operations, which are:

6.1.G.1

consistent with the scope of, and not in conflict with, the Minimum Work Obligations of the Contract, the commitments of a previously approved appraisal Work Programme and Budget, and/or the commitments of a previously approved Development Plan; and

6.1.G.2

reasonably necessary to keep the Contract in full force and effect, to satisfy the Minimum Work Obligations of the Contract, to meet the commitments of a previously approved appraisal Work Program and Budget, and to meet the commitments of a previously approved Development Plan, that in each case are required to be carried out during the relevant Calendar Year.  In determining the Joint Operations that are reasonably necessary for the purposes of the preceding sentence, the proposed Joint Operations receiving the largest Working Interest vote (even if less than the applicable percentage under Article 5.3) shall be adopted.  If competing proposals receive equal Working Interests votes, then Operator shall choose between those competing proposals.

In this event, the Operating Committee shall be deemed to have approved such Work Program and Budget.  Operator shall be reimbursed by the Parties for their Working Interest shares of costs incurred by Operator and deemed approved under this Article 6.1.G.

6.1.H

A Party may at any time, by notice to the other Parties, propose that a Work Programme and Budget be amended.  To the extent that such amendment is approved by the Operating Committee, the relevant Work Program and/or Budget shall, subject to obtaining any requisite Joint Management Committee approval under the Contract, be deemed amended accordingly; provided that, any such amendment shall not de‑authorize or invalidate any commitment or expenditure already made by Operator in accordance with any previous authorization given under this Agreement.

6.1.I

If a Work Programme and Budget, as proposed, revised and/or amended, is approved by the Operating Committee and satisfies the requirements of the Contract, including being reviewed and, if required, approved (or deemed to be approved) by the Joint Management Committee, Operator shall, subject to complying with Articles 6.8 and 6.9, be authorized to conduct the Joint Operations set out in such approved Work Programme and Budget.

6.2	Exploration and Appraisal
6.2.A	Subject to Article 6.8, approval of any Work Programme and Budget that includes:
6.2.A.1

An Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well; and/or

6.2.A.2

An Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

6.2.B

Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12.A.1 by notifying all other Parties.  Any such proposal shall include an AFE for such Completion costs.

6.2.C

If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as reasonably practicable submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.

6.2.D

If the Operating Committee determines that the Discovery merits appraisal, Operator shall as soon as reasonably practicable and in time to meet the deadlines under the Contract deliver to the Parties a proposed Appraisal Plan for such Discovery, which shall in addition to the information required under Article 6.1.C contain:

6.2.D.1	A delineation of the proposed Appraisal area; and
6.2.D.2	Any other information concerning the proposed Appraisals requested by a Party,

together with the proposed appraisal Work Program and Budget (or a multi‑year appraisal Work Program and Budget under Article 6.1.E) to carry out the first Calendar Year of the Appraisal Plan, and provisional Work Programs and Budget to carry out the remainder of the Appraisal Plan.

6.2.E

After receipt of the proposed Appraisal Plan and associated proposed appraisal Work Program and Budget and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed Appraisal Plan (including any proposed modifications) and the first annual (or multi‑year) appraisal Work Program and Budget.

6.2.F

If the Operating Committee approves the Appraisal Plan and the associated appraisal Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval or review of such Appraisal Plan and the associated appraisal Work Program and Budget for the first Calendar Year by the Government or the Joint Management Committee, as required by the Contract.  If the Government or the Joint Management Committee requests changes to such Appraisal Plan or associated appraisal Work Program and Budget for the first Calendar Year as a condition to granting its approval under the Contract, then Operator shall promptly notify the Parties of the Government’s or Joint Management Committee’s proposed changes and may submit a revised Appraisal Plan and associated appraisal Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.2.G

If the Appraisal Plan is approved by the Government, the associated appraisal Work Program and Budget for the first Calendar Year shall be deemed to be incorporated into and form part of the then current annual Work Program and Budget.

6.3	Development
6.3.A

If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall as soon as reasonably practicable deliver to the Parties a proposed Development Plan for such Discovery, which shall in addition to the information required under Article 6.1.C.2 contain:

6.3.A.1	A delineation of the proposed Development and Production Area;
6.3.A.2	An estimated date for the commencement of Production Operations;
6.3.A.3	A Production forecast of estimated Production of each type of Hydrocarbon to be produced by Calendar Year for the estimated productive life of the Commercial Discovery;
6.3.A.4	A description of all material facilities to be constructed as Joint Property;
6.3.A.5	An estimated Decommissioning Work Program and Budget;
6.3.A.6	Any other information necessary to satisfy the requirements of article 8.13 of the Contract; and
6.3.A.7	Any other information related to Development Operations and Production Operations requested by the Operating Committee,

together with the proposed development Work Program and Budget (or a multi‑year development Work Program and Budget under Article 6.1.E) for the first Calendar Year of the Development Plan, and work schedule for the remainder of the Development Plan.

6.3.B

As soon as practicable after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, each Party shall furnish to Operator and the other Parties any comments, suggestions, or proposed amendments it may have for the proposed Development Plan.

6.3.C

After receipt of the proposed Development Plan and associated proposed development Work Program and Budget and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed Development Plan (including any proposed modifications) and the associated first annual (or multi‑year) Work Program and Budget.

6.3.D

If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval or review of the Development Plan and associated development Work Program and Budget for the first Calendar Year by the Government or the Joint Management Committee.  If the Government or the Joint Management Committee requests changes in the Development Plan and associated development Work Program and Budget for the first Calendar Year, then Operator shall promptly notify the Parties of the Government’s proposed changes and may submit a revised Development Plan and associated development Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.3.E

If the Development Plan is approved by the Government, the associated development Work Program and Budget for the first Calendar Year shall be incorporated into and form part of the then current Work Program and Budget.  Operator shall periodically review the Development Plan and development Work Program and Budget and propose amendments as may be prudent, and the Operating Committee shall consider, modify (if necessary), and approve or reject those proposed amendments under Article 5.3 (subject to such approvals as are required under the Contract and the Laws).

6.4	Production
6.4.A

At least ninety (90) Days before first commercial Production, Operator shall deliver to the Parties a proposed Production Work Programme and Budget that shall in addition to the information required under Article 6.1.C contain the projected Production schedule for the remainder of the Calendar Year in which first commercial Production begins and, if fewer than six (6) Calendar Months remain in the current Calendar Year, for the next Calendar Year.  On or before each anniversary of such delivery, Operator shall deliver to the Parties a proposed Production Work Program and Budget that shall in addition to the information required under Article 6.1.C contain the projected Production schedule for the next Calendar Year and if required under the Contract and this Agreement Decommissioning plans including estimated costs of Decommissioning.

6.4.B

After receipt of the proposed Production Work Programme and Budget and before any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed Production Work Programme and Budget.

6.4.C

If the Operating Committee approves the Production Work Programme and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure the approval and review of such Production Work Programme and Budget by the Joint Management Committee.  Approval of a Production Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Joint Management Committee for review under the Contract.  If the Joint Management Committee requests changes to such Production Work Program and Budget, then Operator shall promptly notify the Parties of the Joint Management Committee’s proposed changes and shall submit a revised Production Work Program and Budget to the Operating Committee for further consideration.

6.4.D

If a Production Work Programme and Budget is not approved by the Operating Committee before the date by which review is required under the Contract, Operator may submit to the Joint Management Committee a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations that are:

6.4.D.1	consistent with the scope of, and not in conflict with, the commitments of a previously approved Development Plan; and
6.4.D.2

necessary to keep the Contract in full force and effect and meet the commitments of a previously approved Development Plan that are required to be carried out during the relevant Calendar Year.  In determining the Joint Operations that are reasonably necessary for the purposes of the preceding sentence, the proposed Joint Operations receiving the largest Working Interest vote (even if less than the applicable percentage under Article 5.9) shall be adopted.  If competing proposals receive equal Working Interests votes, then Operator shall choose between those competing proposals.

In this event, the Operating Committee shall be deemed to have approved such Work Program and Budget.  Operator shall be reimbursed by the Parties for their Working Interest shares of costs incurred by Operator and deemed approved under this Article 6.4.D.

6.5	Decommissioning Work Programme and Budget
6.5.A

Operator shall deliver an estimated Decommissioning Work Programme and Budget with the delivery of each draft Development Plan under Article 6.3.A.  At least ninety (90) Days before the end of the Calendar Year that immediately precedes the Calendar Year in which Operator forecasts it will begin making Cash Calls for Decommissioning, Operator shall deliver to the Parties a revised draft Decommissioning Work Program and Budget along with reasonable and necessary supporting information.

6.5.B

After receipt of the proposed Decommissioning Work Program and Budget, and before any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed Decommissioning Work Program and Budget.

6.5.C

If the Operating Committee approves the Decommissioning Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure the review of such Decommissioning Work Program and Budget by the Joint Management Committee.  Approval of a Decommissioning Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Joint Management Committee for review under the Contract.  If the Joint Management Committee requests changes to such Decommissioning Work Program and Budget, then Operator shall promptly notify the Parties of the Joint Management Committee’s proposed changes and may submit a revised Decommissioning Work Program and Budget to the Operating Committee for further consideration.

6.5.D

If a Decommissioning Work Program and Budget is not approved by the Operating Committee before the date by which approval is required under the Contract, Operator may submit to the Joint Management Committee a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations that are necessary to keep the Contract in full force and effect and meet the commitments of a previously approved Development Plan that are required to be carried out during the relevant Calendar Year.

6.6	HSE Plan
6.6.A	Operator shall in the conduct of Joint Operations:
6.6.A.1

Prepare and establish an HSE Plan designed to achieve safe and reliable conduct of operations and activities, to avoid significant and unintended impact on the safety and health of people, on property, and on the environment, and to comply with Laws relating to HSE;

6.6.A.2

Carry out the HSE Plan in conformance with Laws relating to HSE and in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

6.6.A.3	Plan and conduct Joint Operations consistent with the HSE Plan; and
6.6.A.4	Design and operate Joint Property consistent with the HSE Plan.
6.6.B	The Operating Committee shall at least annually review and approve the details of the HSE Plan, the implementation of the HSE Plan, and of the effectiveness of the HSE Plan.
6.6.C

In the conduct of Joint Operations, Operator shall establish and carry out a program for regular HSE assessments.  The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE Plan is in place and fulfills the requirements of Article 6.6.A, that the HSE Plan is being properly carried out and that the HSE Plan as carried out is effective.  Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations.  Upon reasonable notice given to Operator, Parties shall have the right to participate in such HSE assessments.

6.6.D	Operator shall require its contractors, consultants, and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of HSE Plan.
6.6.E

Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the misuse of prescribed drugs and the possession, use, distribution, or sale of any of the following:

6.6.E.1	Firearms, explosives, or other weapons without the prior written approval of Operator’s senior management;
6.6.E.2	Alcoholic beverages without the prior written approval of Operator’s senior management; and
6.6.E.3	Illicit or non‑prescribed controlled substances.
6.6.F

Without prejudice to a Party’s rights under Article 4.2.C.11, with reasonable advance notice, Operator shall permit at all reasonable times during normal business hours each Party (at its own risk and cost) to conduct an audit of the HSE Plan, its implementation and effectiveness.  Where there are two or more Parties, the Parties shall make a reasonable effort to conduct joint or simultaneous HSE audits in a manner that will result in a minimum of inconvenience to Operator.

6.7	Contract Awards
6.7.A	Subject to the Contract and Laws (including statutory requirements for local content), Operator shall award each contract for Joint Operations on the following basis:

	Procedure A	Procedure B	Procedure C
Exploration and Appraisal	$0 to $1,999,999	$2,000,000 to $9,999,999	> $10,000,000
Development Operations	$0 to $1,999,999	$2,000,000 to $9,999,999	> $10,000,000
Production Operations	$0 to $1,999,999	$2,000,000 to $9,999,999	> $10,000,000
Decommissioning Operations	$0 to $1,999,999	$2,000,000 to $9,999,999	> $10,000,000

6.7.B	Procedure A

Operator shall award the contract to the best qualified contractor, as determined by cost, quality, and ability to perform the contract properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements, without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator or of any Party, Operator shall obtain the approval of the Operating Committee.

6.7.C	Procedure B

Operator shall:

6.7.C.1	Provide the Parties and the Operating Committee with a list of the entities whom Operator proposes to invite or has pre‑qualified to tender for the contract and the bid award criteria;
6.7.C.2	Add to the tender list any entity whom the Operating Committee or any Party reasonably requests to be added within fourteen (14) Days of receipt of such list;
6.7.C.3	Complete the tendering process within a reasonable period of time;
6.7.C.4

Inform the Parties and the Operating Committee of the entities to whom the contract has been awarded; provided that before awarding contracts to Affiliates of Operator or of any Party, Operator shall obtain the approval of the Operating Committee;

6.7.C.5	Circulate to the Parties and the Operating Committee a competitive bid analysis stating the reasons for the choice made; and
6.7.C.6	Upon the request of the Operating Committee or a Party, provide the Operating Committee or such Party with a copy of the final version of the contract awarded.
6.7.D	Procedure C

Subject to the Laws, Operator shall:

6.7.D.1	Provide the Parties and the Operating Committee with a list of the entities whom Operator proposes to invite or has pre‑qualified to tender for the contract and the bid award criteria;
6.7.D.2	Add to such list any entity whom the Operating Committee or any Party reasonably requests to be added within fourteen (14) Days of receipt of such list;
6.7.D.3	Prepare and dispatch the tender documents to the entities on the tender list and, upon the request of the Operating Committee or a Party, to the Operating Company or such Party;
6.7.D.4	After the expiration of the period allowed for tendering, consider, and analyze the details of all bids received;
6.7.D.5

Prepare and circulate to the Parties and the Operating Committee a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons for the recommendation, and the technical, commercial, HSE and contractual terms to be agreed upon;

6.7.D.6	Obtain the approval of the Operating Committee to the recommended bid; and
6.7.D.7	Upon the request of the Operating Committee or a Party, provide the Operating Committee or such Party with a copy of the final version of the contract.

6.8	Authorization for Expenditure (“AFE”) Procedure
6.8.A

Before incurring any commitment or expenditure for a Joint Operation, which commitment or expenditure is estimated to be more than One Million US Dollars ($1,000,000), Operator shall send to the Operating Committee and each Party an AFE as described in Article 6.8.C; provided that, Operator shall not be obliged to furnish an AFE to the Operating Committee and the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

6.8.B

Before entering into any commitments or making any expenditures subject to the AFE procedure in Article 6.8.A, Operator shall submit the corresponding AFE for approval by the Operating Committee.  If the Operating Committee approves an AFE for a commitment or expenditure within the applicable time period under Article 5.12.A, Operator shall be authorized to enter into such commitment or incur such expenditure and conduct the corresponding Joint Operation under this Agreement.  If the Operating Committee fails to approve an AFE for a commitment or expenditure within the applicable time period, the corresponding Joint Operation shall be deemed rejected.  Operator shall promptly notify the Parties that the Joint Operation has been rejected, and, subject to Article 7, any Party may afterwards propose to conduct such operation or activity as an Exclusive Operation under Article 7.  When a Joint Operation is rejected under this Article 6.8.B or a commitment or expenditure is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall, subject to obtaining any Government consent required under the Contract, be deemed to be revised accordingly; provided that no revised Work Program and Budget may provide for Appraisals that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs and budgets are amended at or before the adoption of the revised Work Program and Budget.

6.8.C	Each AFE furnished by Operator shall:
6.8.C.1	Identify the corresponding Joint Operation by specific reference to the applicable line items in the Work Program and Budget;
6.8.C.2	Describe the Joint Operation in detail;
6.8.C.3	Contain Operator’s best estimate of the total commitments and expenditures required to carry out such Joint Operation;
6.8.C.4	Outline the proposed work schedule;
6.8.C.5	Provide a forecast schedule of commitments and expenditures, if known; and
6.8.C.6	Be accompanied by such other supporting information as is necessary for an informed decision, or as may be requested by a Party.
6.9	Over‑expenditures of Work Programmes and Budget
6.9.A

For commitments and expenditures with respect to any line item of an approved Work Programme and Budget, Operator shall be entitled to incur in connection with the corresponding Joint Operation without further approval of the Operating Committee a combined over‑commitment and over‑expenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all over‑commitments and over‑expenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

6.9.B

At such time Operator reasonably anticipates that the total amount of the commitments and expenditures actually incurred plus the commitments to be incurred with respect to such line item exceeds the limits of Article 6.9.A, Operator shall furnish to the Operating Committee Operator’s reasonably detailed estimate of the total commitments and expenditures required to carry out the Joint Operation corresponding to such line item, together with supporting information.  If the Operating Committee approves such estimate, the Work Program and Budget shall be revised accordingly and the over‑commitments and/or over‑expenditures permitted in Article 6.9.A shall be based on the revised Work Program and Budget.

6.9.C

The requirements contained in this Article 6 shall be without prejudice to Operator’s rights and duties to make immediate expenditures, incur commitments and/or take actions for emergencies under Article 4.2.C.17 and Article 13.5; provided that Operator shall promptly report the particulars of the emergency to the Parties, together with the future actions it intends to take and its estimate of the cost of expenditures and commitments incurred or to be incurred.  As soon as practicable, Operator shall submit any necessary budget revision concerning such emergency to the Operating Committee for approval and incorporation into the relevant Work Program and Budget.

ARTICLE 7 ‑ OPERATIONS BY FEWER THAN ALL PARTIES

7.1	Limitation on Applicability
7.1.A

No operations may be conducted under the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7.  No Exclusive Operation shall be conducted (other than the tie‑in of Exclusive Operation facilities with existing Production facilities under Article 7.10) that conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

7.1.B

Operations that are required to fulfill the Minimum Work Obligations for the then current phase or period of the Contract must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.  Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations for the then current phase or period of the Contract, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations for the then current phase or period of the Contract are fulfilled.

7.1.C

No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation under Article 5.13 or Article 6.8.B, or is entitled to conduct an Exclusive Operation under Article 10.

7.1.D	Only the following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:
7.1.D.1	Acquisition of G & G Data;
7.1.D.2	Drilling of Exploration Wells and Appraisal Wells;
7.1.D.3	Testing of Exploration Wells and Appraisal Wells;
7.1.D.4	Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Petroleum;
7.1.D.5	Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;
7.1.D.6	Development of a Commercial Discovery; and
7.1.D.7	Any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10.

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2	Procedure to Propose Exclusive Operations
7.2.A

Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non‑Consenting Parties who have relinquished their rights to participate in such operation under Article 7.4.B or Article 7.4.F and have no option to reinstate such rights under Article 7.4.C.  Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

7.2.B	Any Party entitled to receive such notice shall have the right to participate in the proposed operation.
7.2.B.1

For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete, or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty‑four (24) hours after receipt of the notice proposing the Exclusive Operation.

7.2.B.2

For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

7.2.B.3

For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

7.2.C

Failure of a Party to whom an Exclusive Operation proposal notice is delivered to reply properly within the period specified above shall be deemed an election by that Party not to participate in the proposed operation.

7.2.D

If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

7.2.E	If fewer than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:
7.2.E.1

Immediately after the expiration of the applicable notice period set out in Article 7.2.B, Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

7.2.E.2	Concurrently, Operator shall request the Consenting Parties to specify the Working Interest each Consenting Party is willing to bear in the Exclusive Operation.
7.2.E.3	Within twenty‑four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Working Interest in such Exclusive Operation equal to:
(a)	Only its Working Interest as stated in Article 3.2.A;
(b)

A fraction, the numerator of which is such Consenting Party’s Working Interest as stated in Article 3.2.A and the denominator of which is the aggregate of the Working Interests of the Consenting Parties as stated in Article 3.2.A; or

(c)

The Working Interest as contemplated by Article 7.2.E.3.b plus all or any part of the difference between one hundred percent (100%) and the total of the Working Interests subscribed by the other Consenting Parties.  Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro rata basis.

7.2.E.4

Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Working Interest set out in Article 7.2.E.3.b as to the Exclusive Operation.

7.2.E.5

If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Working Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty‑four (24) hours of the expiry of the response period set out in Article 7.2.E.3, the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Working Interest.

7.2.E.6	If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Working Interests in the Exclusive Operation.
7.2.E.7

As soon as any Exclusive Operation is fully subscribed under Article 7.2.E.6, Operator, subject to Article 7.11.F, shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence under this Agreement.

7.2.E.8

If such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the Force Majeure provisions of Article 16) after the date of the notice given by Operator under Article 7.2.E.6, the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, then such Party must resubmit to the Parties notice proposing such operation under Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3	Responsibility for Exclusive Operations
7.3.A

The Consenting Parties shall bear in accordance with the Working Interests agreed under Article 7.2.E the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non‑Consenting Parties from any damages, losses, costs (including reasonable legal costs and attorneys’ fees), and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free of all liens and Encumbrances of every kind created by or arising from such Exclusive Operation.

7.3.B

Despite Article 7.3.A, each Party shall continue to bear its Working Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4	Consequences of Exclusive Operations
7.4.A

With respect to any Exclusive Operation, for so long as a Non‑Consenting Party has the option under Article 7.4.C to reinstate the rights it relinquished under Article 7.4.B, such Non‑Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than G&G Data obtained in an Exclusive Operation.  If a Non‑Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non‑Consenting Party shall have the right to do so by paying to the Consenting Parties its Working Interest share as set out in Article 3.2.A of the cost incurred in obtaining such G & G Data.

7.4.B

Subject to Article 7.4.C, Article 7.6.E and Article 7.8, each Non‑Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to the incremental Working Interest that each agreed to bear under Article 7.2.E in any Exclusive Operation:

7.4.B.1	All of each such Non‑Consenting Party’s right:
(a)

to participate in further operations to drill, Deepen, Recomplete, Rework, Sidetrack, Test in the well, or Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted; and

(b)

under the Contract to take and dispose of Petroleum produced and saved from the well, or from a Recompleted, Reworked, Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted; and

7.4.B.2	All of each such Non‑Consenting Party’s right:
(a)	to participate in any Discovery made during such Exclusive Operation;
(b)	to participate in any Discovery appraised in the course of such Exclusive Operation; and
(c)	under the Contract to take and dispose of Petroleum produced and saved from any Appraisal Well or Development Well drilled during such Exclusive Operation.
7.4.C	A Non‑Consenting Party shall have only the following options to reinstate the rights it relinquished under Article 7.4.B:
7.4.C.1

If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non‑Consenting Party the approved Appraisal Plan.  For thirty (30) Days (or forty‑eight (48) hours for Urgent Operational Matters) from receipt of such Appraisal Plan, each Non‑Consenting Party shall have the option to reinstate the rights it relinquished under Article 7.4.B and to participate in such Appraisal Plan.  The Non‑Consenting Party may exercise such option by notifying Operator within the period specified above that such Non‑Consenting Party agrees to bear its Working Interest share of the cost and liability of such Appraisal Plan, and to pay such amounts as set out in Articles 7.5.A and 7.5.B.

7.4.C.2

If the Consenting Parties decide to develop a Discovery made or appraised during an Exclusive Operation, the Consenting Parties shall submit to the Non‑Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract.  For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non‑Consenting Party shall have the option to reinstate the rights it relinquished under Article 7.4.B and to participate in such Development Plan.  The Non‑Consenting Party may exercise such option by notifying Operator within the period specified above that such Non‑Consenting Party agrees to bear its Working Interest share of the cost and liability of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5.A and 7.5.B.

7.4.C.3

If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non‑Consenting Parties the approved AFE for such further operation.  For thirty (30) Days (or forty‑eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non‑Consenting Party shall have the option to reinstate the rights it relinquished under Article 7.4.B and to participate in such operation.  The Non‑Consenting Party may exercise such option by notifying Operator within the period specified above that such Non‑Consenting Party agrees to bear its Working Interest share of the cost and liability of such further operation, and to pay the amounts as set out in Articles 7.5.A and 7.5.B.

A Non‑Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

7.4.D

If a Non‑Consenting Party does not properly and in a timely manner exercise its option under Article 7.4.C, including paying all amounts due under Articles 7.5.A and 7.5.B, such Non‑Consenting Party shall have forfeited the options as set out in Article 7.4.C and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non‑Consenting Party under Article 7.4.C).

7.4.E

A Non‑Consenting Party exercising its option under Article 7.4.C shall notify the other Parties that it agrees to bear its share of the cost and liability of such further operation and to reimburse the amounts set out in Articles 7.5.A and 7.5.B that such Non‑Consenting Party had not previously paid.  Such Non‑Consenting Party shall in no way be deemed to be entitled to any amounts paid under Articles 7.5.A and 7.5.B incident to such Exclusive Operations.  The Working Interest of such Non‑Consenting Party in such Exclusive Operation shall be its Working Interest set out in Article 3.2.A.  The Consenting Parties shall contribute to the Working Interest of the Non‑Consenting Party in proportion to the incremental Working Interest that each agreed to bear under Article 7.2.E.  If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation under Article 5.

7.4.F

If after the expiry of the period in which a Non‑Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery.  After such meeting Operator for such development shall apply for a Development and Production Area (if applicable in the Contract).  Unless the Development Plan is materially modified or expanded before the commencement of operations under such plan (in which case a new notice and option shall be given to the Non‑Consenting Parties under Article 7.4.C), each Non‑Consenting Party to such Development Plan shall:

7.4.F.1	If the Contract, subject to the Laws, so allows, elect not to apply for a Development and Production Area covering such development and forfeit all interest in such Development and Production Area, or
7.4.F.2	If the Contract does not so allow, and subject to the Laws, be deemed to have:
(a)	Elected not to apply for a Development and Production Area covering such development;
(b)	Forfeited all economic interest in such Development and Production Area; and
(c)	Assumed a fiduciary duty to exercise its legal interest in such Development and Production Area for the benefit of the Consenting Parties.

In either case such Non‑Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Development and Production Area, even if the Development Plan is modified or expanded after the start of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Development and Production Area designed solely for the use of such Development and Production Area.

7.5	Premium to Participate in Exclusive Operations
7.5.A

Each such Non‑Consenting Party shall within thirty (30) Days of the exercise of its option under Article 7.4.C, pay in immediately available funds to the Consenting Parties that took the risk of such Exclusive Operations (in proportion to the incremental Working Interest that each agreed to bear under Article 7.2.E in such Exclusive Operations in which such Non‑Consenting Party is reinstating its rights) a lump sum amount payable in the currency designated by such Consenting Parties.  Such lump sum amount shall be equal to such Non‑Consenting Party’s Working Interest share of all costs and liabilities that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as applicable) in which the Non‑Consenting Party desires to reinstate the rights it relinquished under Article 7.4.B, and that were not previously paid by such Non‑Consenting Party.

7.5.B

In addition to the payment required under Article 7.5.A, immediately after the exercise of its option under Article 7.4.C each such Non‑Consenting Party shall be liable to reimburse the Consenting Parties that took the risk of such Exclusive Operations (in proportion to the incremental Working Interest that each agreed to bear under Article 7.2.E in such Exclusive Operations in which such Non‑Consenting Party is reinstating its rights) an amount equal to the total of:

7.5.B.1

five hundred percent (500%) of such Non‑Consenting Party’s Working Interest share of all costs and liabilities that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data that pertains to the Discovery, and that were not previously paid by such Non‑Consenting Party; plus

7.5.B.2

five hundred percent (500%) of such Non‑Consenting Party’s Working Interest share of all costs and liabilities that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting, and Reworking of the Exploration Well that made the Discovery in which the Non‑Consenting Party desires to reinstate the rights it relinquished under Article 7.4.B, and that were not previously paid by such Non‑Consenting Party; plus

7.5.B.3

five hundred percent (500%) of the Non‑Consenting Party’s Working Interest share of all costs and liabilities that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) that delineated the Discovery in which the Non‑Consenting Party desires to reinstate the rights it relinquished under Article 7.4.B, and that were not previously paid by such Non‑Consenting Party.

7.5.C

Each such Non‑Consenting Party that is liable for the amounts set out in Article 7.5.B shall within thirty (30) Days of the exercise of its option under Article 7.4.C, pay in immediately available funds the full amount due from it under Article 7.5.B to such Consenting Parties, in the currency designated by such Consenting Parties.

7.5.D

The Non‑Consenting Party exercising its option under Article 7.4.C shall, in accordance with Article 19, be entitled to all Cost Petroleum derived from reimbursements made under Article 7.5.A.  Such Non‑Consenting Party shall not be entitled to Cost Petroleum associated with payments made under Article 7.5.B, unless the Contract or any Laws require otherwise.  Each Consenting Party shall have the right to refuse to accept all or any portion of its share of amounts paid under Articles 7.5.A and 7.5.B, however such refusal shall be without prejudice to the exercise by the Non‑Consenting Party of its option under Article 7.4.C.  In such case, the refused amount shall be distributed to each non‑refusing Consenting Party on a pro rata basis.

7.6	Order of Preference of Operations
7.6.A

Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty‑four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation.  Such alternative proposal shall contain the information required under Article 7.2.A.

7.6.B

Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Party within the appropriate response period set out in Article 7.2.B to participate in one of the competing proposals.  Any Party not notifying Operator and the proposing Party within the response period shall be deemed to have voted against the proposals.

7.6.C

The proposal receiving the largest aggregate Working Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Working Interest vote.  Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty‑four (24) hours for Urgent Operational Matters).

7.6.D

Each Party shall then have two (2) Days (or twenty‑four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Party whether such Party will participate in such Exclusive Operation, or will relinquish its interest under Article 7.4.B.  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.6.E

Despite the provisions of Article 7.4.B, if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non‑Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non‑Consenting Party shall have the option exercisable for forty‑eight (48) hours from receipt of such notice to participate for its Working Interest share in the initial proposed Completion of such well.  Each such Non‑Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Working Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All costs and liabilities for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non‑Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4.B shall continue to apply to such Non‑Consenting Party’s interest.

7.7	Stand‑By Costs
7.7.A

When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking, or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne by the Parties as part of the operation just completed.  Stand by costs incurred after all Parties respond, or after expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing or consenting to the Exclusive Operation in proportion to their Working Interests, regardless of whether such Exclusive Operation is actually conducted.

7.7.B

If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be used is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2.B.1 within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period.  Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period.  If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a day‑to‑day basis in proportion to their Working Interests.

7.8	Special Considerations Regarding Deepening and Sidetracking
7.8.A	An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non‑Consenting Parties under this Article 7.8 the opportunity to participate in such operation.
7.8.B

If any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2.  If a Deepening or Sidetracking operation is approved under such provisions, and if any Non‑Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non‑Consenting Party shall not owe amounts under Article 7.5.B, and such Non‑Consenting Party’s payment under Article 7.5.A shall be such Non‑Consenting Party’s Working Interest share of the costs and liabilities incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non‑Consenting Party would have paid had such Non‑Consenting Party agreed to participate in such Exclusive Well; provided, however, all costs and liabilities for Testing and Completing or attempting Completion of the well incurred by Consenting Parties before the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9	Use of Property
7.9.A

The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting, or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing, and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged.  On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Working Interest shares of the value of such equipment less the cost of salvage.

7.9.B

Any Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed under this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area.  No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior written consent of all platform owners.  If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.9.B.  Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax Laws of the Republic of Ghana, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.9.B bears to the total number of wells served by such platform.  Consenting Parties who have paid to drill a well from a platform under this Article 7.9.B shall be entitled to Deepen or Sidetrack that well for no additional charge if done before moving the drilling rig off of location.

7.9.C

Spare capacity in equipment that is constructed under this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon Production from the Contract Area on the terms set forth below.  All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days before the beginning of each month.  Operator may nominate capacity for the owners of the equipment if they so elect.  If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority:  (1) first, to the owners of the equipment up to their respective Working Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Working Interest shares, in proportion to the Working Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Working Interests in this Agreement.  Owners of the equipment shall be entitled to use up to their Working Interest share of total capacity without payment of a fee under this Article 7.9.C.  Otherwise, each Party using equipment under this Article 7.9.C shall pay to the owners of the equipment monthly throughout the period of use an arm’s‑length fee based upon third party charges for similar services in the vicinity of the Contract Area.  If no arm’s‑length rates for such services are available, then the Party desiring to use equipment under this Article 7.9.C shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax Laws of the Republic of Ghana, that the capacity made available to such Party on a fee basis under this Article 7.9.C bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9.C bears to the total capacity of the equipment.

7.9.D

Payment for the use of a platform under Article 7.9.B or the use of equipment under Article 7.9.C shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties.  However, such payments shall be included in the costs that the paying Parties are entitled to recoup under Article 7.5.

7.9.E

Parties electing to use spare capacity on platforms or in equipment under Article 7.9.B or Article 7.9.C shall indemnify the owners of the equipment or platform against any costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which Operator is solely responsible under Article 4.5.

7.10	Lost Production during Tie‑In of Exclusive Operation Facilities

If, during the tie‑in of Exclusive Operation facilities with the existing Production facilities of another operation, the Production of Petroleum from such other pre‑existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the Parties to such existing operation for such loss of production in the following manner.  Operator shall determine the amount by which each Day’s production during the tie‑in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing Production facilities of such operation.  The so‑determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Working Interest.  Upon completion of the tie‑in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, before the Consenting Parties being entitled to receive any such production.

7.11	Conduct of Exclusive Operations
7.11.A

Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

7.11.B

The computation of costs and liabilities incurred in Exclusive Operations, including the costs and liabilities of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

7.11.C

Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non‑Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

7.11.D

If Operator is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, Operator shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost or liability attributable to any Exclusive Operations and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator concerning any Exclusive Operations conducted by it.  If Operator is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, the provisions of Article 4.5 shall apply mutatis mutandis to such Exclusive Operation with the Consenting Parties having an obligation to defend and indemnify under Article 4.5.B in proportion to their Working Interests.

7.11.E

If a Development Plan has been approved under Article 6.3, or if any Party proposes (but does not yet have the right to commence) a development under this Article 7 where neither the Development Plan nor the development proposal call for the drilling of one or more Appraisal Wells, and should any Party wish to drill an additional Appraisal Well before development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement under Article 7.5.  If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non‑Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm‑length transactions equals one hundred percent (100%) of such Non‑Consenting Party’s Working Interest shares of all costs and liabilities that were incurred in any Exclusive Operations relating to the Appraisal Well.  After the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved under Article 5.3, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non‑Consenting Party who voted in favor of such Development Plan before the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non‑Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

7.11.F

If Operator is a Non‑Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Development and Production Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.  Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8 ‑ DEFAULT

8.1	Default and Notice
8.1.A	Any Party that fails to:
8.1.A.1	pay when due its share of Joint Account charges (including Cash Calls and interest; and/or
8.1.A.2	provide when due and maintain any Security required of such Party under the Contract or this Agreement; and/or
8.1.A.3	perform any of its undisputed indemnity obligations under the Contract or this Agreement,

shall be in default under this Agreement (in each case, a “Defaulting Party”).

8.1.B	The Operator, or any non‑defaulting Party in case Operator is in default under this Agreement, shall promptly give a Default Notice to the Defaulting Party and each of the other Parties.
8.1.C

For the duration of the Default Period the Party in default shall be a Defaulting Party for the purposes of this Agreement.  All Default Amounts shall bear interest at the Default Rate from the due date to the date of receipt of payment.

8.2	Operating Committee Meetings, Data, and Entitlements
8.2.A	Except as provided in Article 8.3.C, the Defaulting Party has no right, during the Default Period, to:
8.2.A.1	Call or attend Operating Committee or subcommittee meetings;
8.2.A.2	Vote on any matter coming before the Operating Committee or any subcommittee;
8.2.A.3	Have access to any data or information relating to any operations under this Agreement;
8.2.A.4	Consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

8.2.A.5	Consent to or reject any Transfer or otherwise exercise any other rights with respect to Transfers under this Article 8 or under Article 12;
8.2.A.6	Receive its Entitlement under Article 8.4; or
8.2.A.7	Take assignment of any portion of another Party’s Working Interest if such other Party is either in default or withdrawing from this Agreement and the Contract.
8.2.B

During the Default Period, the Defaulting Party may Transfer all or part of its Working Interest only if the Defaulting Party cures its default under this Article 8 before or at closing of such Transfer.

8.2.C	Despite any other provisions in this Agreement, during the Default Period:
8.2.C.1

Unless agreed otherwise by the non‑defaulting Parties, the voting interest of each non‑defaulting Party shall be equal to the ratio such non‑defaulting Party’s Working Interest bears to the total Working Interests of the non‑defaulting Parties;

8.2.C.2	Any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;
8.2.C.3

The Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

8.2.C.4	The Defaulting Party shall be deemed to have approved, and shall join with the non‑defaulting Parties in taking, any other actions voted on during the Default Period.
8.3	Allocation of Defaulted Amounts
8.3.A	The Party providing the Default Notice under Article 8.1 shall include in the Default Notice to each non‑defaulting Party a statement of:
8.3.A.1	the amount that the non‑defaulting Party shall pay as its portion of the Total Amount in Default; and
8.3.A.2

if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non‑defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.

8.3.B

Unless otherwise agreed, the non‑defaulting Parties shall satisfy the obligations for which the Defaulting Party is in default in proportion to the ratio that each non‑defaulting Party’s Working Interest bears to the Working Interests of all non‑defaulting Parties.

8.3.C

If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non‑defaulting Party by facsimile and by telephone or email, and the non‑defaulting Parties shall be relieved of their obligations under Article 8.3.A.  Otherwise, each non‑defaulting Party shall satisfy its obligations under Article 8.3.A within 10 Business Days after the Default Period commences.  If any non‑defaulting Party fails to timely satisfy such obligations, such Party shall be a Defaulting Party subject to the provisions of this Article 8.  The non‑defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party under this Article 8.

8.3.D

At any time before the date of notice of exercise of the rights under Article 8.4.D to compel the Defaulting Party to sell and assign all or any part of its Working Interest, as applicable, a Defaulting Party may remedy its default by paying to the Operator the Total Amount in Default.  A Party may pay a portion of its default by paying to the Operator less than the Total Amount in Default, but shall remain in default.

8.3.D.1	If a Defaulting Party makes any payment, the amount so received shall first be applied to the payment of interest due and then to the payment of principal.
8.3.D.2

Operator shall pay to each non-defaulting Party any such amount as is in proportion to the ratio of the amount such non-defaulting Party has paid for the Defaulting Party to the total amounts all non-defaulting Parties have paid for the Defaulting Party.

8.3.E

If the Defaulting Party is the Operator, then all payments otherwise payable to the Joint Account under Article 8.3.A shall be made to the notifying Party instead of to the Joint Account until the Operator’s default is cured or a successor Operator appointed.

8.3.E.1

The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under this Agreement.  The notifying Party shall be entitled to bill or Cash Call the other Parties under the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When the Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The notifying Party shall not be liable for damages, losses, costs, or liabilities arising as a result of its actions under this Article 8.3.E, except to the extent Operator would be liable under Article 4.6.

8.3.E.2

While the Operator is a Defaulting Party, the Operator shall continue to perform its other functions as the Operator that are not transferred to the notifying Party by this Article, until Operator is removed or resigns.

8.3.F

If all Parties are Defaulting Parties, then the Parties shall be deemed to have collectively decided to withdraw, and the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government and GNPC, to satisfy any requirements of the Contract and Laws and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all under Article 2.

8.4	Remedies
8.4.A

During the Default Period, the Defaulting Party has no right to take in kind or separately dispose of its Entitlement, which Entitlement shall under this Article 8.4.A vest in and be the property of the non‑defaulting Parties.  Operator (or the notifying Party if the Defaulting Party is the Operator) shall be authorized and under Article 8.4.G has a power of attorney to take and sell such Entitlement in an arm’s‑length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs and liabilities incurred in connection with such sale pay the net proceeds to the non‑defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund, if applicable, until the Total Amount in Default is recovered and such Reserve Fund is established.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall be carried forward as a Default Amount.  When making sales under this Article 8.4.A, the non‑defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

8.4.B

Subject to the Laws, if Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if the Defaulting Party is the Operator) shall be entitled to apply the Defaulting Party’s Working Interest share of the proceeds of such disposal, credit, or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund, if applicable.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall be carried forward as a Default Amount.

8.4.C

The non‑defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4.A and 8.4.B toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Working Interest share of:

8.4.C.1	The estimated Decommissioning Costs, to the extent the Parties have not provided for Decommissioning Security under Article 10;
8.4.C.2	The estimated cost of severance benefits for local employees upon cessation of operations; and
8.4.C.3	Any other identifiable costs that the non‑defaulting Parties anticipate will be incurred in connection with the cessation of operations.

Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in default.

8.4.D

If a Defaulting Party fails to fully remedy all its defaults by the sixtieth (60th) Day of the Default Period, then, without prejudice to any other rights available to each non‑defaulting Party to recover its portion of the Total Amount in Default, at any time afterwards until the Defaulting Party has cured its defaults:

8.4.D.1

if there has been no Commercial Discovery, any non‑defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to sell and Transfer all of its Working Interest to any non‑defaulting Parties wishing to purchase such Working Interest, as described in Article 8.4.E; or

8.4.D.2

if there is a Commercial Discovery, then by a decision of a majority in interest of the non‑defaulting Parties (after excluding Affiliates of the Defaulting Party), the non‑defaulting Parties shall have the option to either:

(a)	require that the Defaulting Party offer to sell and Transfer all of its Working Interest to any non‑defaulting Parties wishing to purchase such Working Interest, as described in Article 8.4.E; or
(b)

to the extent the default is in respect of an approved Development Plan, require that the Defaulting Party offer to sell and Transfer a part of the Defaulting Party’s Working Interest in the corresponding Development & Production Area to any non‑defaulting Parties wishing to accept the sale and Transfer of such part, as described in Article 8.4.F; or

8.4.D.3

if (and only if) the requirements of Article 8.4.G.3 have been satisfied, then any non-defaulting Party shall have the option, exercisable in its discretion at any time, to foreclose its mortgage and security interest against a pro rata share of the Collateral, as described in Article 8.4.G.

Each of the options set out in Articles 8.4.D.1, 8.4.D.2(a), 8.4.D.2(b) and 8.4.D.3  is exclusive, provided, however, that each default shall be treated separately and all such options shall become available again upon a new default.  For the purposes of Articles 8.4.D.1 and 8.4.D.2, whether or not there has been a Commercial Discovery shall be determined at the beginning of the relevant Default Period.   All costs pertaining to any sale and Transfer contemplated above (including any stamp duty incurred on the documents signed to effect such sale and Transfer) shall be the responsibility of the Defaulting Party.

8.4.E

In connection with the options set out in Article 8.4.D.1 and 8.4.D.2(a), each Party grants to each of the other Parties the right and option to acquire (the “Buy‑Out Option”) under Article 8.4.E.1 all of its Working Interest for the consideration determined under Article 8.4.E.2 (the “Buy‑Out Price”) and paid under Article 8.4.E.3.

8.4.E.1

Each non‑defaulting Party may, but shall not be obligated to, exercise such Buy‑Out Option by notice to the Defaulting Party and each other non‑defaulting Party (the “Buy‑Out Notice”).  The Defaulting Party shall be deemed to have proposed to sell and Transfer, effective on the date of the Buy‑Out Notice, its entire Working Interest to the non‑defaulting Parties having exercised the Buy‑Out Option (each, an “Acquiring Party”).  Any other non‑defaulting Party that gives an Option Notice within thirty (30) Days after the Buy‑Out Option is first exercised by an Acquiring Party shall also become an Acquiring Party.  Any non‑defaulting Party that fails to exercise its Buy‑Out Option during such thirty (30) Day period shall be deemed to have elected not to become an Acquiring Party, and its Buy‑Out Option with respect to the Defaulting Party shall terminate.  Each Acquiring Party shall be deemed to have proposed to acquire a proportion of the Working Interest of the Defaulting Party equal to the ratio of such Acquiring Party’s Working Interest to the total Working Interests of all Acquiring Parties and pay such proportion of the Buy‑Out Price, unless they otherwise agree.

8.4.E.2	The Buy‑Out Price shall be determined as follows:

Each Acquiring Party shall specify in its Buy‑Out Notice a value for the Defaulting Party’s entire Working Interest.  Within five (5) Days after the thirty (30) Day period after the Buy‑Out Option is first exercised, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, such Acquiring Party’s proportionate share of the value specified by such Acquiring Party in its Buy‑Out Notice (in which case this value is, with respect to such Acquiring Party, the “Buy‑Out Price”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its entire Working Interest (in which case each Acquiring Party’s proportionate share of the value determined by such expert shall be deemed the “Buy‑Out Price” with respect to each such Acquiring Party).  If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party’s proportionate share of the value proposed by such Acquiring Party as the Buy‑Out Price.  If the valuation of the Defaulting Party’s Working Interest is referred to an expert, such expert shall determine the Buy‑Out Price which shall be deemed to be equal to the fair market value of the Defaulting Party’s entire Working Interest, less the following:

(a)	The Total Amount in Default;

(b)	All costs, including the costs of the expert, to obtain such valuation; and
(c)	fifteen percent (15%) of the fair market value of the Defaulting Party’s Working Interest.
8.4.E.3	The Buy‑Out Price shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Buy‑Out Price as follows:
(a)

The first installment shall be due and payable to the Defaulting Party within 15 Days after the date on which the Defaulting Party’s Working Interest is effectively Transferred to the Acquiring Parties (the “Assignment Date”);

(b)	The second installment shall be due and payable to the Defaulting Party within 180 Days after the Assignment Date;
(c)	The third installment shall be due and payable to the Defaulting Party within 365 Days after the Assignment Date; and
(d)	The fourth installment shall be due and payable to the Defaulting Party within 545 Days after the Assignment Date.
8.4.E.4

On the Assignment Date the Total Amount in Default shall be deemed to have been satisfied, and if the assignment under Article 8.4.F was to fewer than all of the non‑defaulting Parties, the Acquiring Parties in proportion to their proportionate share of the Buy‑Out Price shall pay to each non‑defaulting Party that was not an Acquiring Party the portion of the Total Amount in Default owed to such non‑defaulting Party.

8.4.F

In connection with the option set out in Article 8.4.D.2(b), each Defaulting Party grants to each of the other Parties the right and option to acquire under this Article 8.4.F a part of its Working Interest in the applicable Development and Production Area (the “Withering Option”), in which it is in default.

8.4.F.1

Each non‑defaulting Party may, but shall not be obligated to, exercise such Withering Option by notice to the Defaulting Party and each other non‑defaulting Party (the “Withering Notice”).  The Defaulting Party shall be deemed to have proposed to assign, effective on the date of the Withering Notice, the Withering Interest to the non‑defaulting Parties having exercised the Withering Option (each, an “Acquiring Party”).  Any other non‑defaulting Party that gives a Withering Notice within thirty (30) Days after the Withering Option is first exercised by an Acquiring Party shall also become an Acquiring Party.  Any non‑defaulting Party that fails to exercise its Withering Option during such thirty (30) Day period shall be deemed to have elected not to become an Acquiring Party and its Withering Option regarding the Defaulting Party shall terminate.  Each Acquiring Party shall be deemed to have proposed to acquire a proportion of the Withering Interest of the Defaulting Party equal to the ratio of such Acquiring Party’s Working Interest to the total Working Interests of all Acquiring Parties and pay such proportion of the Withering Price, unless they otherwise agree.

8.4.F.2	The Withering Interest shall be determined based on the following formula:

Withering Interest =	[Withering Price x Default Factor x DPPI]
DPETC

Where:

“Withering Interest” means the lesser of:  (i) the Defaulting Party’s entire Working Interest, in the applicable Development and Production Area to be assigned to the Acquiring Parties (expressed as a percentage); or (ii) the part out of the Defaulting Party’s Working Interest, in the applicable Development and Production Area to be assigned to the Acquiring Parties (expressed as a percentage).

“Withering Price” means the amount equal to DPETC less DPACP.

“Estimated Total Costs” means the estimated total costs to be expended to complete the approved Development Plan for the applicable Development and Production Area, including any contingent amounts, amendments and approved cost over‑runs arising before the due date of the Cash Call giving rise to the default.

“DPETC” means the Defaulting Party’s Working Interest share of the Estimated Total Costs.

“DPACP” means the aggregate costs paid by the Defaulting Party regarding the applicable Development Plan before the date of the Cash Call giving rise to the default.

“Default Factor” means:

1.25, if less than twenty‑five percent (25%) of the Estimated Total Costs have been expended by the Parties;

1.20, if at least twenty‑five percent (25%) but less than fifty percent (50%) of the Estimated Total Costs have been expended by the Parties;

1.15, if at least fifty percent (50%) but less than seventy‑five percent (75%) of the Estimated Total Costs have been expended by the Parties; or

1.10, if at least seventy five percent (75%) of the Estimated Total Costs have been expended by the Parties.

“DPPI” means the Defaulting Party’s Working Interest as of the due date of the Cash Call giving rise to the default (expressed as a percentage).

8.4.F.3	If the Withering Interest is effectively assigned to the Acquiring Parties under Article 8.4.G, then from the due date of the Cash Call giving rise to the default:
(a)

The Defaulting Party has no obligation to pay any further Cash Calls under the applicable Development Plan, except to the extent of the Defaulting Party’s obligation to fund its revised Working Interest share of any cost over‑runs arising after such date;

(b)

The Acquiring Parties shall bear all costs attributable to the Withering Interest and the Defaulting Party’s revised Working Interest under the applicable Development Plan, except to the extent of the Defaulting Party’s obligation to fund its revised Working Interest share of any cost over‑runs arising after such date.

8.4.F.4

On the date the Withering Interest is effectively assigned the Total Amount in Default shall be deemed to have been satisfied, and if the assignment under Article 8.4.F was to fewer than all of the non‑defaulting Parties, the Acquiring Parties in proportion to their proportionate share of the Withering Price shall pay to each non‑defaulting Party that was not an Acquiring Party the portion of the Total Amount in Default owed to such non‑defaulting Party.

8.4.G

If a Defaulting Party fails to remedy its default within sixty (60) Days of the commencement of the Default Period and the non-Defaulting Parties are unable to or do not exercise their rights under Articles 8.4.E or 8.4.F (as the case may be):

8.4.G.1

The Parties (including the Defaulting Party) shall have the right, for up to four months, to identify a third party purchaser to purchase the entire Working Interest of the Defaulting Party for consideration of no less than the fair market value of the Defaulting Party’s entire Working Interest less a discount of fifteen percent (15%) of the fair market value. If such a third party purchaser is identified, the Working Interest of the Defaulting Party shall be Transferred to the third party purchaser and the consideration applied towards the Total Amount in Default at the closing of such Transfer.

8.4.G.2

During such period of four months (provided that a Transfer to a third party purchaser has not been completed), the non-defaulting Parties will continue to have the right to exercise their rights under and in accordance with Articles 8.4.D.1, 8.4.D.2(a) and 8.4.E, or under Articles 8.4.D.2(b) and 8.4.F (as the case may be) either themselves, or by nominating a third party, with the consequences set out in Article 8.4.E.4 and 8.4.F.4 respectively.

8.4.G.3

If (and only if) after a period of four months, a third party purchaser has not been identified pursuant to Article 8.4.G.1 and the non-defaulting Parties have not exercised their rights under Article 8.4.G.2 the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Working Interest as set forth below, subject to the Contract and the Laws.

8.4.G.4

Subject to any approvals or consents as may be required under the Contract and/or applicable Law, each Party grants to each of the other Parties, in pro rata shares based on their relative Working Interests, a mortgage and security interest on its Working Interest, whether now owned or later acquired, together with all products and proceeds derived from that Working Interest (collectively, the “Collateral”) as security for:

(a)	The payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and
(b)	Any Security that such Party is required to provide under the Contract.

8.4.G.5

In (and only in) the circumstances specified in Article 8.4.G.3, each non-defaulting Party shall have the option, exercisable at any time after the four month period referred to in Article 8.4.G.3, to foreclose its mortgage and security interest against its pro rata share of the Collateral by any means permitted under the Contract and the Laws and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws, and subject to the provisions of Article 12.   Except as may be prohibited by the Contract or the Laws, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.   Any deficiency in the amounts received by the foreclosing Party shall remain a debt due by the Defaulting Party.  The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them.  Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

8.4.G.6

Each Party agrees to sign such memoranda, financing statements and other documents, and make such filings and registrations, and secure such consents, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4.G.

8.4.H

The Defaulting Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required regarding such proposed withdrawal and assignment.  The non‑defaulting Parties shall use reasonable endeavors to assist the Defaulting Party in obtaining such approvals.  Any penalties, damages, losses, costs (including reasonable legal costs and attorneys’ fees) and liabilities incurred by the Parties in connection with such proposed withdrawal and assignment shall be borne by the Defaulting Party.  If the Government does not approve the Defaulting Party’s proposed withdrawal and assignment, then the non‑defaulting Parties (excluding any non‑defaulting Party that has given notice that it refuses to accept such proposed assignment) shall have the right to retract the notice of proposed withdrawal and assignment by notice to all Parties.  The acceptance by a non‑defaulting Party of any portion of a Defaulting Party’s Working Interest shall not limit any rights or remedies that such non‑defaulting Party has to recover any remaining balance plus interest owing under this Agreement by the Defaulting Party.  For purposes of Article 8.4.D, 8.4.E, 8.4.F, or 8.4.G, as elected, the Defaulting Party shall, without delay after any request from the non‑defaulting Parties, do any act required to be done by the Laws and any other applicable laws in order to render the sale of its Entitlement and/or assignment of its Working Interest legally valid, including obtaining all necessary governmental consents and approvals, and shall sign any document and take such other actions as may be necessary in order to effect a prompt and valid sale of its Entitlement and/or assignment of its Working Interest.  The Defaulting Party shall promptly remove any Encumbrances which may exist on the date of sale of its Entitlement and/or assignment of its Working Interests (other than any existing Encumbrances that affect all Parties in proportion to their Working Interests).  If all Government approvals are not timely obtained, the Defaulting Party shall to the extent allowed under the Contract and applicable Laws hold its Working Interest in trust or escrow arrangement for the benefit of the non‑defaulting Parties who are entitled to receive it.  Each Party appoints each other Party its true and lawful attorney to sign such instruments and make such filings and applications as may be necessary to make such sale or assignment legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

8.4.I

The non‑defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

8.4.J

Each of the rights and remedies granted to the non‑defaulting Parties in this Article 8 are exclusive, but are in addition to any other non-contractual rights and remedies that may be available to the non‑defaulting Parties, whether at law, in equity or otherwise.  Subject to the foregoing, each right and remedy available to the non‑defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non‑defaulting Parties in their sole discretion.

8.5	Survival

The obligations of the Defaulting Party and the rights of the non‑defaulting Parties shall survive the surrender of the Contract, Decommissioning, and termination or expiration of this Agreement.

8.6	No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Working Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party that becomes a Defaulting Party undertakes that, in respect of either any exercise by the non‑defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non‑Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the non‑defaulting Parties are reasonable and appropriate in the circumstances.

ARTICLE 9 ‑ DISPOSITION OF PRODUCTION

9.1	Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2	Disposition of Crude Oil

If Crude Oil is to be produced from a Development and Production Area, the Parties shall in good faith, and not fewer than six (6) Months before the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.  The lifting procedure shall be based on the AIPN Model Lifting Agreement (2001 draft) and shall contain all such terms as may be negotiated and agreed by the Parties, consistent with the Development Plan and subject to the terms of the Contract. GNPC may, if necessary and practicable, also be party to the lifting agreement; if GNPC is party to the lifting agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 9.2.  If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the terms set forth in the AIPN Model Lifting Agreement (2001 draft) until a lifting agreement is signed by the Parties.

9.3	Disposition of Natural Gas

The Parties recognize that, subject to the terms of the Contract, if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements with GNPC for the disposal of the Natural Gas, which special arrangements are consistent with the Development Plan and subject to the terms of the Contract.

9.4	Production Forecasts
9.4.A

No later than the first Day of each Calendar Quarter preceding the Calendar Quarter in which Production Operations are scheduled to begin, and afterwards on the first Day of each Calendar Quarter, the Operator shall provide the Parties with a Production Forecast.  A “Production Forecast” shall consist of the estimated average daily rate of Production of Petroleum of each type and grade for each Calendar Month during each of the next succeeding two Calendar Years and, if there are multiple Delivery Points, the estimated quantities to be delivered to each Delivery Point.

9.4.B

If at any time the Operator becomes aware that a change has taken place or will take place that in Operator’s judgment has caused or will cause a variance of ten percent (10%) or more from any figure appearing in the latest Production Forecast, the Operator shall promptly notify each Party of the following:

9.4.B.1	the reason for such variance, its estimated magnitude, the date and time the change is expected to begin, and the estimated duration thereof; and
9.4.B.2

the Operator’s revised Production Forecast for the period covered by the current Production Forecast based on such variance, along with all other requirements for a Production Forecast under Article 9.4.A.

9.4.C

The Production forecast delivered under Article 6.3.A.3 and the Production Forecasts under this Article are only estimates.  Actual Production may vary based upon reservoir performance, variations in well deliverability and the composition of the produced substances, actions of the Government and other third parties, maintenance and repair obligations and Force Majeure, among other factors.

ARTICLE 10 ‑ DECOMMISSIONING AND ABANDONMENT

10.1	Decommissioning of Joint Facilities
10.1.A

A decision to Decommission any facilities and/or equipment, other than wells, that were acquired for or contributed to the Joint Account, shall require the approval of the Operating Committee.  In connection with such proposal Operator shall give notice to all Parties listing such facilities and equipment together with Operator’s latest estimate of Decommissioning Costs.

10.1.B

If any Party fails to reply within the period prescribed in Article 5.12.A.1 or Article 5.12.A.2, whichever applies, after delivery of notice of Operator’s proposal to Decommission such facilities and/or equipment, such Party shall be deemed to have consented to the proposed Decommissioning.

10.1.C

If the Operating Committee votes to Decommission such facilities and/or equipment, then subject to the Contract and applicable Laws, each Party shall have an option to take over as an Exclusive Operation any or all of such facilities and/or equipment located or held for use in the Contract Area and any Security for Decommissioning Costs, which option shall be exercisable until the Decommissioning Response Deadline.  If one or more Parties elect to take over any such facilities, such equipment, and/or such Security, each such Party so electing shall in the proportion that its Working Interest bears to the total of the Working Interests of the other Parties so electing:  (i)  assume responsibility for all Decommissioning Costs for the facilities and/or equipment that is taken over and indemnify the other Parties and the Operator (in its role as such) from all damages, losses, costs (including reasonable legal costs and attorneys’ fees), and liabilities associated with Decommissioning of such facilities and/or equipment; and (ii) provide Security for the Decommissioning Costs (as described in Exhibit B), calculated as of the date of transfer to such Parties, which Security may not be released before completion of Decommissioning without the written consent of the other Parties.  Despite the terms of this Article 10.1.C, the Parties collectively, in proportion to their Working Interests, shall remain liable for, and indemnify the Parties electing to take over such Joint Property from, any damages, losses, costs (including reasonable legal costs, and attorneys’ fees), and liabilities attributable to such Joint Property that arose from acts or omissions that occurred before the Decommissioning Response Deadline, without regard to whether such damages, losses, costs (including reasonable legal costs, and attorneys’ fees), and liabilities arose before or after the Decommissioning Response Deadline.

10.1.D

All rights to facilities and/or equipment transferred under Article 10.1.C are transferred on an “as is” basis without warranties expressed or implied, including warranties as to merchantability, fitness for a particular purpose, conformity to models or samples of materials, use, maintenance, condition, capacity or capability.  If any such facilities and/or equipment are transferred to one or more Parties under this Article 10.1, rights to use data and information concerning such facilities and/or equipment shall also be transferred to such Parties.  The transfer of such rights is subject to the terms of the Contract and the Laws and is without prejudice to any rights of the Government concerning such data and information under the Contract or the Laws.

10.2	Abandonment of Wells Drilled as Joint Operations
10.2.A

A decision to permanently plug and abandon any well that was drilled as a Joint Operation shall require the approval of the Operating Committee, unless the Operator needs to plug and abandon the well for safety reasons.  The Operator may temporarily plug and abandon wells without the approval of the Operating Committee.

10.2.B

If any Party fails to reply within the period prescribed in Article 5.12.A.1 or Article 5.12.A.2, whichever applies, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

10.2.C

If the Operating Committee approves a decision to permanently plug and abandon an Exploration Well or Appraisal Well, subject to the Laws, any Party voting against such decision may propose (within the time periods allowed by Article 5.13.A) to conduct an alternate Exclusive Operation in the wellbore.  If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

10.2.D	Any well plugged and abandoned under this Agreement shall be plugged and abandoned under the Laws and at the cost and risk of the Parties who participated in the cost of drilling such well.

10.2.E	Despite anything to the contrary in this Article 10.2:
10.2.E.1

If the Operating Committee approves a decision to plug and abandon a well from which Petroleum has been produced and sold, subject to the Laws, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.12.A.1 or Article 5.12.A.2, whichever applies, has expired) to take over the entire well as an Exclusive Operation.  Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation.  In such event, the Consenting Parties shall be entitled to continue producing only from the Zone open to Production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well if the well taken over becomes impaired or fails.

10.2.E.2

Each Non‑Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Working Interests all of its interest in the wellbore of a produced well and related equipment under Article 7.4.B.  The Consenting Parties shall afterwards bear all cost and liability of plugging and abandoning such well under the Laws, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and the Consenting Parties shall indemnify the Non‑Consenting Parties against all such costs and liabilities.

10.2.E.3

Subject to Article 7.11.F, Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional costs that may arise as the result of the separate allocation of interest in such well.

10.3	Decommissioning and Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the Decommissioning of facilities and/or equipment acquired for an Exclusive Operation and abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well under this Article 10).

10.4	Provision for and Conduct of Decommissioning and Abandonment

If under the Contract or the Laws, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall make a preliminary plan for the Decommissioning of facilities and/or equipment and the abandonment of wells, shall under Article 6.5 and Exhibit B furnish Security for Decommissioning, and shall conduct the Decommissioning of facilities and/or equipment and the abandonment of wells and the Contract Area under Exhibit B.  Nothing set out in Exhibit B shall remove, vitiate or otherwise annul the obligation of any Party to meet in full its liability to pay its Working Interest share of Decommissioning.

ARTICLE 11 ‑ SURRENDER, EXTENSIONS AND RENEWALS

11.1	Surrender
11.1.A

If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender.  Before the end of such period, the Operating Committee shall determine under Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract.  If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by at least two Parties holding a simple majority of the Working Interests shall be adopted.  If no proposal attains such level of support, then the proposal receiving the largest aggregate Working Interest vote shall be adopted.  The Parties shall sign any documents and take such other actions as may be necessary to effect the surrender.  Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Petroleum are later discovered under the surrendered area.

11.1.B	A surrender of all or any part of the Contract Area that is not required by the Contract shall require the unanimous consent of the Parties.
11.2	Extension of the Term
11.2.A

A proposal by any Party to enter into or extend the term of any Exploration Period or Production Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee under Article 5.

11.2.B

Any Party shall have the right to enter into or extend the term of any Exploration Period or Production Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee.  If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12 ‑ TRANSFER OF WORKING INTERESTS

12.1	Obligations

Subject to the requirement of the Contract,

12.1.A	any Transfer (except Transfers under Article 7, Article 8, or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and
12.1.B	a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

If a Transfer subject to this Article or a Change in Control occurs without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements of this Agreement, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

12.2	Transfer
12.2.A

Except in the case of a Party transferring all of its Working Interest, no Transfer shall be made by any Party that results in the transferor or the transferee holding a Working Interest of less than five percent (5%) or any interest other than a Working Interest in the Contract and this Agreement.  Subject to the terms of Articles 4.8 and 4.9, the Party serving as Operator shall remain Operator after Transfer of a portion of its Working Interest.  In the event of a Transfer of all of its Working Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed under Article 4.10.  If Operator transfers all of its Working Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

12.2.B

Despite a Transfer of Working Interests pursuant to the Contract and this Agreement, both the transferee and the transferring Party shall be liable to the other Parties for the transferring Party’s Working Interest share of any obligations (financial or otherwise) that have vested, matured, or accrued under the Contract or this Agreement before such Transfer.  Such obligations, shall include any proposed expenditure approved by the Operating Committee before the transferring Party notifies the other Parties of its proposed Transfer but shall not include costs of plugging and abandoning wells or portions of wells and Decommissioning facilities in which the transferring Party participated (or was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

12.2.C

A transferee has no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder by separate instrument signed by all Parties) unless and until:

12.2.C.1

such transferee expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement to the extent of the Working Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract or this Agreement on or before the applicable deadlines; and

12.2.C.2

subject to Article 12.2.B, in the case of a Transfer to a transferee other than a Wholly Owned Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability, including enforceability of remedies under this Agreement against such transferee, to perform its payment obligations under the Contract and this Agreement, its technical capability to contribute to the planning and conduct of Joint Operations, and its ability to comply with the provisions of Article 20.1.

12.2.C.3

in the case of a Transfer to a Wholly Owned Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its ability to comply with the provisions of Article 20.1, and the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Wholly Owned Affiliate’s performance of its obligations.

12.2.D

Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided portion of its Working Interest to a third party (a “Lien Holder”) as security relating to financing; provided that:

12.2.D.1	Such Party shall remain liable for all obligations relating to its Working Interest;
12.2.D.2	The Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;
12.2.D.3	Such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.
12.2.E

Any Transfer of all or a portion of a Party’s Working Interest, other than a Transfer to a Wholly Owned Affiliate or the granting of an Encumbrance as provided in Article 12.2.D, shall be made, following compliance with the requirements of the Contract, subject to the following procedure.

12.2.E.1

Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Working Interest (and, if applicable, the determination of the Cash Value of the Working Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the Working Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 12.2.E.3 if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter‑notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2.E.3 and 12.2.E.4, where applicable).  If no Party delivers such counter‑notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties; provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 12.2.E to acquire any asset other than a Working Interest, nor may any Party be required to acquire any asset other than a Working Interest, regardless of whether other properties are included in the Transfer.

12.2.E.2

If more than one Party counter‑notifies that it intends to acquire the Working Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Working Interest to be transferred equal to the ratio of its own Working Interest to the total Working Interests of all the counter‑notifying Parties, unless the counter‑notifying Parties otherwise agree.

12.2.E.3

If a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Working Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.  If a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Working Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Working Interest on the same final terms and conditions as were negotiated with the proposed transferee except that the acquiring Party shall pay the Cash Value in immediately available funds at the closing of the Transfer instead of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Working Interest for cash.  In the case of a package sale, no Party may acquire the Working Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee.  If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Working Interest subject to the proposed package sale shall also terminate.

12.2.E.4

For purposes of Article 12.2.E.3, the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party” for the purposes of this Article 12.2.E) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor’s notice stating that it does not agree with the transferor’s statement of the Cash Value, stating the Cash Value that the Disagreeing Party believes is correct, and providing any supporting information that the Disagreeing Party believes is helpful.  In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

12.2.E.5

If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert.  If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the transferor shall pay all costs of the expert.  Subject to the independent expert’s value being final and binding under Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

12.2.E.6

Once the Cash Value is determined under Article 12.2.E.5, Operator shall provide notice of such Cash Value to all Parties and subject to the Contract, the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor’s Working Interest under Article 12.2.E.1 shall be obligated to buy the Working Interest at said value.

12.3	Change in Control
12.3.A	Any Change in Control of a Party, other than one that results in ongoing Control by an Affiliate, shall be subject to the following procedure.
12.3.A.1

Once the final terms and conditions of a Change in Control have been fully negotiated, the Acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party’s Working Interest and the determination of the Cash Value of that Working Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the Acquired Party’s Working Interest on the terms and conditions described in Article 12.3.A.3 if, within thirty (30) Days of the Acquired Party’s notice, such Party delivers to all other Parties a counter‑notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.3.A.3 and 12.3.A.4, where applicable).  If no Party delivers such counter‑notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 12, under terms and conditions no more favourable to the Acquirer than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 12.3.A to acquire any asset other than a Working Interest, nor may any Party be required to acquire any asset other than a Working Interest, regardless of whether other properties are subject to the Change in Control.

12.3.A.2

If more than one Party counter‑notifies that it intends to acquire the Working Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Working Interest equal to the ratio of its own Working Interest to the total Working Interests of all the counter‑notifying Parties, unless the counter‑notifying Parties otherwise agree.

12.3.A.3

The Acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Working Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Working Interest for the Cash Value, on the final terms and conditions negotiated with the proposed Acquirer that are relevant to the acquisition of a Working Interest for cash.  No Party may acquire the Acquired Party’s Working Interest under this Article 12.3.A unless and until completion of the Change in Control.  If for any reason the Change in Control agreement terminates without completion, the other Parties’ rights to acquire the Working Interest subject to the proposed Change in Control shall also terminate.

12.3.A.4

For purposes of Article 12.3.A.3, the Cash Value proposed by the Acquired Party in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party” for the purposes of this Article 12.3.A) gives notice to the Acquired Party with a copy to the other Parties within ten (10) Days of receipt of the Acquired Party’s notice stating that it does not agree with the Acquired Party’s statement of the Cash Value, stating the Cash Value that the Disagreeing Party believes is correct, and providing any supporting information that the Disagreeing Party believes is helpful.  In such event, the Acquired Party and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such fifteen (15) Day period, either the Acquired Party or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

12.3.A.5

If the determination of Cash Value is referred to an independent expert, and the value submitted by the Acquired Party is no more than five percent (5%) above the Cash Value determined by the independent expert, the Acquired Party’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert.  If the value submitted by the Acquired Party is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the Acquired Party shall pay all costs of the expert.  Subject to the independent expert’s value being final and binding under Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

12.3.A.6

Once the Cash Value is determined under Article 12.3.A.4, Operator shall provide notice of such Cash Value to all Parties, and if the Cash Value that was submitted by the acquired Party to the independent expert is more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party and its Affiliates may elect to terminate the proposed Change in Control by notice to all other Parties within five (5) Days after notice to the Parties of the final Cash Value.  Similarly, if the Cash Value that was determined by the independent expert is more than five percent (5%) above the Cash Value submitted to the independent expert by a Disagreeing Party (or, in the case of a Party that is not a Disagreeing Party, is more than five percent (5%) above the Cash Value originally proposed by the Acquirer), such Party may elect to revoke its notice of intention to purchase the acquired Party’s Working Interest under Article 12.3.A.1.  If the acquired Party and its Affiliates do not properly terminate the proposed Change in Control and one or more Parties that provided notices of their intention to purchase the acquired Party’s Working Interest under Article 12.3.A.1 have not properly revoked their notices of such intention, then, subject to the Contract, the acquired Party shall be obligated to sell and such Parties shall be obligated to buy the Working Interest at the Cash Value as determined under Article 12.3.A.5.  If all Parties which provided notice of their intention to purchase the acquired Party’s Working Interest under Article 12.3.A.1 properly revoke their notices of such intention, the Change in Control may proceed without further notice, under terms and conditions no more favorable to the Acquirer than those in effect at the time of the determination, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the determination plus such additional period as may be required to secure governmental approvals.

12.3.A.7

A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

ARTICLE 13‑ WITHDRAWAL FROM AGREEMENT

13.1	Right of Withdrawal
13.1.A

Subject to this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw.  Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

13.1.B

The effective date of withdrawal for a withdrawing Party shall be the end of the Calendar Month after the Calendar Month in which the notice of withdrawal is given; provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2	Partial or Complete Withdrawal
13.2.A

Subject to the provisions of this Article 13 and the Contract, within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract.  If all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement.  If fewer than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and sign and deliver all necessary instruments and documents to assign their Working Interest to the Parties that are not withdrawing, without any compensation whatsoever, under Article 13.6.

13.2.B

Any Party withdrawing under Article 11.2 or under this Article 13 shall withdraw from the entirety of the Contract Area, including all Development and Production Areas and all Discoveries made before such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to Cost Petroleum and Profit Petroleum generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3	Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced to and including the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal.  After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.  In addition, if in its notice of withdrawal a withdrawing Party represents that its withdrawal is due solely to such Party’s belief that another Party (specifically named in the notice) has breached such other Party’s undertakings under Article 20.1.A, and if such other Party becomes obligated to indemnify under Article 20.1.C, then despite its withdrawal the withdrawing Party shall be entitled to be indemnified under Article 20.1.C and the withdrawing Party’s damages shall be deemed to include the amount of its investment under the Contract and this Agreement that was lost as a result of its withdrawal.

13.4	Obligations and Liabilities of a Withdrawing Party
13.4.A	Unless otherwise required by the Laws or under the Contract, a withdrawing Party shall, after its notification of withdrawal, remain liable only for its share of the following:
13.4.A.1

Costs of Joint Operations, and costs of Exclusive Operations in which such withdrawing Party has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi‑year Work Program and Budget under Article 6.1.E) or AFE before such Party’s notification of withdrawal, regardless of when they are incurred;

13.4.A.2

Any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase that has been approved under Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4.B;

13.4.A.3	Expenditures described in Articles 4.2.C.17 and 13.5 related to an emergency occurring before the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;
13.4.A.4

All other obligations and liabilities of the Parties or Consenting Parties, as applicable, concerning acts or omissions under this Agreement, the Contract and/or applicable law before the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs under this Agreement, the Contract and/or applicable law) to the extent such costs of plugging and abandoning are payable by the Parties under this Agreement, the Contract and/or applicable law.  Any Encumbrances that were placed on the withdrawing Party’s Working Interest before such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, before its withdrawal.  A Party’s withdrawal shall not relieve it from liability to the non‑withdrawing Parties concerning any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

13.4.B

Despite the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4.A.2 or Article 13.4.A.3) if it sends notification of its withdrawal within five (5) Days (or within twenty‑four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.  Likewise, a Party voting against voluntarily entering into, or extending, an Exploration Period or Production Period or any phase of the Contract, or voting against voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith; provided that, subject to the Laws, it sends notification of its withdrawal within thirty (30) Days of such vote under Article 11.2.

13.5	Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs before the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Working Interest share of the costs of such uncontrolled well, fire, blow out, sabotage or other emergency, regardless of when they are incurred.

13.6	Assignment

Subject to the Laws and the Contract, a withdrawing Party shall assign its Working Interest free of cost to each of the non‑withdrawing Parties in the proportion that each of their Working Interests (before the withdrawal) bears to the total Working Interests of all the non‑withdrawing Parties (before the withdrawal), unless the non‑withdrawing Parties agree otherwise.  The costs associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7	Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments.  The non‑withdrawing Parties shall use reasonable endeavours to assist the withdrawing Party in obtaining such approvals.  If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) to the extent allowed under the Contract and Laws hold its Working Interest in trust for the exclusive benefit of the non‑withdrawing Parties with the right to be reimbursed by the non‑withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.  Any penalties or costs incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

13.8	Security

A Party withdrawing from this Agreement and the Contract under this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable under Article 13.4, but which become due after its withdrawal, including Security to cover the costs of Decommissioning, if applicable.

13.9	Withdrawal or Abandonment by All Parties

Subject to the provisions of this Article 13 and the Contract, if all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government in connection with this Agreement and the Contract, to satisfy any requirements of the Contract and the Laws, and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all under Article 2.

ARTICLE 14 ‑ RELATIONSHIP OF PARTIES AND TAX

14.1	Relationship of Parties

The rights, duties, obligations, and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend, and indemnify each other Party from any damage, loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) regarding the expenditures made by the Parties under this Agreement will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at each such Party’s sole expense, with such information concerning Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

14.3	United States Tax Election
14.3.A

If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to sign and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761‑2 and 1.6031(a)‑1(b)(5) and shall provide a copy of such filing to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Working Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3.  Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

14.3.B

No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

14.3.C

Unless approved by every Non‑U.S. Party, no activity shall be conducted under this Agreement that would cause any Non‑U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

14.3.D	A Non‑U.S. Party shall not be required to do any act or sign any instrument that might subject it to the taxation jurisdiction of the United States.
14.3.E

For the purposes of this Article 14.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement.  “Non‑U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 15 ‑ VENTURE INFORMATION ‑ CONFIDENTIALITY ‑ INTELLECTUAL PROPERTY

15.1	Venture Information
15.1.A

Except as otherwise provided in this Article 15 or in Article 4.3 and Article 8.2.A.3, each Party is entitled to receive all Venture Information related to operations in which such party is a participant.  “Venture Information” means any information and results developed or acquired in Joint Operations, including any intellectual property rights to any and all inventions, discoveries or improvements made or conceived by Operator in Joint Operations, and shall be Joint Property unless provided otherwise under this Agreement and the Contract.  Operator shall have the right to use all Venture Information in order to perform its obligations under this Agreement, subject to any limitations set forth in this Agreement and the Contract.  Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract.  For purposes of this Article 15, such right to use shall include, subject to the provisions of the Contract, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

15.1.B

Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates that are obligated to terms not less restrictive that this Article 15.

15.1.C

The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee.  The request for approval submitted by a Party shall be accompanied by a description and summary of the use and disclosure restrictions that would be applicable to the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

15.1.D

All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind.  Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2	Confidentiality
15.2.A

Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential, and shall not be disclosed during the term of the Contract and for a period of two (2) years afterwards to any person or entity not a Party to this Agreement, except:

15.2.A.1	To an Affiliate under Article 15.1.B;
15.2.A.2	To a governmental agency or other entity when required by the Contract;
15.2.A.3	To the extent such information must be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;
15.2.A.4	To attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;
15.2.A.5	To prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

15.2.A.6

To a bona fide prospective transferee of a Party’s Working Interest to the extent appropriate in order to allow the assessment of such Working Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation, or the sale of its or an Affiliate’s shares);

15.2.A.7	To a bank or other financial institution to the extent appropriate to a Party arranging for funding;
15.2.A.8

To the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and if such disclosure is not required under any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

15.2.A.9

To its respective employees for the purposes of Joint Operations or Exclusive Operations, as applicable, subject to each Party taking customary precautions to ensure such information is kept confidential; and

15.2.A.10	Any information that, through no fault of a Party, becomes a part of the public domain.
15.2.B

Disclosure under Articles 15.2.A.5, 15.2.A.6, and 15.2.A.7 shall not be made unless before such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least two (2) years and to use the information for the sole purpose described in Articles 15.2.A.5, 15.2.A.6, and 15.2.A.7, whichever applies, with respect to the disclosing Party.

15.3	Intellectual Property
15.3.A

Subject to Article 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property.  Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party.  Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the associated costs shall be charged to the Joint Account.  With the unanimous agreement of the Operating Committee concerning ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

15.3.B	Nothing in this Agreement shall be deemed to require a Party to
15.3.B.1	Divulge confidential information, proprietary intellectual property or proprietary technology to any of the other Parties; or
15.3.B.2	Grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.
15.3.C

Subject to Article 4.6.B, all costs (including reasonable legal costs and attorneys’ fees) of defending, settling, or otherwise handling any claim that is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4	Continuing Obligations

Any Party ceasing to own a Working Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any Disputes in relation thereto shall be resolved under Article 18.2.

15.5	Trades

Operator may, with approval of the Operating Committee and subject to the Contract, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16 ‑ FORCE MAJEURE

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish any required Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period afterwards as may be necessary for the Party to put itself in the same position that it occupied before the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time that the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE 17 ‑ NOTICES

17.1	Form of Notices
17.1.A

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English), shall be deemed to have been properly given when addressed to the appropriate Parties at the addresses as set out below, and:

17.1.A.1	delivered in person or by a recognized international courier service maintaining records of delivery; or
17.1.A.2	transmitted by facsimile; provided that the sender can and does provide evidence of successful and complete transmission; or
17.1.A.3

transmitted by e‑mail; provided that the recipient transmits a written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt.

ExplorCo

GNPC Exploration and Production Company Limited
House No. 73, 5 Nme Lane, Airport Residential Area
Accra, Ghana

Attn:	Michael Aryeetey
Tel:	+ 233 303 206020
Fax:	+ 233 303 204854
Email:	mna.aryeetey@gnpcghana.com

Camac

CAMAC Energy Ghana Limited
c/o CAMAC Energy Inc.
1330 Post Oak Blvd., Suite 2250
Houston, Texas  77056

Attn:	Segun Omidele
Tel:	+ 1 713 797 2940
Fax:	+ 1 713 797 2990
Email:	SegunOmidele@camacenergy.com

Base Energy

No 1 Alema Avenue,
Airport Residential Area
Accra, Ghana

P.O.Box CT 10481
Cantonments

Attn:	Kevin Dadzie
Tel:	+ 233 302 797 516
Fax:	+ 233 302 797 518
Email:	kevin.dadzie@chgroupgh.com
17.1.B

Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed above as a matter of convenience only.  With respect to facsimile and/or e‑mail communication automatic delivery receipts issued without direct human authorization shall not be evidence of effective notices for purposes of this Agreement.

17.2	Delivery of Notices

A notice given under this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of giving notice under this Agreement shall mean actual delivery of the notice to the address of the Party specified in Article 17.1 or to the most current address specified in a notice under Article 17.3; provided that any notice sent by facsimile or email after 5:00 p.m. on a Business Day or on a weekend or holiday at the location of the receiving Party shall be deemed given on the next following Business Day of the receiving Party.

17.3	Change of Address

Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving fifteen (15) Days’ prior written notice thereof to all other Parties.

ARTICLE 18 ‑ APPLICABLE LAW ‑ DISPUTE RESOLUTION ‑ WAIVER OF SOVEREIGN IMMUNITY

18.1	Applicable Law

This Agreement and any non‑contractual obligations arising out of or in connection with this Agreement including the resolution of all Disputes between or among the Parties, shall be governed by and construed in accordance with English law.

18.2	Dispute Resolution
18.2.A

Notification.  A Party who desires to submit a Dispute for resolution shall commence the Dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.  The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending conclusion or abandonment of Dispute resolution proceedings under this Article 18.

18.2.B

Negotiations.  The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party.  Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney.  Despite the above, any Party may initiate arbitration proceedings under Article 18.2.C concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

18.2.C

Arbitration.  Any Dispute arising out of or in connection with this Agreement shall be referred to and be finally resolved by arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes, including Disputes about the arbitrability of a Dispute.

18.2.C.1

Rules.  The arbitration shall be conducted under the arbitration rules (as then in effect) of the International Chamber of Commerce (ICC) (the “Rules”), which Rules are deemed to be incorporated by reference into this Article.

18.2.C.2

Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree that a sole arbitrator should be appointed within thirty (30) Days after the commencement of the arbitration.  For greater certainty, for purposes of this Article 18.2.C, the commencement of the arbitration means the date on which the claimant’s request or demand for, or notice of, arbitration is received by the other parties to the Dispute.

18.2.C.3

Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute within thirty (30) Days after the commencement of the arbitration failing which the appointment will take place in accordance with the Rules.

If the arbitration is to be conducted by three arbitrators then the appointments will take place in accordance with the Rules.

18.2.C.4	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the legal place, or seat, of arbitration shall be London, England.
18.2.C.5	Language. The arbitration proceedings shall be conducted in the English language and the arbitrators shall be fluent in English.
18.2.C.6	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.
18.2.C.7	Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent under Article 17.
18.2.C.8

Interest.  The award shall include interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall be awarded at the Default Rate.

18.2.C.9	Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.
18.2.C.10

Exemplary Damages.  The Parties waive any rights to claim or recover from each other, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

18.2.C.11

Consolidation.  If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and that could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding as permitted, and in accordance with, the Rules.

18.2.C.12

Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute and no party to such Dispute shall have ex parte communications with the arbitrator concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

18.2.C.13

Interim Measures.  Any party to the Dispute may apply to the ICC for interim measures pursuant to the Rules prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings).  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

18.2.C.14	Costs and Attorneys’ Fees.
(a)	The failure or refusal to submit to arbitration in accordance with this Article 18.2 shall be deemed a breach of this Agreement by such Party. In the event of a breach under this Article 18.2.C.14,

each non‑breaching Party shall, without prejudice to any other remedies, be entitled to recover from each breaching Party all costs and expenses, including reasonable attorneys’ fees, that such non‑breaching Party was thereby required to incur.

(b)

The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

18.2.C.15

Waiver of Challenge to Decision or Award.  To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non‑enforcement provided by any applicable arbitration statute or treaty.

18.2.D

Confidentiality.  All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (under Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

18.3	Expert Determination

For any decision referred to an expert under Article 8.4, 12.2, 12.3 or Exhibit B, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties party to the Dispute.  The expert shall not be an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.  The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination.  If the Parties party to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the ICC shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert, once appointed, must not have any ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information, and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing his final decision, the expert shall issue a draft report and allow the Parties party to the Dispute to comment on it.  The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in Dispute.  The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration under Article 18.2.C within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute.  In such arbitration (i) the expert determination on the specific matter under Article 8.4, 12.2, 12.3 or Exhibit B shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the Parties party to the Dispute.

18.4	Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from:

18.4.A	any expert determination, mediation, or arbitration proceeding commenced under this Agreement;
18.4.B	any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced under this Agreement; and
18.4.C

any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre‑judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced under this Agreement.

For the purposes of this waiver only, each Party acknowledges that its rights and obligations under this Agreement are of a commercial and not a governmental nature.

ARTICLE 19 ‑ ALLOCATION OF COST AND PROFIT HYDROCARBONS

19.1	Allocation of Total Production
19.1.A

The total quantity of Petroleum produced and measured at the Delivery Point (as determined under Article 9) from each Development and Production Area and to which the Parties are collectively entitled under the Contract less quantities used for Joint Operations and any losses prior to the Delivery Point (the “Total Available Production”) shall be composed of Cost Petroleum and Profit Petroleum.

19.1.B

Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Petroleum and Profit Petroleum during each Calendar Quarter among the individual Development and Production Areas based upon the following principles.

19.1.B.1

Cost Petroleum and Profit Petroleum shall first be allocated to Development and Production Areas based on the principle that an earlier established operation shall not be enhanced or impaired in any way through the subsequent establishment of any Development and Production Area, whether the subsequently established Development and Production Areas are Exclusive Operations or Joint Operations.

19.1.B.2

All allocations made under this Article 19 shall incorporate adjustments to reflect:  (a) allocations to GNPC in accordance with article 10 of the Contract; and (b) differences in value if different qualities of Petroleum are produced.

19.2	Allocation of Petroleum to Parties
19.2.A

Subject to the provisions of article 2 of the Contract providing for the reimbursement of Petroleum Costs (as defined in the Contract) and other expenditures, Cost Petroleum allocated to Development and Production Areas under Article 19.1 shall be allocated to the Parties in proportion to their Working Interests related to each such Development and Production Areas.

19.2.B

Profit Petroleum allocated to Development and Production Areas under Article 19.1 shall be allocated to the Parties in proportion to their Working Interests related to each such Development and Production Area.

19.3	Use of Estimates

Initial distribution of Petroleum under this Article 19 shall be based upon estimates furnished by Operator under Article 9, with adjustments for actual figures to be made in kind within forty‑five (45) Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4	Principles

If no allocation procedure is approved by the Operating Committee under Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article 19 regarding the allocation of Cost Petroleum and Profit Petroleum.

ARTICLE 20 ‑ GENERAL PROVISIONS

20.1	Conduct of the Parties
20.1.A

Each Party with regard to operations and/or activities under this Agreement (i) warrants that such Party and its Affiliates and their respective directors, officers, employees and personnel have not made, offered, or authorized, and (ii) covenants that such Party and its Affiliates and their respective directors, officers, employees, and personnel will not make, offer, or authorize, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official, any political party, political party official, or candidate for office, or any other individual or entity, where such payment, gift, promise or advantage would violate such warranty, or such covenant, or the Anti‑Bribery Laws and Obligations applicable to such Party.  In addition each Party with regard to operations and/or activities under this Agreement (i) warrants that such Party and its Affiliates and their respective directors, officers, employees and personnel have complied with, and (ii) covenants that such Party and its Affiliates and their respective directors, officers, employees, and personnel will comply with, the Anti‑Bribery Laws and Obligations applicable to such Party.

20.1.B

Each Party shall as soon as possible notify the other Parties of any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti‑Bribery Laws and Obligations by such Party, or its Affiliates, or any of their directors, officers, employees, personnel, or any service providers of such Party or its Affiliates, concerning operations and activities under this Agreement.  Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

20.1.C

Each Party shall indemnify the other Parties (to the extent permitted by law) for any damages, losses, penalties, costs (including reasonable legal costs and attorneys’ fees), and liabilities arising from, or related to the events underlying:

20.1.C.1

such Party’s admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti‑Bribery Laws and Obligations applicable to such Party; or

20.1.C.2

the final adjudication concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti‑Bribery Laws and Obligations applicable to such Party.

Such indemnity obligations shall survive termination or expiration of this Agreement.

20.1.D	Each Party shall concerning matters that are the subject of this Agreement:
20.1.D.1	Devise and maintain adequate internal controls concerning such Party’s undertakings under Article 20.1.A;
20.1.D.2	Establish and prepare its books and records in accordance with generally accepted accounting practices applicable to such Party;
20.1.D.3	Properly record and report such Party’s transactions in a manner that accurately and fairly reflects in reasonable detail such Party’s assets and liabilities;
20.1.D.4	Retain such books and records for a period of at least five (5) Calendar Years following the relevant Calendar Year; and
20.1.D.5	Comply with the laws applicable to such Party.
20.1.E

Each Party must be able to rely on the other Parties’ system of internal controls, and of the record keeping of the facts, and of financial and other information concerning operations and/or activities under this Agreement.

20.1.F

Each Party shall promptly respond in reasonable detail to any reasonable request from any other Party concerning a notice sent by such Party under Article 20.1.B and shall furnish applicable documentary support for such Party’s response, including showing such Party’s compliance with the undertakings set out in Article 20.1.A and Article 20.1.D, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

20.1.G

In addition each Party shall on the written request of any Party furnish to the other Parties a written certification in a form substantially similar to Exhibit C and signed by an authorized representative to the effect that such Party has complied with Article 20.1.A, subject to any notices given under Article 20.1.B.

20.2	Conflicts of Interest
20.2.A

Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties concerning activities contemplated under this Agreement.

20.2.B	The provisions of the preceding paragraph shall not apply to:
20.2.B.1	Operator’s performance that is in accordance with the local preference laws or policies of the Government; or
20.2.B.2	Operator’s acquisition of products or services from an Affiliate, or the sale of products to an Affiliate, made under this Agreement.
20.2.C

Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3	Public Announcements
20.3.A

Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, before its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties holding fifty percent (50%) or more of the Working Interests has been obtained.  If a public announcement or statement becomes necessary or desirable because of danger to, or loss of, life, damage to property or pollution resulting from activities arising under this Agreement,

Operator is authorized to issue and make such announcement or statement without prior approval of the Parties but Operator shall promptly furnish all the Parties with a copy of such announcement or statement.

20.3.B

No Party shall make any public announcements or statements regarding this Agreement or the Joint Operations without the approval of the Operating Committee; provided that, despite any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4	Successors and Assignees

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Parties.

20.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement no Party shall be deemed to have waived, released, or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release, or modify such right.

20.6	No Third Party Beneficiaries

Except as otherwise expressly stated herein, the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract, including rights solely by virtue of the Contracts (Rights of Third Parties) Act of 1999.

20.7	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9	Counterpart Execution

This Agreement may be signed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have signed a counterpart.  An executed counterpart or signature page of this Agreement delivered by facsimile or by email as a scanned electronic file shall be deemed an executed and delivered original for all purposes.  For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature of such page by the respective Party, attach each signed signature page to a counterpart.

20.10	Expenses

Each Party shall pay the costs and expenses incurred by it in connection with the preparation, entering into and completion of this Agreement.

20.11	Entirety
20.11.A

This Agreement, including any attachments, constitutes the entire agreement of the Parties, supersedes all prior representations, understandings and negotiations of the Parties relating to the subject matter of this Agreement, and except as set out in Article 20.8, may not be modified except by a written amendment signed by an authorised representative of each of the Parties.

20.11.B

Each Party acknowledges that in entering into this Agreement it is not relying upon any pre contractual statement which is not set out in this Agreement.  Except in the case of fraud, no Party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre‑contractual statement except to the extent that it is repeated in this Agreement.  For the purposes of this Article, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

GNPC EXPLORATION AND PRODUCTION COMPANY LIMITED		BASE ENERGY GHANA LIMITED
By:	Alexander Mould	By:	Kevin Dadzie
	(Print or type name)		(Print or type name)
Signature:	/s/ Alexander Mould	Signature:	/s/ Kevin Dadzie
Title:	As CEO of GNPC / Director, Explorco	Title:	Director, Business Development
Date:	23rd-Jan-2015	Date:	23rd January, 2015
CAMAC ENERGY GHANA LIMITED
By:	Segun Omidele
(Print or type name)
Signature:	/s/ Segun Omidele
Title:	SVP, Exploration & Production
Date:	Jan. 23rd, 2015

EXHIBIT A

ACCOUNTING PROCEDURE

SECTION 1

GENERAL PROVISIONS

1.1	Purpose
1.1.1

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to Joint Operations under the Agreement to the end that no Party shall gain or lose in relation to other Parties.

1.1.2

If the methods prove unfair or inequitable to Operator or any of the Non‑Operators, then the Parties shall meet and in good faith try to agree on changes deemed necessary to correct any unfairness or inequity.

1.2	Conflict with Agreement
1.2.1	In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement, the provisions of the Agreement shall control.
1.3	Definitions

All capitalized words in this Accounting Procedure shall have the meaning specified in the Agreement.  Certain other terms used in this Accounting Procedure are defined as follows:

“Accrual basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when billed, paid, or received.

“Agreement” means the Joint Operating Agreement with an effective date of ____________ 2015, entered into by GNPC Exploration and Production Company Limited, Camac Energy Ghana Limited and Base Energy Ghana Limited, to which this Accounting Procedure is attached as an exhibit.

“Designated Affiliate Charges” shall have the meaning set forth in Section 2.8.2.

“Material” means machinery, equipment, and supplies acquired and held for use in Joint Operations.

“Section” means a section of this Accounting Procedure.

1.4	Joint Account Records and Currency Exchange
1.4.1

Operator shall at all times maintain and keep true and correct records of the Production and disposition of all Petroleum, of all costs and expenditures under the Agreement, and of other data necessary or proper for the settlement of accounts between the Parties in connection with their rights and obligations under the Agreement to enable Parties to comply with their income tax and other legal and contractual obligations.

1.4.2

Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry, the Laws, the provisions of the Contract, and the Agreement.

1.4.3

Operator shall maintain the Joint Account in the English language and in U.S. dollars as well as in any other language and currency required by the Laws or the Contract.  Operator shall record conversions of currency at the rate actually experienced in the conversion.  Operator shall record any currency translations to express the amount of expenditures and receipts for which a currency conversion has not actually occurred, in addition to any requirements of the Laws and Contract at the arithmetic average of the buying and selling exchange rates at the close of business on the last Business Day of the Calendar Month preceding the current accounting period as published by OANDA, or if not published by OANDA, then by a publication of similar standing or by an independent financial institution.

1.4.4

Operator shall charge or credit any currency exchange gains or losses to the Joint Account, except as otherwise specified in this Accounting Procedure.  Operator shall separately identify any exchange gains or losses.

Exhibit A | 1

1.4.5

This Accounting Procedure shall apply separately, mutatis mutandis, to Exclusive Operations.  Accordingly, Operator shall maintain charges and credits applicable to Exclusive Operations separately from charges and credits applicable to Joint Operations.  In determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, Operator shall express the costs and expenditures in U.S. dollars (irrespective of the currency in which the expenditures were incurred).

1.4.6	Operator shall use the accrual basis for accounting in preparing accounts concerning the Joint Operations.
1.5	Statements
1.5.1

On or before the 20th Business Day of each Calendar Month, Operator shall submit a statement to each Non‑Operator of the costs and expenditures incurred by Operator during the prior Calendar Month, indicating by appropriate classification the nature of the costs, the corresponding budget category, the portion of the costs charged to each Party, and the portion of the costs being billed to a Party by that statement.

1.5.2	Operator’s statements required by Section 1.5.1 shall also contain the following information:
(a)	the funds received pursuant to Cash Calls setting forth the currencies received from each Party;
(b)	the share of each Party in total expenditures;
(c)	the accrued expenditures;
(d)	the current account balance of each Party;
(e)	a summary of costs, credits, and expenditures on a current Calendar Month; year‑to‑date, and inception‑to‑date basis or other periodic basis, as agreed by the Parties;
(f)	the working capital balance; and
(g)	the details of unusual charges and credits more than US$250,000.00.

Operator shall group the expenditures in the statement by the categories and line items designated in the approved Work Program and Budget to aid the Non‑Operators in comparing the actual expenditures against the Work Program and Budget.

1.5.3

Operator shall, upon request by a Non‑Operator, furnish a description of the accounting classifications used by Operator, provided that Operator shall include any additional accounting classifications that the Operating Committee may reasonably request.

1.5.4	Operator shall express amounts included in the statements in U.S. dollars and reconcile them to the currencies paid pursuant to a Cash Call or paid pursuant to a statement.
1.5.5

Each Party shall be responsible for preparing its own accounting and tax reports except those which Operator is obliged under the Contract, the Laws or the Agreement to prepare and submit on behalf of itself and the Non‑Operators.  Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non‑Operators in a timely manner with the information necessary to comply with their income tax and other legal and contractual obligations.  If the information is not reasonably available to Operator, then the information shall be provided to the requesting Non‑Operator (i) if the requesting Non‑Operator needs the information to meet its accounting and tax requirements; (ii) if the Joint Account records of Operator are the only source from which the information can be acquired by the requesting Non‑Operator; (iii) if the Operator can develop the information, (iv) if the requesting Non‑Operator pays the costs incurred by Operator to prepare the information, and (v) if preparing the information will not unduly burden the administrative and technical personnel of Operator.  Only the requesting Non‑Operator that pays the costs will receive the information requested.

Exhibit A | 2

1.6	Cash Calls
1.6.1

Upon approval of any Work Program and Budget, Operator may submit to the Non‑Operators a Cash Call for the next Calendar Month’s operations.  The Cash Call shall equal the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the next Calendar Month.  For informational purposes Operator shall submit with the Cash Call an estimate of the funds required for each of the two Calendar Months following the Calendar Month for which the Cash Call is made.  The Cash Call and the two‑Calendar Month estimate shall be detailed by the categories designated in the approved Work Program and Budget.

1.6.2

Operator shall submit each Cash Call in writing and deliver it to all Non‑Operators not less than fifteen (15) Days before the due date for payment of the Cash Call.  Operator shall set the due date, but the due date shall be no sooner than the first Business Day of the Calendar Month for which the funds subject of the Cash Call are required.  Each Non‑Operator shall pay any Cash Call free of bank charges.  Any bank charges deducted from the payment of a Cash Call shall be borne by the Non‑Operator that made the payment.

1.6.3

Each Non‑Operator shall wire transfer to a bank account designated by Operator the share corresponding to the Non‑Operator of the full amount of each Cash Call in the currencies requested or any other currencies acceptable to the Operator.  Operator may charge the Non‑Operator the entire cost of converting the currency furnished to the currency requested in the Cash Call.

1.6.4

If Operator issues a Cash Call for a Calendar Month but becomes aware of additional sums of money needed for that Calendar Month, then Operator may revise the outstanding Cash Call if the revision is made before the 15‑Day period prior to the due date of the outstanding Cash Call.  Otherwise, Operator may make an additional Cash Call for the Calendar Month in question.  The due date for payment of the additional Cash Call shall be ten 10 Days after receipt of the Cash Call by each Non‑Operator, but no sooner than the first Business Day of the Calendar Month for which the additional Cash Call is made.

1.6.5

If payment of a Cash Call by a Non‑Operator exceeds its share of cash expenditures for a Calendar Month, then the next Cash Call for that Non‑Operator shall be reduced by the excess.  However, if the excess is greater than the estimated Cash Call for that Non‑Operator for the next Calendar Month, then the Non‑Operator may request a refund from Operator of the difference between the excess and the estimated Cash Call for that Non‑Operator for the next Calendar Month if the difference is more than US$500,000.00.  Operator shall refund the difference within fifteen 15 Days after receipt of a written request from the Non‑Operator.  If Operator does not refund the money within the time required, then Operator shall, at the sole cost and expense of Operator, pay the Non‑Operator that requested the refund interest on the unpaid balance at the Default Rate from the due date until the payment is received by the Non‑Operator that requested the refund.

1.6.6

If the amounts paid by a Non‑Operator pursuant to a Cash Call are less than its share of cash expenditures for the Calendar Month covered by the Cash Call, then Operator shall add the deficiency to subsequent Cash Calls or bills rendered pursuant to Section 1.6.9 or bill the Non‑Operator for the deficiency.

1.6.7

If the Agreement provides that Operator may not commingle monies received for the Joint Account with Operator funds not related to Joint Operations, then the provisions of this Section 1.6 for payment of Cash Calls shall also apply to Operator.

1.6.8

Interest paid into a bank account into which funds received by Operator from the Parties are deposited shall be applied against the next Cash Call or, if directed by the Operating Committee, paid to the Parties.  The interest thus received shall be allocated to the Parties on a proportionate basis taking into consideration the date of funding by each Party of the account in proportion to the total funding of the account.  Operator shall provide the Parties a monthly statement summarizing receipts, disbursements, and transfers and beginning and ending balances for each bank account.

1.6.9

If Operator does not issue a Cash Call to Non‑Operators, then Operator shall bill each Non‑Operator for its share of expenditures in the statement rendered by Operator to Non‑Operators under Section 1.5.1.

Exhibit A | 3

1.6.10

Each Party shall pay the amount requested of that Party by a Cash Call on or before the due date specified in the Cash Call.  The due date for any amount billed to a Party pursuant to Section 1.6.6 or Section 1.6.9 shall be fifteen (15) Days following receipt of the bill from Operator.  Any late payment of a Cash Call or an amount billed pursuant to Section 1.6.6 or Section 1.6.9, shall accrue interest in favor of Operator at the Default Rate from its due date until the earlier of the date payment is received by Operator or the beginning of a Default Period as to that Party as a Defaulting Party.

1.6.11

Subject to the Contract and the Laws, Operator shall have the right, at any time and from time to time, to convert the funds received pursuant to a Cash Call or any part of those funds to other currencies to the extent that the currencies are then required for operations.  The cost of any conversion of funds shall be charged to the Joint Account.

1.6.12	Operator shall try to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.
1.7	Adjustments
1.7.1

Payment by a Non‑Operator of any Cash Calls or amounts billed in a statement shall not prejudice the right of that Non‑Operator to protest or question the correctness of the Cash Calls or amounts billed; however, all statements rendered to Non‑Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after twenty‑four (24) Calendar Months following the end of the Calendar Year unless within that 24‑Calendar Month period a Non‑Operator takes written exception to a charge and makes claim on Operator for adjustment.  Operator shall provide a response to all written exceptions whether or not contained in an audit report within the time period prescribed in Section 1.8.5.

1.7.2

The provisions of this Section shall not prevent requests for adjustments from a Non‑Operator made after the twenty‑four (24) month period specified under Section 1.7.1 resulting from accounting adjustments, physical inventories of property as provided under Section 5 of this Account Procedure, or prevent the settlement of any claims involving a Third Party, or prevent adjustments required by law.  No interest shall be payable on such adjustments.

1.8	Audits
1.8.1

A Non‑Operator, upon serving at least ninety (90) Days advance notice in writing to Operator and all other Non‑Operators, shall have the right to audit the Joint Account and records of Operator relating to the accounting hereunder for any Calendar Year within the 24‑Calendar Month period following the end of the Calendar Year; however, the conduct of any audit shall not extend the time for taking a written exception to and for adjustments of account as provided in Section 1.7.  Operator shall provide Non‑Operators reasonable access to Operator’s personnel and to the facilities, warehouses, and offices directly or indirectly serving Joint Operations as well as the source documents reasonably necessary to support Operator charges to the Joint Account for purposes of the audit and to examine, copy, and retain the copies of the source documents during normal business hours.  The cost of each audit and the copies of Joint Account records shall be borne by Non‑Operators participating in the audit.  If two or more Non‑Operators give notice of audit, then they shall make a reasonable effort to conduct joint or simultaneous audits in a manner that will result in a minimum of inconvenience to Operator.  At any time before commencement of the audit, Non‑Operators participating in the audit may request from Operator information limited to that normally used for pre‑audit work such as trial balance, general ledger, and sub‑ledger data.  Operator shall provide the information in electronic format or if electronic format is not available, then in hard copy, within thirty (30) Days after the written request from the Non‑Operator.

1.8.2	Audits of accounts and records pertaining to the Joint Account which:
1.8.2.1	include information generally accepted in the oil and gas industry as proprietary and confidential; or
1.8.2.2	are maintained by Affiliated Companies of the Operator, other than any Affiliated Company of the Operator which is conducting a substantial part of the Joint Operations on behalf of the Operator, shall be conducted by the Operator’s statutory auditors, upon formal request by any of the Non‑Operators, or otherwise by an external auditor of international standing, to be appointed by any of the Non‑Operators, and provided that such statutory or external auditor agrees to keep such information confidential and enters into a confidentiality agreement on terms consistent with the Form of Confidentiality Agreement in Annex 3 of the Contract.

Exhibit A | 4

The instructions to the statutory or external auditors shall be agreed by all Parties participating in the audit including the Operator and the costs of such audit shall be paid by the Non‑Operators requesting the audit.

1.8.3

If Operator does not provide for the requested audit of a charge under Section 1.8.1 within the 24‑Calendar Month period provided in Section 1.7, then Operator shall credit the Joint Account for the charge in question no later than thirty (30) Days after expiration of the 24‑Calendar Month period.

1.8.4

Any information obtained by a Party under the provisions of this Section 1.8 that does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by the Agreement.

1.8.5

If the Joint Account and the records of Operator relating to accounting under the Contract are subject to audit under the Laws or the Contract, then the cost of the audit shall be charged to the Joint Account, and a copy of the audit report shall be furnished to each Non‑Operator.

1.8.6

At the conclusion of an audit under the provisions of this Section 1.8, the Parties shall try to settle outstanding matters expeditiously.  To this end the Non‑Operators conducting the audit will make a reasonable effort to prepare and distribute a written report to Operator and all the Non‑Operators that participated in the audit within ninety (90) Days after the conclusion of each audit.  The report shall include all written exceptions and claims for adjustment with supporting documentation arising from the audit, along with comments pertinent to the operation of the accounts and records.  The 90‑Day time period for preparing and distributing the written report shall not extend the 24‑Calendar Month period for taking written exception to and making a claim on Operator for adjustment under Section 1.7.  Operator shall reply to the report from the Non‑Operators conducting the audit in writing within ninety (90) Days after it is received by Operator.  Should a Non‑Operator participating in the audit consider that the report or reply requires further investigation of any exception in the report, that Non‑Operator shall have the right to further investigate the exception for a period of sixty (60) Days.  The further investigation shall not extend the 24‑Calendar Month period for taking written exception to and making a claim on Operator for adjustments under Section 1.7.

1.8.7

All adjustments resulting from an audit agreed between Operator and the Non‑Operator conducting the audit shall be reflected promptly in the Joint Account by Operator and reported to the Non‑Operators.  If any dispute shall arise in connection with an audit, then the dispute shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement.

1.8.8

Any Party may audit the records of a Non‑Operator or its Affiliate relating to charges under Section 2.8.1 and Section 2.8.3.  The provisions of this Section 1.8 shall apply mutatis mutandis to that audit.  Should the charges be rejected because of the audit, the charges shall be charged back to the Non‑Operator that provided the service or whose Affiliate provided the service.

1.8.9

The provisions of this Section 1.8 apply to audits required under the Agreement when there is a change of Operator except that the ninety (90) Day advance notice and the advance information provisions of Section 1.8.1 shall not apply.

1.8.10	The rights of Non‑Operators as to adjustments under Section 1.7 and audits under Section 1.8 in relation to Designated Affiliate Charges shall be governed by this Section 1.8.10.
1.8.10.1

If a Non‑Operator takes written exception to and makes a claim on Operator for adjustment under Section 1.7 of any Designated Affiliate Charge or requests an audit of the charges under Section 1.8, then Operator shall conduct an audit of the charges as follows:

(a)	The rates and other supporting documentation for the charges shall be audited by an internationally recognized independent public accounting firm selected by the Operator.
(b)	The Non‑Operator shall bear the accounting firm audit fee.
(c)

Within twelve (12) Calendar Months after a Non‑Operator requests an adjustment or audit of Designated Affiliate Charges, Operator shall furnish the Non‑Operator a copy of a report from the accounting firm stating whether the Designated Affiliate Charges:

(i)	represent a complete and accurate allocation of the charges to the Joint Operations;
(ii)	exclude any element of profit;
(iii)	exclude any duplication of costs covered under Section 2 and Section 3; and
(iv)	are consistent in application to all the activities of the Affiliate.

Exhibit A | 5

1.8.10.2

The Designated Affiliate Charges to the Joint Account in question shall conclusively be presumed to be true and correct ninety (90) Days after Operator has furnished the Non‑Operator the report from the accounting firm as provided in Section 1.8.9.1 (c) unless within that 90‑Day period (i) the Non‑Operator that originally made a written exception and claim on Operator for adjustment renews the written exception and claim for adjustment or (ii) the Non‑Operator that requested the audit takes written exception to the charges and makes claim on Operator for adjustment.

1.8.10.3

If Operator fails to conduct the audit provided for under Section 1.8.9.1, then Operator shall credit the Joint Account for the charge in question no later than thirty (30) Days after expiration of the 12‑Calendar Month period.

1.9	Allocations

If it becomes necessary for Operator to allocate any costs or expenditures to or between Joint Operations and any other operations outside the Agreement, then the allocation shall be made on an equitable basis.  For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget.  The allocation shall be subject to audit under Section 1.8.

1.10	Procedure for Unscheduled Direct Charges

Operator may charge the Non‑Operators whether by statement or Cash Call for their proportionate share of the following unscheduled direct costs:

(a)

costs which should have been charged to the Joint Account but were charged to other operations not covered by the Contract and were the subject of audit exceptions outside of this Accounting Procedure if charged by Operator to the Non‑Operators within twenty‑four (24) Calendar Months from the time the audit exception outside of this Accounting Procedure is resolved by Operator;

(b)

revision of Joint Account costs that result from a physical inventory of the Material provided for in Section 6 if charged by Operator to the Non‑Operators within twenty‑four (24) Calendar Months from the time the physical inventory is completed by Operator;

(c)

costs subject of audit exceptions or other requirements by the Government or GNPC under the Contract if charged by Operator to the Non‑Operators within twenty‑four (24) Calendar Months from the time the audit exception or other requirement by the Government or GNPC is resolved by Operator; and

(d)

other direct costs incurred by Operator but not previously charged to the Non‑Operators if charged by Operator to the Non‑Operators within the 24‑Calendar Month period following the end of the Calendar Year in which the costs were first incurred by Operator.

SECTION 2

DIRECT CHARGES

2.1	Costs Chargeable to the Joint Account
2.1.1

Operator may charge the Joint Account for all direct costs and expenditures incurred by Operator in the conduct of Joint Operations within the limits of approved Work Programs and Budgets, and as permitted in Article 4.2.B.17 (emergencies), in Article 4.10.C (costs related to resignation or removal of Operator), and in Article 4.10.D (inventory and audit of an Operator that has resigned or been removed) of the Agreement.

2.1.2

Any charge by Operator to the Joint Account shall exclude profit to Operator, any Non‑Operator and their respective Affiliates except charges for equipment, facilities and utilities owned by Operator under Section 2.7.1 or an Affiliate of Operator under Section 2.7.2; and, charges for services by an Affiliate of Operator, a Non‑Operator, or any Affiliate of a Non‑Operator under Section 2.8.1.

2.1.3	Direct costs and expenditures chargeable to the Joint Account are more fully described and addressed in Sections 2.2 through Section 2.16.
2.2	Licenses, Permits

Operator shall charge the Joint Account for all costs for the acquisition, maintenance, renewal, or relinquishment of licenses, permits, contractual rights, and surface rights acquired for Joint Operations, and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.3	Salaries, Wages, and Related Costs

Exhibit A | 6

2.3.1

Operator may charge the Joint Account for all salaries, wages, and related costs of employees of Operator and its Affiliates directly engaged in Joint Operations, including everything constituting the employees’ total compensation, as well as the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to salaries and wages, as well as the costs to Operator for employee benefits, including employee group life insurance, group medical insurance, hospitalization, retirement, and severance payments and other benefit plans of a like nature applicable to labor costs of Operator.

2.3.2

Operator may charge the Joint Account for all costs associated with organizational restructuring of Operator or its Affiliates (e.g., separation benefits, relocation costs, asset disposition costs), limited to employees directly engaged in Joint Operations on a full time basis; however, all other costs associated with organizational restructuring of Operator or its Affiliates require the approval of the Non‑Operators.

2.3.3

Operator may charge the Joint Account for all accrued costs of benefit plans required by the Laws upon the first to occur of (i) the time the benefit is payable to the employee or (ii) upon termination of the Agreement; however, upon withdrawal of a Non‑Operator from the Agreement, that Non‑Operator shall pay its Working Interest share of the accrued costs.

2.3.4

Operator may charge the Joint Account for all expenditures or contributions made pursuant to assessments imposed by governmental authority for payments regarding or on account of employees described in Section 2.3.1.

2.3.5

Operator may charge the Joint Account for all salaries, wages, and related costs on an actual basis or on a rate basis. Any rate used must be based on the average cost to Operator in accordance with Operator’s usual practice.  Operator shall determine its average cost annually and calculate expatriate and national employee rates separately.

2.3.6	Operator may charge the Joint Account for all reasonable expenses (including travel costs) reimbursed to employees under the usual practice of Operator.
2.4	Employee Relocation Costs
2.4.1

Operator may charge the Joint Account for all relocation costs of employees assigned to Joint Operations.  If the employee works on activities other than Joint Operations, then relocation costs shall be allocated on an equitable basis.

2.4.2

Relocation costs include transportation of employees, families of employees, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator’s usual practice.

2.4.3

Operator may not charge the Joint Account for relocation costs to an assignment that is not with the Joint Operations unless the place of the new assignment is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

2.5	Offices, Camps, and Miscellaneous Facilities

Operator may charge the Joint Account for all costs of maintaining offices, sub‑offices, camps, warehouses, housing, and other facilities of Operator and its Affiliates directly serving the Joint Operations.  If the facilities also serve operations other than the Joint Operations, then the costs shall be allocated to the properties served on an equitable basis.

2.6	Material
2.6.1

Operator may charge the Joint Account for all cost, net of discounts taken by Operator, for Material purchased or furnished by Operator, including export brokers’ fees, transportation charges, loading and unloading fees, export and import duties and license fees associated with the procurement of Material, and any in‑transit losses not covered by insurance.  So far as it is reasonably practical and consistent with efficient and economical operation, Operator shall purchase Material only as may be required for immediate use.

2.7	Equipment, Facilities and Utilities Owned by Operator and Affiliates of Operator
2.7.1

Operator may charge the Joint Account for equipment, facilities, and utilities owned by Operator at rates not to exceed commercial rates of non‑affiliated third parties then prevailing in the area for like equipment, facilities, and utilities.

2.7.2	Operator may charge the Joint Account for equipment, facilities, and utilities under contracts with Affiliates of Operator provided the charge does not exceed commercial rates of non‑affiliated third

Exhibit A | 7

parties then prevailing in the area for like equipment, facilities, and utilities.  If Article 6.7 of the Agreement requires Operating Committee approval of the contract with the Affiliate of Operator, the terms of Operating Committee approval shall control.  Where Operating Committee approval is not required:

(a)	Operator shall furnish Non‑Operators a list of rates and the basis of application of the rates under any contract with its Affiliate upon request by a Non‑Operator; and
(b)	Operator may revise the rates from time to time if Operator determines that the rates are either excessive or insufficient; however, revisions shall not be made more than once every 6 Calendar Months.
2.7.3

If drilling tools and other equipment owned by Operator or Affiliates of Operator are lost in the hole or damaged beyond repair, then Operator shall charge the Joint Account for replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.8	Services
2.8.1

Operator may charge the Joint Account for services under a contract with non‑affiliated third parties.  Operator may also charge the Joint Account for services normally provided by non‑affiliated third parties under a contract with an Affiliate of Operator, a Non‑Operator, or an Affiliate of a Non‑Operator provided the charge does not exceed the commercial rates of non‑affiliated third parties then prevailing in the area considering like quality and availability of services and subject to the approval of the Operating Committee.  If Article 6.7 of the Agreement requires Operating Committee approval of the contract with an Affiliate of Operator, a Non‑Operator, or an Affiliate of a Non‑Operator, the terms of Operating Committee approval shall control.  This Section 2.8.1 does not apply to Section 2.8.2 and Section 2.8.3.

2.8.2

Operator may charge the Joint Account for all cost of services performed by technical and professional personnel of Operator Affiliates not working directly for or assigned to Operator whose services are requested by Operator for a specific activity and where the services are charged to the Joint Operations based on hourly rates or other allocation method for time spent performing the requested services (“Designated Affiliate Charges”).  The cost of Designated Affiliate Charges include:  salaries and wages, lost time, governmental assessments, employee benefits, rent, utilities, clerical support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable costs.  Examples of services performed giving rise to Designated Affiliate Charges include:

Geologic Studies and Interpretation

Seismic Data Processing

Well Log Analysis, Correlation and Interpretation

Laboratory Services

Ecological and Environmental Engineering

Decommissioning (Abandonment) and Reclamation

Well Site Geology

Project Management and Engineering

Source Rock Analysis

Petrophysical Analysis

Geochemical Analysis

Drilling Supervision

Development Evaluation

Project Accounting and Professional Services

Other Data Processing

2.8.3

Operator may charge the Joint Account for all cost of services performed with the approval of Operator by the technical and professional personnel of Non‑Operators and their Affiliates.  The costs of such services include salaries and wages, lost time, governmental assessments, employee benefits, rent, utilities, clerical support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable costs.

A Non‑Operator shall bill Operator for the costs of services charged under this Section 2.8.3 on or before the last Day of each Calendar Month for charges for the preceding Calendar Month, to which charges Non‑Operator shall not add an administrative overhead rate.

Exhibit A | 8

2.8.4

Operator’s charges for services under Section 2.8.2 and Section 2.8.3 shall not exceed the commercial rates of non‑affiliated third parties then prevailing in the area considering like quality and availability of the services.

2.9	Insurance

Operator may charge the Joint Account for all premiums paid for insurance to be carried for the benefit of the Joint Operations as required by the Laws, the Contract, or the Agreement.

2.10	Damages and Losses to Property
2.10.1

Operator may charge the Joint Account for all costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause excluding costs for which the Operator would be liable under Article 4.5.D of the Agreement.  Operator shall furnish Non‑Operators written notice of damages or losses incurred more than US$500,000.00 as soon as practical after report of the same has been received by Operator.  All losses more than US$500,000.00 shall be listed separately in the Calendar Month statement of costs and expenditures.

2.10.2

Operator shall credit the Joint Account for all settlements (net of insurance deductibles) received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials.  Each Party shall be credited with its Working Interest share of the credits except where the credits are derived from insurance purchased by Operator for fewer than all Parties in which event the proceeds of the credits shall be credited to those Parties for whom the insurance was purchased in proportion to the contribution of each toward purchase of the insurance.

2.10.3	Operator may charge the Joint Account for all expenditures incurred in the settlement of all losses, claims, damages, and judgments for the account of Joint Operations.
2.11	Litigation, Dispute Resolution, and Associated Legal Expenses
2.11.1

Operator may charge the Joint Account for all costs and expenses of litigation, dispute resolution, and associated legal services provided by non‑affiliated third parties reasonably necessary for the protection or to minimize the cost of the Joint Operations under the Agreement.

2.11.2

Operator may charge the Joint Account for all costs and expenses of litigation, dispute resolution, and associated legal services provided by the legal staff of any Party or Affiliate of a Party upon approval of the Operating Committee.

2.12	Taxes and Duties
2.12.1

Operator may charge the Joint Account for all taxes, duties, assessments, and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income, or net worth of a Party.

2.12.2

If Operator or an Affiliate is subject to income or withholding tax because of services performed at cost for the operations under the Agreement, then Operator’s or the Affiliate’s charges for the services may be increased (grossed up) by the amount of the tax incurred.

2.13	Surveys

Operator may charge the Joint Account for all costs incurred on the Joint Property because of legal requirements for archaeological and geophysical surveys relative to identification and protection of cultural resources

2.14	Environmental

Operator may charge the Joint Account for all costs incurred for environmental or ecological surveys as may be required by any regulatory authority, including costs to provide or have available pollution containment and removal equipment and the costs of actual control, clean up, and remediation resulting from contamination of the environment as required by the Laws, the Contract or as deemed appropriate by Operator for prudent operations.

2.15	Decommissioning and Reclamation

Operator may charge the Joint Account for all costs incurred for decommissioning and reclamation of the Joint Property, including costs required by governmental or other regulatory authority or by the Contract.

2.16	Other Expenditures

Operator may charge the Joint Account for all other direct costs and expenditures incurred by Operator for Joint Operations in accordance with approved Work Programs and Budgets or under the Contract and this Section 2.

Exhibit A | 9

SECTION 3

INDIRECT CHARGES

3.1	Indirect Services And Related Office Costs

Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure.  Indirect costs chargeable under this Section 3 represent the cost of general assistance and support services provided by the Operator and its Affiliates.  These costs are such that it is not practical to identify or associate them with specific projects but are for services that provide Joint Operations with needed and necessary resources, which Operator requires and are of practical benefit to the Joint Operations.  No cost or expenditure included under Section 2 shall be included or duplicated under this Section 3.  The charges under Section 3 are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

3.2	Amount
3.2.1

The indirect charge under Section 3.1 for any month shall equal the greater of (1) the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year‑to‑Date”) determined under Section 3.2.2, less indirect charges previously made under Section 3.1 for the Calendar Year in question, and (2) the amount of the minimum assessment determined under Section 3.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 3.1 for the Calendar Year in question.

3.2.2

Unless exceeded by the minimum assessment under Section 3.2.3, Operator’s aggregate Year‑to‑Date indirect charges shall be a percentage of the Year‑to‑Date expenditures, calculated on the following scale (U.S. Dollars):

Annual Expenditures

The first $0 to $5,000,000 of expenditures = 5%

Next $10,000,000 of expenditures = 3%

All Excess above $15,000,000 of expenditures = 1%

3.2.3	A minimum amount of U.S. $50,000 shall be assessed each Calendar Year calculated from the Effective Date and shall be reduced pro rata for periods of less than a year.
3.2.4	Indirect Charge for Projects

Regarding major projects (including pipelines, gas reprocessing and processing plants, final loading and terminalling facilities, and dismantling for decommissioning of platforms and related facilities), when the estimated cost of each project amounts to more than U.S. $25,000,000, a separate indirect charge for the project shall be approved by the Operating Committee at the time of approval of the project.

During its process of winding‑up Joint Operations, Operator shall charge the greater of the sliding scale percentage rate or the minimum indirect charge for a period of twenty‑four (24) months.  If the winding‑up process continues beyond the end of the period, then the charge shall be confined to and based upon the sliding scale percentage rate.

Notwithstanding the foregoing, the Operating Committee must approve of the Operator’s indirect rates and related calculation method for development operations, Production operations, and dismantling for decommissioning of platforms and related facilities before the submission of the first annual budget for those phases of operations.

3.3	Exclusions

The expenditures used to calculate the indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes on Production or revenue to the Joint Account paid by Operator, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted by Operator from total expenditures in determining the indirect charge.

Exhibit A | 10

SECTION 4
ACQUISITION OF MATERIAL

4.1	Acquisitions

Operator shall charge for Materials purchased for the Joint Account at Operator’s net cost.  The price of Materials purchased shall include export broker’s fees, insurance, transportation and temporary storage charges, loading and unloading fees, import duties, license fees, demurrage (retention charges) associated with the procurement of Materials, and applicable taxes, less all discounts taken.

4.2	Materials Furnished by Operator

Operator shall purchase Materials required for operations for direct charge to the Joint Account whenever practicable, except Operator may furnish Materials from its stock under the following conditions:

4.2.1	New Materials (Condition “A”)

New material shall be classified as Condition “A”.  Such material shall be valued at the net cost determined in accordance with Section 4.1 as if Operator had purchased the new Material just before its transfer, but in no event exceeding the then current market price.

4.2.2	Used Materials (Conditions “B” and “C”)
4.2.2.1

If Operator furnishes used Material, then the Material must be in sound and serviceable condition and suitable for use without repair or reconditioning.  Operator shall classify such Material as Condition “B” and price the Material at 75% of the new purchase net cost at the time of transfer.

4.2.2.2

Regarding Materials not meeting the requirements of Section 4.2.2.1, but which can be made suitable for use after being repaired or reconditioned, Operator shall classify such material as Condition “C” and price the Material at 50% of the new purchase net cost at the time of transfer.  Operator may charge the Joint Account with the cost of reconditioning if the Condition “C” price, plus cost of reconditioning, does not exceed the Condition “B” price; and if that Material so classified meets the requirements for Condition “B” Material upon being repaired or reconditioned.

4.2.2.3	Operator shall price Material that cannot be classified as Condition “B” or Condition “C” at a value commensurate with its use.
4.2.2.4

Operator shall grade Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked‑down condition, as to condition as provided in Section 4.2.2, and price same on the basis of knocked‑down price of like new Material.

4.2.2.5

Operator shall grade Material including drill pipe, casing, and tubing, that is no longer useable for its original purpose but is useable for some other purpose, as to condition as provided in Section 4.2.2 and price same on the basis of the current price of items normally used for the other purpose if sold to third parties.

4.3	Premium Prices

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 because of national emergencies, strikes, or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred in procuring the Material, in making it suitable for use, and in moving it to the Contract Area.

4.4	Warranty of Material Furnished by Operator

Operator does not warrant the condition or fitness for the purpose intended of the Material furnished.  If defective Material is furnished by Operator for the Joint Account, then any credit granted shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

Exhibit A | 11

SECTION 5

DISPOSAL OF MATERIALS

5.1	Disposal

Operator shall be under no obligation to purchase the interest of Non‑Operators in new or used surplus Materials.  Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of US$1,000,000.00 or more.  When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non‑Operator of the original cost of the Material to the Joint Account so that the Parties may eliminate the costs from their asset records.  Operator shall credit the Joint Account for Material sold by Operator in the month in which payment is received for the Material.  Any Material sold or disposed of by Operator under this Section 5 shall be on an “as is, where is” basis without guarantees or warranties of any kind or nature.  If Operator incurs costs in disposing of the Materials, then Operator may charge such costs to the Joint Account.

5.2	Material Purchased by a Party or Affiliate

Operator shall credit to the Joint Account proceeds received from Material purchased from the Joint Property by a Party or its Affiliate, and value new Material in the same manner as new Material under Section 4.2.1 and value used Material in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3	Division In Kind

If Material is divided among the Parties, the division shall be in proportion to the Parties’ respective interests in the Material.  Thereupon, the Operator shall charge each Party with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

5.4	Sales to Third Parties

Operator shall credit proceeds received from Material purchased from the Joint Property by third parties to the Joint Account at the net amount collected by Operator from the buyer.  If the sales price is less than the value determined in accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required before the sale.  Any claims by the buyer for defective Materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

SECTION 6
INVENTORIES

6.1	Periodic Inventories ‑ Notice and Representation

Operator shall take at reasonable intervals, but at least annually, inventories of all Material held in warehouse stock on which detailed accounting records are normally maintained.  Operator shall charge the expense of conducting periodic inventories to the Joint Account.  Operator shall give Non‑Operators written notice at least sixty (60) Days in advance of its intention to take inventory, and Non‑Operators, at their sole cost and expense, shall each be entitled to have a representative present.  If any Non‑Operator fails to be represented at the inventory, such Non‑Operator shall be bound to accept the inventory taken by Operator.  Operator shall in any event furnish each Non‑Operator with a reconciliation of overages and shortages and charge any inventory adjustments for overages and shortages to the Joint Account.  Any adjustment equal to US$250,000.00 or more shall be brought to the attention of the Operating Committee.

6.2	Special Inventories

Whenever there is a sale or change of a Working Interest in the Agreement, Operator shall take a special inventory provided the seller, the purchaser, or both agree to bear all of the expense of the inventory.  Both the seller and the purchaser shall be entitled to be represented when the special inventory occurs and shall be bound by the inventory taken.

Exhibit A | 12

EXHIBIT B
DECOMMISSIONING PROCEDURES

SECTION 1 ‑ DEFINITIONS

In this Exhibit B, all capitalized terms defined in the Agreement shall have the respective meanings as set out in the Agreement, and the capitalized terms below shall have the following meanings:

1.1	Decommissioning Work Program and Budget means the Decommissioning plan, schedule and budget in respect of the Contract Area approved, or deemed approved, under Article 6.5 of the Agreement.
1.2	Decommissioning Trust Fund means the trust fund established under Section 4 below.
1.3	Discount Rate means interest at ten percent (10%) per annum.
1.4	End Date means the date upon which the Production of Petroleum by the Parties from the Contract Area is expected to permanently cease.
1.5	Net Value means Operator’s bona fide estimate of
(A)	the aggregate of:
(1)	the sales value of the quantity of Petroleum forecast to be produced and delivered using the Production forecast contained in the Development Plan,

Multiplied by

the weighted average sales price for sales of each type of produced Petroleum from the Contract Area during the preceding Calendar Year,

plus

(2)

the value of any tariffs or other income that it is reasonably anticipated will be received by the Parties from use of the Joint Property by third parties before Decommissioning under transportation, processing and other agreements actually concluded as of the relevant calculation date;

plus

(3)	the anticipated proceeds of sale of any surplus Joint Property to be sold prior to Decommissioning;

less

(B)

in each case the costs attributable to the such items, excluding costs of Decommissioning and including operating and capital costs (other than of Decommissioning), sales costs, taxes and other Government take (including but not limited to royalty, corporation tax, supplementary charge to corporation tax, petroleum revenue tax and other profit or petroleum‑based taxes, to the extent applicable), but crediting against such costs any tax allowances and any Government grants, allowances or other assistance given or expected to be given concerning Joint Operations or Joint Property (other than any tax allowances expected to be available to any Party regarding the costs of Decommissioning), with each such item of revenue or expenditure discounted from the date it is anticipated to be earned or incurred to the date of determination of Net Value at the Discount Rate.

1.6	Run Down Period means the period of time that begins on the Trigger Date and ends at the End Date.
1.7	Trigger Date has the meaning ascribed to it in Section 4.2.
1.8	Trust Fund Cash Call has the meaning ascribed to in Section 4.3.

SECTION 2 ‑ PURPOSE

The purpose of these Decommissioning Procedures is to ensure that each Party provides adequate Security for the benefit of the other Parties for due payment of all Cash Calls payable by it under the Agreement in respect of its liability to contribute to Decommissioning Costs.

Exhibit B | 1

SECTION 3‑ ESTIMATE OF DECOMMISSIONING COSTS AND PREPARATION OF DECOMMISSIONING WORK PROGRAM AND BUDGET

3.1	Preliminary Estimates

Starting two (2) years after the date on which deliveries of Petroleum commence to a Delivery Point and annually until the Trigger Date, Operator shall calculate and present to the Parties a preliminary estimate of:

(A)

the Decommissioning Cost, on a pre‑tax basis, both undiscounted and discounted at the Discount Rate as of the end of each Calendar Year through the end of the Run Down Period, with Decommissioning Costs consisting of Operator’s good faith estimate;

(B)	the Net Value at the end of each Calendar Year up to the end of the Run Down Period;
(C)	the likely Trigger Date; and
(D)	the Hydrocarbon prices and petroleum Production profiles used in calculating the Trigger Date and the Run Down Period.

Operator will review its estimate during each Calendar Year until Section 3.2 applies, and will advise the Parties of the revised estimates annually along with delivery of the Annual Work Program and Budget under Article 6.5 of the Agreement.

3.2	Decommissioning Work Program and Budget

Operator will prepare and submit the Decommissioning Work Program and Budget, amendments thereto, estimates of Decommissioning Costs (undiscounted and discounted at the Discount Rate as of the end of each Calendar Year through the end of the Run Down Period) and estimates of total Net Value (as of the end of each Calendar Year through the end of the Run Down Period) under Article 6.5 of the Agreement.

3.3	Failure to Submit Preliminary Estimates or Decommissioning Work Programs and Budget

If Operator fails to submit any estimate required under Section 3.1 or any Decommissioning Work Program and Budget or estimate required under Section 3.2 by the date required, any Non‑Operator shall be entitled to serve notice on Operator requiring it to do so, and if Operator fails to submit such item to all Parties within ninety (90) Days after receipt of such notice, any Non‑Operator may refer the determination of the missing estimate or Decommissioning Work Program and Budget to an Expert under Article 18.3 of the Agreement.  Once such a matter has been referred to an Expert, the estimate or Decommissioning Work Program and Budget selected by the Expert shall govern for all purposes of the Agreement (including this Exhibit) until a new estimate or revised Decommissioning Work Program and Budget is required under this Exhibit.

SECTION 4 ‑ CONTRIBUTIONS TO TRUST FUND

4.1	Trust Fund Cash Calls

Subject only to Section 5, each Party will be required to pay Cash Calls for the creation of the Decommissioning Trust Fund.  Unless unanimously approved otherwise, each Party shall bear the Decommissioning Costs proportionally to its respective Working Interest.

4.2	Trigger Date

The obligations of the Parties to commence paying Trust Fund Cash Calls (or provide Security under Section 5 in lieu of such payments) with respect to any Development and Production Area shall commence when the “Trigger Date” occurs, being the first Day of the Calendar Month after the Calendar Month in which the proven reserves remaining in a Development and Production Area is less than fifty percent (50%) of the proven reserves originally in that Development and Production Area.  The obligations of the Parties under Sections 4 and 5 shall, once the Trigger Date has occurred, remain in effect regardless of whether a subsequent estimate submitted by Operator under Section 3.1 or Section 3.2 shows the undiscounted Net Value as greater than or equal to 200% of the Decommissioning Cost.

4.3	Decommissioning Trust Fund

The Parties shall contribute to the Decommissioning Trust Fund and Operator is instructed and authorized to make annual Cash Calls (“Trust Fund Cash Calls”) on each Party in respect of an amount calculated in accordance with the following formula:

(A)	in respect of the Calendar Year in which the Trigger Date falls and each subsequent Calendar Year beginning during the first half of the Run Down Period:

Trust Fund Cash Call = (PI x DC)/Y – (Security)

Exhibit B | 2

(B)	in respect of each Calendar Year beginning in the second half of the Run‑Down Period:

Trust Fund Cash Call = (PI X DC) ‑ (Fund + Security)

where:

PI is the Working Interest of the Party on whom the Trust Fund Cash Call is made,

DC is the latest Decommissioning Cost estimate delivered by Operator,

Y is one half of the number of Calendar Years and partial Calendar Years constituting the Run Down Period (rounded up in the event the number of Calendar Years and partial Calendar Years is an odd number),

Fund is the total funds of that Party held in trust in the Decommissioning Trust Fund,

Security is the total amount of security provided by that Party that satisfies the requirements of Section 5 of this Exhibit.

If the Trust Fund Cash Call is negative it is deemed to be zero.

The first Trust Fund Cash Call shall be due within thirty (30) Days after receipt and each subsequent Trust Fund Cash Call shall be due on or before January 1 of the Calendar Year to which it applies (but in no event earlier than fifteen (15) Days after receipt).  Operator shall provide the Parties with annual statements showing the then current estimate of Decommissioning Costs, the amount in the Decommissioning Trust Fund, and the projected amount of any overage or underage.

4.4	Trustee

A suitably qualified independent trustee employed by a commercial financial institution having a long term debt rating of at least AA by Standard & Poor’s, or A by Moody’s Investors Service, or an equivalent rating by a successor entity to either agency will, subject to approval by the Operating Committee under the voting provisions of the Agreement, be the trustee of the Security and the Decommissioning Trust Funds.

In the event the Operating Committee fails to approve a trustee by the required vote, then that trustee with the most support shall be appointed, and in the event of a tie, the Operator shall select one of the trustee candidates having the most support.

The Security documents and any cash received into the Decommissioning Trust Funds will be held by the trustee for the benefit of each Party according to its net contributions.  Operator shall promptly deposit the proceeds of each Trust Fund Cash Call into the trust account.  The Decommissioning Trust Fund shall be invested, subject to any direction from the Operating Committee, in a separate interest‑bearing account.

4.5	Trust

The trustee of the Decommissioning Trust Fund will be required to enter into a trust deed approved by the Operating Committee under which it will hold all capital (including all documents evidencing Security) and accrued interest in trust, to withdraw from the Decommissioning Trust Fund to pay all Decommissioning Costs.  Interest accrued in the trust shall become part of the Decommissioning Trust Fund for the account of each Party in proportion to its share of the principal balance on the date the interest accrues.

4.6	Cash Calls for Decommissioning Costs

Operator will issue Cash Calls for Decommissioning of the Joint Property separately from other Cash Calls and shall copy the same to the trustee of the Decommissioning Trust Fund.  If any such Cash Call is not paid directly by a Party by the due date for payment of such Cash Call or if a Party so elects by notice to the trustee prior thereto (such election to be made in sufficient time to enable the trustee to meet the Cash Call by the due date for payment thereof), then Operator shall require payment from and invoice the trustee and the trustee shall within fifteen  (15) Days pay the amount of the Cash Call.  In the event payment is required and there are insufficient funds standing to the credit of that Party in the Decommissioning Trust Fund to meet such Cash Call, then the trustee shall take all steps necessary to realize any security established by that Party under Section 5 and shall hold the excess of such realized security over the amount of such Cash Call for the account of such Party in the Decommissioning Trust Fund.

4.7	Maintenance Requirement

Each Party shall continue to maintain funds in the Decommissioning Trust Fund and/or Security as necessary to satisfy the aggregate Trust Fund Cash Calls it has received under this Exhibit, less any amounts drawn by the Trustee to pay Decommissioning Costs under Section 4.6, until the later of the time of completion of Decommissioning as set forth in the latest Decommissioning Work Program and Budget and the first (1st)

Exhibit B | 3

anniversary of the End Date.  If Security provided by a Party at any time ceases at any time before such date to meet the definition of Security, then within thirty (30) Days of such occurrence, such Party must either (i) pay an amount in cash equivalent to the outstanding face value of such Security, plus interest that would have accrued in the Decommissioning Trust Fund had such Party paid all Trust Fund Cash Calls within fifteen (15) Days of receipt, to the trustee for deposit in the Decommissioning Trust Fund or (ii) replace the defective Security with qualifying Security.

4.8	Surplus

If any funds remain for the account of any Party in the Decommissioning Trust Fund or alternative Security are held for the account of any Party at the later of time of completion of Decommissioning as set forth in the latest Decommissioning Work Program and Budget and the first (1st) anniversary of the End Date, the unused funds, including unused interest, shall be repaid and the remaining Security released to the Party or Parties for whose account they are held.

4.9	Audit

The Decommissioning Trust Fund is subject to audit under the Accounting Procedure.

SECTION 5 – SECURITY AS AN ALTERNATIVE

5.1	Party may elect to provide Security

Instead of complying with the obligation to pay a Trust Fund Cash Call, a Party may elect to provide Security to the trustee of the Decommissioning Trust Fund.  Such fully documented Security must be provided at or before the date on which the relevant Trust Fund Cash Call becomes due for payment in an amount equal or exceeding the amount of the relevant Trust Fund Cash Call.

SECTION 6 ‑ DEFAULT

6.1	Consequences of Failure to Pay or Furnish Security

If any Party fails to pay a Trust Fund Cash Call without having provided Security as specified in Section 5, or fails to provide renewal or replacement Security as required by Section 4.7, the failure shall for all purposes be treated as a default under the Agreement.

6.2	Non‑compliance

Where any Party believes that the Security provided by any other Party does not comply at any time with the requirements of Section 5, it may notify all Parties and state the reasons for the purported non‑compliance.  The Party whose Security is alleged to be non‑compliant must within fifteen (15) Business Days either prove to the other Parties’ reasonable satisfaction that its Security does comply with Section 5 or take the remedial actions required under Section 4.7 in the event of defective Security.  If the Dispute remains unresolved the issue of adequacy of Security may be submitted for decision by an Expert under Article 18.3 of the Agreement and the requirement to take remedial actions will be deferred until a determination is made.

SECTION 7 ‑ ALTERNATIVE ARRANGEMENTS

7.1	Other Arrangements

If at any time the Parties unanimously agree that provision for security for Decommissioning Costs would better be met by means of a joint assurance or other arrangement then the provisions of this Exhibit may be superseded by such arrangement.

7.2	Review

If at any time (including before the Run Down Period) any Party gives notice to the other Parties that:

(A)	it considers the objectives of this Exhibit B can be met in a way which is more beneficial to the Parties, taking into account, inter alia, tax considerations; or
(B)	for any other reason the provisions of this Exhibit do not result in adequate security being provided for the meeting of all Decommissioning Costs;

then the Parties shall promptly meet to review this Exhibit in good faith to decide whether changes acceptable to all the Parties should be put into effect.

Exhibit B | 4

EXHIBIT C

FORM OF CERTIFICATE OF ANTI‑BRIBERY COMPLIANCE

[Certifying Party Letterhead]

To:	[ ], [ ], [ ], and [ ]
Re:	Annual Certification

Dear Sir,

Pursuant to Article 20.1.G of the Joint Operating Agreement dated [                 ] among [                 ], [                 ], [                 ], and [                 ] (“Agreement”), the undersigned hereby confirms that throughout the twelve (12) months ending 31st December [                 ], [Certifying Party], its Affiliates and their respective directors, officers, employees and personnel, have complied with their warranties and covenants set out in Article 20.1.A of the Agreement.

The certificate is issued by the undersigned duly authorized representative for and on behalf of [Certifying Party] after having made due enquiry as to the matters set out above, but without personal liability on the part of such authorized representative.

Yours faithfully,

Name and Title:

[an executive director or officer of Certifying Party]

Exhibit C | 1